Exhibit 10.4.1
CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT, MARKED BY BRACKETS, WERE OMITTED BECAUSE THOSE PORTIONS ARE NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL TO THE COMPANY IF PUBLICLY DISCLOSED.

CO-CO COLLABORATION AGREEMENT
between
ALNYLAM PHARMACEUTICALS, INC.
and
REGENERON PHARMACEUTICALS, INC.
Dated as of [●], [●]

Article 1	DEFINITIONS
Article 2	COLLABORATION MANAGEMENT
2.1	Joint Steering Committee
2.2	Joint Development Committee
2.3	Joint Commercialization Committee
2.4	Joint Finance Committee
2.5	Joint Manufacturing Committee
2.6	General Provisions Applicable to Joint Committees
2.7	Committees under the Master Agreement and other Co-Co Collaboration Agreements and License Agreements
2.8	Sub-Committees and Working Groups
2.9	Discontinuation of Participation on a Committee
2.10	Alliance Manager
Article 3	DEVELOPMENT AND REGULATORY
3.1	Development Activities
3.2	Development Costs
3.3	Information Exchange
3.4	Records and Reports
3.5	Opt-Out Rights
3.6	Regulatory Matters
3.7	Material Transfer
3.8	[***]
Article 4	COMMERCIALIZATION
4.1	In General
4.2	Commercialization Plan and Budget
4.3	Diligence
4.4	Compliance with Applicable Law
4.5	Booking of Sales; Distribution
4.6	Promotional Materials
4.7	Product Trademarks and Domain Names
4.8	Use of Corporate Names
4.9	Commercialization Reports
4.10	Commercialization Costs
Article 5	MANUFACTURING AND SUPPLY
5.1	Manufacturing Coordination
5.2	Early Stage Supply Requirements
5.3	Late Stage Supply Requirements
5.4	Technology Transfer to Alnylam
5.5	Costs of Manufacture
5.6	Certain Alnylam Third Party Contractor Requirements
5.7	Development of Delivery Systems for Collaboration Products

(continued)

5.8	Fill-Finish Manufacturing Activities for Collaboration Products
Article 6	GRANT OF RIGHTS
6.1	[Grants to Regeneron
6.2	[Grants to Alnylam.]
6.3	Sublicenses
6.4	No Implied License; Retention of Rights
6.5	In-License Agreements
6.6	Confirmatory Patent License
6.7	Exclusivity
Article 7	PAYMENTS
7.1	Sharing of Development Costs and Profits
7.2	Opt-Out Payments
7.3	Adjustments to FTE Rates
7.4	Invoices and Documentation
7.5	Payment Method and Currency
7.6	Taxes
7.7	Resolution of Payment Disputes
7.8	Late Fee
7.9	Books and Records
7.10	Audits and Adjustments
7.11	Accounting Standards
Article 8	INTELLECTUAL PROPERTY
8.1	Ownership of Intellectual Property
8.2	Prosecution and Maintenance of Patents
8.3	Enforcement of Patents and Information
8.4	Administrative Proceedings
8.5	Invalidity or Unenforceability Defenses or Actions
8.6	Infringement Claims by Third Parties
8.7	Product Trademarks and Domain Names
8.8	Discussion of Potential Material Intellectual Property Issues
8.9	Intellectual Property that Relates to Multiple Programs
8.10	[Transition of Patent Matters
Article 9	CONFIDENTIALITY AND NON-DISCLOSURE
9.1	Confidentiality Obligations
9.2	Permitted Disclosures
9.3	Use of Name
9.4	Public Announcements
9.5	Publications
9.6	Return of Confidential Information
9.7	Confidential Information that Relates to Multiple Programs
Article 10	REPRESENTATIONS AND WARRANTIES
10.1	Mutual Representations and Warranties

(continued)

10.2	Additional Representations, Warranties and Covenants of Alnylam
10.3	Additional Representations and Warranties of Regeneron
10.4	DISCLAIMER OF WARRANTIES
10.5	Additional Covenants
Article 11	INDEMNITY
11.1	Indemnity
11.2	Indemnity Procedure
11.3	Insurance
Article 12	TERM AND TERMINATION
12.1	Term
12.2	Termination for Material Breach
12.3	Termination for Insolvency
12.4	Rights in Bankruptcy
12.5	Additional Lead Party Termination Right
12.6	Effects of Termination
12.7	Remedies
12.8	Accrued Rights; Surviving Obligations
Article 13	MISCELLANEOUS
13.1	Force Majeure
13.2	Assignment
13.3	Severability
13.4	Governing Law, Jurisdiction and Service
13.5	Dispute Resolution
13.6	Notices
13.7	Entire Agreement; Amendments
13.8	LIMITATION OF DAMAGES
13.9	Equitable Relief
13.10	Waiver and Non-Exclusion of Remedies
13.11	No Benefit to Third Parties
13.12	Further Assurance
13.13	Relationship of the Parties
13.14	Counterparts; Facsimile Execution
13.15	References
13.16	Schedules
13.17	Construction

CO-CO COLLABORATION AGREEMENT

This Co-Co Collaboration Agreement (this “Agreement”) is made and entered into effective as of [●], [●] (the “Effective Date”) by and between Alnylam Pharmaceuticals, Inc., a corporation organized under the laws of Delaware (“Alnylam”), and Regeneron Pharmaceuticals, Inc., a corporation organized under the laws of New York (“Regeneron”). Alnylam and Regeneron are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS

WHEREAS, Alnylam and Regeneron entered into that certain Master Agreement, dated as of [______ __], 2019 (the “Master Agreement”), pursuant to which, among other things, Alnylam and Regeneron conducted certain research and development activities with respect to siRNAs Directed to the Target (as hereinafter defined) under a Program (as defined in the Master Agreement) for the Target (the “Target Program”); and
WHEREAS, pursuant to the terms of the Master Agreement, the Parties are now obligated to enter into a Co-Co Collaboration Agreement (as defined in the Master Agreement) with respect to the Target Program in order for the Parties to further collaborate on the research, development and commercialization of Collaboration Products Directed to the Target on the terms and subject to the conditions as set forth herein (each initially capitalized term as defined below).
NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:
Article 1
DEFINITIONS
Unless otherwise specifically provided herein, the following terms shall have the following meanings:
1.1    “AAA” has the meaning set forth in Schedule 1.
1.2    “Accounting Standards” means, with respect to either Party, generally accepted accounting principles as applicable in the United States or International Financial Reporting Standards of the International Accounting Standards Board, in each case, as generally and consistently applied throughout such Party’s organization. Each Party shall promptly notify the other Party in writing if such Party changes the Accounting Standards pursuant to which its records are maintained.

1.3    “Acquired Party” has the meaning set forth in Section 6.7.2(a).
1.4    “Acquirer” has the meaning set forth in Section 6.7.2(a).
1.5    “Acquiring Party” has the meaning set forth in Section 6.7.2(a).
1.6    “Acquisition Product” has the meaning set forth in Section 6.7.2(a).
1.7    “Additional Alnylam In-Licenses” means the agreements identified in Section 2 of Schedule 1.107.
1.8    “Adverse Ruling” has the meaning set forth in Section 12.2.
1.9    “Affiliate” means, with respect to a Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person for so long as such Person controls, is controlled by or is under common control with such first Person, regardless of whether such Affiliate is or becomes an Affiliate on or after the Effective Date. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence; provided that such foreign investor has the power to direct the management or policies of such entity.
1.10    “Agreement” has the meaning set forth in the preamble hereto.
1.11    “Alliance Manager” has the meaning set forth in Section 2.10.
1.12    “Alnylam” has the meaning set forth in the preamble hereto.
1.13    “Alnylam Background Technology” means (a) Information that is necessary or reasonably useful to Exploit any Collaboration Product and (b) Patent Rights that Cover any Collaboration Product or the Exploitation of any Collaboration Product, in each case, ((a) and (b)), that are Controlled by Alnylam or its Affiliates during the Term, but excluding Alnylam Collaboration IP and Alnylam’s interest in the Joint Collaboration IP. [***]

1.14    “Alnylam Background Technology Improvements” means any developments, enhancements, modifications or other improvements to, or progeny, mutants, fragments, or derivatives of the Alnylam Background Technology that (a) are made by or on behalf of either Party or its Affiliates or its or their Sublicensees under or in connection with this Agreement, and (b) with respect to any of the foregoing constituting (i) Information, are not specifically and solely related to any Product-Specific Factor and (ii) Patent Rights, do not include any claim the practice of which necessarily requires the presence or direct use of a Product-Specific Factor.
1.15    “Alnylam Collaboration IP” means (a) any improvement, discovery or Information, patentable or otherwise, that is conceived or reduced to practice (in whole or in part) or otherwise identified, discovered, made or developed, as applicable, solely by individuals who are employees, agents or consultants of Alnylam or its Affiliates or its or their Sublicensees, in each case, under or in connection with this Agreement, and (b) any Patent Rights that Cover such improvements, discoveries or Information described in clause (a). Alnylam Collaboration IP excludes Alnylam’s interest in Joint Collaboration IP and any Regeneron Background Technology Improvements. Patent Rights constituting Alnylam Collaboration IP are either Alnylam Core Technology Patents or Alnylam Product-Specific Patents, as the case may be.
1.16    “Alnylam Core Technology Know-How” means Alnylam Know-How other than Alnylam Product-Specific Know-How.
1.17    “Alnylam Core Technology Patents” means Alnylam Patents (other than Alnylam Product-Specific Patents), including those Patent Rights set forth on Schedule 1.17.
1.18    “Alnylam Cost Report” has the meaning set forth in Section 7.2.10.
1.19    [“Alnylam Delivery Patents” has the meaning set forth in Section 8.2.3.]1
1.20    “Alnylam In-License” means any (a) Existing Alnylam In-License; (b) Product-Specific In-License between Alnylam (or its Affiliates) and a Third Party entered into after the Effective Date but only to the extent that such agreement is designated as an Alnylam In-License pursuant to Section 6.5.1(a); or (c) Core Technology In-License between Alnylam (or its Affiliates) and a Third Party entered into after the Effective Date but only to the extent such agreement is designated as an Alnylam In-License pursuant to Section 6.5.1(c) or Section 6.5.1(d). In the event that a given Product-Specific In-License (as defined in the Master Agreement) or Core Technology In-License (as defined in the Master Agreement) between Alnylam (or its Affiliates) and a Third Party was designated to be an Alnylam In-License (as defined in the Master Agreement) for the Target Program pursuant to the Master Agreement, then such agreement shall also be an Alnylam In-License for this Agreement (as a Product-Specific In-License or Core Technology In-License, as applicable, but shall not be an Existing Alnylam In-License).
1 Note to Draft: Include this definition only if the Target is a CNS Target.

1.21    “Alnylam Indemnitees” has the meaning set forth in Section 11.1.2.
1.22    “Alnylam Internal Manufacturing Costs” has the meaning set forth in the definition of “Minimum Internal Manufacturing Requirements”.
1.23    “Alnylam Know-How” means (a) the Information included in the Alnylam Collaboration IP; (b) Alnylam’s interest in the Information included in the Joint Collaboration IP; and (c) the Information included in Alnylam Background Technology or in any Alnylam Background Technology Improvements that is not in the public domain or otherwise generally known.
1.24    “Alnylam Managed Patents” has the meaning set forth in Section 10.2.4.
1.25    “Alnylam Manufacturing Technology” means Alnylam Technology relating to the Manufacturing Process of a Collaboration Product that is Controlled by Alnylam or its Affiliates during the Term.
1.26    “Alnylam Patents” means (a) the Patent Rights included in the Alnylam Collaboration IP, (b) Alnylam’s interest in the Joint Collaboration Patents and (c) the Patent Rights included in any Alnylam Background Technology or in any Alnylam Background Technology Improvements.
1.27    “Alnylam Product-Specific Know-How” means Alnylam Know-How that is specifically and solely related to Product-Specific Factors.
1.28    “Alnylam Product-Specific Patents” means the Alnylam Patents that include at least one claim, the practice of which necessarily requires the presence or direct use of a Product-Specific Factor, including those Patent Rights set forth on Schedule 1.28. For clarity, Alnylam Product-Specific Patents exclude [***].
1.29    “Alnylam siRNA Platform” means Alnylam Background Technology that relates generally to Alnylam’s siRNA platform and is not primarily related to any Collaboration Product.
1.30    “Alnylam Specific Activities” means, [***].
1.31    “Alnylam Specific Activities Costs” means, if Alnylam exercises its Opt-Out Right, the Out-of-Pocket Costs and Development FTE Costs incurred by Alnylam in accordance with a pre-agreed plan and budget in connection with any Alnylam Specific Activities after Alnylam exercises its Opt-Out Right, but excluding, in all cases, any costs with respect to the Ongoing Candidate Discovery Development Activities. For purposes of the use of the term “Development FTE Costs” in this definition, references to a Development Plan and Budget shall be deemed references to the foregoing pre-agreed plan and budget.

1.32    “Alnylam Technology” means, collectively, Alnylam Know-How and Alnylam Patents.
1.33    “Alnylam Termination Core Technology Know-How” means Alnylam Termination Know-How other than Alnylam Termination Product-Specific Know-How.
1.34    “Alnylam Termination Core Technology Patents” means Alnylam Termination Patents other than Alnylam Termination Product-Specific Patents.
1.35    “Alnylam Termination Know-How” means any Alnylam Know-How existing as of the effective date of termination of this Agreement that (a) is not in the public domain or otherwise generally known and (b) is necessary or reasonably useful to further Exploit a Terminated Product (i) as such Terminated Product exists as of the effective date of termination of this Agreement or (ii) based on the Development Plan and Budget in effect as of the effective date of termination of this Agreement.
1.36    “Alnylam Termination Patents” means (a) any Alnylam Patents existing as of the effective date of termination of this Agreement that are necessary or reasonably useful to Exploit a Terminated Product (i) as such Terminated Product exists as of the effective date of termination of this Agreement or (ii) based on the Development Plan and Budget in effect as of the effective date of termination of this Agreement, and (b) any Patent Rights that claim priority to any Alnylam Patents in clause (a).
1.37    “Alnylam Termination Product-Specific Know-How” means Alnylam Termination Know-How that is specifically and solely related to Product-Specific Factors.
1.38    “Alnylam Termination Product-Specific Patents” means the Alnylam Termination Patents that include at least one claim, the practice of which necessarily requires the presence or direct use of a Product-Specific Factor.
1.39    “ANDA Act” has the meaning set forth in Section 8.3.5.
1.40    “Anticipated FCS Date” means, with respect to a Collaboration Product and a country, the date agreed upon by the JSC (or the Executive Officers pursuant to Section 2.6.3(b) [***]) in advance as the expected date of First Commercial Sale of such Collaboration Product in such country. The JSC shall agree upon such date twenty-four (24) months in advance of its expected occurrence. In the event that Development timelines are shortened such that the JSC is unable to anticipate the expected date of the applicable First Commercial Sale twenty-four (24) months in advance of its expected occurrence, the JSC shall attempt to agree upon the expected date of such First Commercial Sale as soon as practicable after the JSC determination of the filing date for the Drug Approval Application for such Collaboration Product in such country.

1.41    “Anticipated IND Submission Date” has the meaning set forth in Section 3.1.3(a).
1.42    “API” means any active pharmaceutical (including biological) ingredient or component (but excluding, for clarity, an adjuvant or excipient).
1.43    “Applicable Law” means applicable laws, rules, and regulations, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities, that may be in effect from time to time.
1.44    “ASO” means a single-stranded antisense oligonucleotide.
1.45    “Baseline Annual Commercialization Plan and Budget” means the initial Commercialization Plan and Budget approved by the JSC (or the Executive Officers pursuant to Section 2.6.3(b) [***]) for a given Calendar Year (plus any partial Calendar Year, if applicable, as set forth in Section 4.2.2(b)) for the binding portion of such Commercialization Plan and Budget, and any amendment thereto, that was approved by the JSC by consensus or the Executive Officers pursuant to Section 2.6.3(b) (i.e., without the Lead Party exercising its final decision-making authority).
1.46    “Baseline Annual Development Plan and Budget” means, with respect to a Development Plan and Budget, (a) the initial Pre-Clinical Plan and Budget, the initial Phase 1 Development Plan and Budget, the initial Phase 2 Development Plan and Budget or the initial Late Stage Development Plan and Budget, as applicable, for a given Calendar Year approved by the JSC (or the Executive Officers pursuant to Section 2.6.3(b) [***]) for the binding portion of such Development Plan and Budget, and (b) any amendment thereto, that was approved by the JSC by consensus or the Executive Officers pursuant to Section 2.6.3(b) (i.e., without the Lead Party exercising its final decision-making authority) or deemed approved by the Participating Party pursuant to Section 3.2.2(b) [or approved pursuant to Section 2.6.3(b)(vi)]2.
1.47    “Breaching Party” has the meaning set forth in Section 12.2.
1.48    “Business Day” means a day other than a Saturday, Sunday or another day of the week on which commercial banks in New York, New York or Boston, Massachusetts, are authorized or required by Applicable Law to remain closed.
1.49    “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.
2 Note to Draft: Include this bracketed language only in Co-Co Collaboration Agreements where (1) Alnylam is the initial Lead Party and (2) the Target Program was a CNS Program under the Master Agreement.

1.50    “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.
1.51    “Change of Control” means, with respect to a Party (or its ultimate parent), (a) a merger, acquisition, consolidation or reorganization of such Party (or its ultimate parent) with a Third Party that results in the voting securities of such Party (or its ultimate parent) outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, or (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the “beneficial owner” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder (or, in each case, any successor thereto), except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right may be exercised immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Party (or its ultimate parent), or (c) the sale or other transfer to a Third Party, whether directly or indirectly by a Party or an Affiliate thereof, of all or substantially all of such Party’s (or its ultimate parent’s) business.
1.52    “Claim” has the meaning set forth in Section 11.1.1.
1.53    “Clinical Data” means all Information with respect to any Collaboration Product that is made, collected, or otherwise generated under or in connection with Clinical Trials, including any data, reports, and results with respect thereto.
1.54    “Clinical Supply Cost” means the Manufacturing Costs for the Early Stage Supply Requirements or the Late Stage Development Supply Requirements, as applicable, [***].
1.55    “Clinical Trial” means (a) any Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial or Registration Enabling Trial, (b) such other tests and studies in human subjects that are required by Applicable Law, or otherwise recommended by the Regulatory Authorities, to obtain or maintain Regulatory Approvals for a Collaboration Product for an indication, including tests or studies that are intended to expand the Product Labeling for such Collaboration Product with respect to such indication and (c) any open label extension study of a Collaboration Product.

1.56    “Co-Co Collaboration Agreement” means any Co-Co Collaboration Agreement (as defined in the Master Agreement) that is entered into by the Parties (or their respective Affiliates) pursuant to the Master Agreement, but excluding this Agreement.
1.57    “Collaboration Product” means any product containing an siRNA Directed to the Target as a Relevant Organ Product that is Developed under and in accordance with the Master Agreement or this Agreement [***].
1.58    “Combination Product” means a Collaboration Product that is comprised of or contains an siRNA Directed to the Target as an API together with one or more other APIs and is sold either as (i) a fixed dose, (ii) separate doses in a single package or (iii) separate doses in separate packages but for a single price.
1.59    “Commercial Overhead Charge” means, [***].
1.60    “Commercial Supply Requirement” means the quantities of Collaboration Products that are reasonably required to fulfill requirements for commercial sales in the Territory, and other Commercialization uses with respect to the Collaboration Products in the Territory.
1.61    “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a Collaboration Product, including activities related to marketing, promoting, distributing, and importing such Collaboration Product, and interacting with Regulatory Authorities regarding any of the foregoing after such Collaboration Product has received Regulatory Approval, including seeking Pricing Approvals, maintaining Regulatory Approvals, conducting Non-Approval Trials, commercial pharmacovigilance and health outcomes research and publishing scientific studies other than in connection with Development. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization.
1.62    “Commercialization Budget” has the meaning set forth in Section 4.2.2.
1.63    “Commercialization Plan and Budget” means the three (3) year rolling comprehensive plan for the worldwide Commercialization of the Collaboration Products, which shall include the following:
1.63.1    the overall strategy for Commercializing the Collaboration Products, including target product profiles, branding, positioning, Promotional Materials, field force size and core messages for the Collaboration Products in the Territory;
1.63.2    strategies for the Detailing and promotion of the Collaboration Products in the Territory;
1.63.3    market and sales forecasts for the Collaboration Products;

1.63.4    Non-Approval Trials; and
1.63.5    anticipated timeline and Commercialization Budget for the Commercialization of the Collaboration Products.
1.64    “Commercially Reasonable Efforts” means, with respect to the performance of Development, Commercialization, or Manufacturing activities with respect to a Collaboration Product by a Party or other applicable activities by a Party hereunder, the carrying out of such activities in a diligent manner using efforts and resources [***] devote to products of similar market potential at a similar stage in development or product life, taking into account all scientific, commercial, and other factors that such Party and its Affiliates would take into account, including issues of safety and efficacy, expected and actual cost and time to develop, expected and actual profitability, expected and actual competitiveness of alternative products (including generic products) in the marketplace, the nature and extent of expected and actual market exclusivity (including patent coverage and regulatory exclusivity), the expected likelihood of regulatory approval, the expected and actual reimbursability and pricing, and the expected and actual amounts of marketing and promotional expenditures required, [***]. “Commercially Reasonable Efforts” shall be determined on a country-by-country basis.
1.65    “Competing Product” means [***].
1.66    “Competing Product Option” has the meaning set forth in Section 6.7.2(c).
1.67    “Competing Product Option Data Package” means [***].
1.68    “Competing Program” has the meaning set forth in Section 6.7.2.
1.69    “Competitive Infringement” has the meaning set forth in Section 8.3.1.
1.70    “Confidential Information” has the meaning set forth in Section 9.1.
1.71    “Control” means, with respect to a Party and any item of Information, Regulatory Documentation, material, Patent Right, or other intellectual property right, the possession by such Party or any of its Affiliates of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 6.1 or Section 6.2), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent Right, or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party; provided, that, with respect to rights to any Third Party’s Information, Patent Rights or other intellectual property rights that are licensed to, or otherwise obtained by, (a) a Party or its Affiliates pursuant to a Product-Related In-License entered into by such Party or any of its Affiliates after the Effective Date, or (b) Alnylam or its Affiliates pursuant to any Additional Alnylam In-License, such Third Party’s Information, Patent Rights or other intellectual property rights shall be deemed not to be under the Control of such Party or its Affiliates, or Alnylam or its Affiliates, respectively, unless and until the agreement pursuant to which such rights are obtained becomes an In-License pursuant to Section 6.5.1(a), Section 6.5.1(c), Section 6.5.1(d) or Section 6.5.2, as applicable.
1.72    [***]
1.73    [***]
1.74    “Core Technology In-License” means a Product-Related In-License that is not a Product-Specific In-License.
1.75    “Corporate Names” means (a) with respect to Alnylam, the Trademarks and logos as Alnylam may designate in writing to Regeneron from time to time and (b) with respect to Regeneron, the Trademarks and logos as Regeneron may designate in writing to Alnylam from time to time.
1.76    “Cost of Goods Sold” means, with respect to a given Calendar Quarter, the aggregate Manufacturing Costs (calculated in accordance with Accounting Standards and Schedule 1.165) for all Collaboration Products sold in the Territory during such Calendar Quarter; [***].
1.77    “Cover” or “Covering” means, as to a product and Patent Rights, that, in the absence of a license granted under, or ownership of, such Patent Rights, the manufacture, use, offer for sale, sale, importation or other Exploitation of such product would infringe such Patent Rights or, as to a pending claim included in such Patent Rights, the manufacture, use, offer for sale, sale, importation or other Exploitation of such product would infringe such Patent Rights if such pending claim were to issue in an issued patent.
1.78    “Damages” has the meaning set forth in Section 11.1.1.
1.79    “Deadlocked Dispute” has the meaning set forth in Section 2.6.3(b)(ii).
1.80    “Default Notice” has the meaning set forth in Section 12.2.
1.81    “Detail” means a face-to-face contact between a sales representative and a physician or other medical professional licensed to prescribe drugs (including a nurse practitioner or physician assistant with prescribing authority) (a “Healthcare Prescriber”), but excluding, for clarity: (a) e-details; (b) presentations made at conventions or to any group of more than five (5) Healthcare Prescribers or other office staff members involved in the prescribing or reimbursement of a Collaboration Product; (c) a delivery of savings cards or coupons without discussion with a

Healthcare Prescriber or other office staff member involved in the prescribing or reimbursement of a Collaboration Product; and (d) activities of medical science liaisons. When used as a verb, “Detail” or “Detailing” means to engage in a Detail.
1.82    “Development” means all activities related to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, Manufacturing scale-up, qualification and validation (but excluding such scale-up, qualification and validation with respect to establishing, or otherwise causing to become operational, any Manufacturing facilities), quality assurance/quality control, Clinical Trials, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing, medical affairs, medical information, medical education, health economic and outcomes research, market research, and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. Development also includes the foregoing activities, if any, with respect to any devices (including diagnostics) designed for use with a Collaboration Product (which activities, if any, shall be set forth in the relevant Development Plan and Budget). Development does not include conducting Non-Approval Trials. When used as a verb, “Develop” means to engage in Development.
1.83    “Development Budget” has the meaning set forth in Section 3.1.7(a).
1.84    “Development Costs” means the sum of the following items, in each case, incurred by a Party for the Development of the Collaboration Products in accordance with this Agreement and the applicable Development Plan and Budget:
1.84.1    Out-of-Pocket Costs (including fees and expenses) for obtaining INDs and Regulatory Approvals for the Collaboration Products under this Agreement;
1.84.2    Development FTE Costs;
1.84.3    Out-of-Pocket Costs without markup for contractors performing Development activities under this Agreement;
1.84.4    Out-of-Pocket Costs related to Clinical Trials conducted pursuant to a Development Plan and Budget, including the Out-of-Pocket Cost of clinical research organizations, investigator and expert fees, lab fees and scientific service fees, the Out-of-Pocket Cost of shipping clinical supplies to centers or disposal of clinical supplies, in each case, to the extent not already included in the Clinical Supply Costs;
1.84.5    Clinical Supply Costs;

1.84.6    Out-of-Pocket Costs incurred for (a) Manufacturing process, formulation, cleaning, and shipping development and validation, (b) Manufacturing scale-up and improvements, (c) stability testing, (d) quality assurance/quality control development, and (e) internal and Third Party costs and expenses incurred in connection with (i) qualification and validation of Third Party contract manufacturers and vendors (including Third Party fillers, packagers, labelers, distributors and warehousing) and (ii) subject to the terms of this Agreement, establishing a primary or secondary source supplier, including, the transfer of process and Manufacturing technology and analytical methods, scale-up to First Commercial Sale, process and equipment validation, cleaning validation and initial Manufacturing licenses, approvals and Regulatory Authority inspections and obtaining any comparator agent or product for use in Clinical Trials (in each case, to the extent not included in Clinical Supply Costs or Cost of Goods Sold); in each case for a Collaboration Product under this Agreement, except that unless otherwise agreed to by the Parties, any capital expenditures incurred in providing capacity for the Manufacture of Collaboration Products, including costs related to validation batches that are the first validation for the applicable Manufacturing facility, shall be treated in accordance with Schedule 1.165 and shall not be included as Development Costs; provided that notwithstanding the foregoing, except with respect to the Manufacturing Technology Transfer Costs (which shall be handled in accordance with Section 5.5.1) [***];
1.84.7    any In-License Payments to the extent attributable to the Development of Collaboration Products (to the extent not otherwise included in Shared Commercial Expenses); and
1.84.8    any other costs or expenses directly related and specifically attributable to the Development of a Collaboration Product and specifically identified and included in a Development Plan and Budget or included as Development Costs under or in connection with this Agreement.
If any of the foregoing costs benefit both Collaboration Product(s) and other products or activities of a Party (for example, if an In-License is not exclusively of benefit to Collaboration Products), then the applicable Party incurring such costs shall apportion such costs in a manner that fairly and reasonably reflects the benefit to the Collaboration Products and the other products or activities of such Party; provided that, notwithstanding the foregoing, [***]. Each Party shall disclose both the total costs incurred and the apportionment in the information reported under Section 7.1.3(b) for review by the other Party. At the request of the other Party, the Party making the apportionment shall provide additional reasonable supporting documentation and make its personnel reasonably available to answer questions. Any dispute regarding such apportionment shall be a Financial Dispute.
In no event shall the same costs be included more than once in Development Costs under this Agreement, even if such costs are of benefit to multiple Collaboration Products.

1.85    “Development Data” has the meaning set forth in Section 3.4.2.
1.86    “Development FTE Cost” means, for all Development activities performed in accordance with a Development Plan and Budget, including regulatory activities, the product of (a) the number of FTEs required for such Development activities as set forth in such approved Development Plan and Budget and (b) the Development FTE Rate. For the avoidance of doubt, the activity of contract personnel shall be charged as Out-of-Pocket Costs without markup.
1.87    “Development FTE Rate” means [***] in the Calendar Year ending December 31, 2019, such amount to be adjusted as of January 1, 2020 and annually thereafter by the average of the percentage increases or decreases, if any, in the U.S. CPI for the twelve (12) months ending June 30 of the Calendar Year prior to the Calendar Year for which the adjustment is being made. The Development FTE Rate shall be inclusive of FTE Costs and Expenses. The JFC may determine a separate FTE rate for Development personnel located outside the United States, including an appropriate indexed adjustment mechanism with respect thereto.
1.88    “Development Payment Report” means the report prepared by the Lead Party each Calendar Quarter in accordance with Section 7.1.3(f) that sets forth in reasonable detail, (a) the Development Costs incurred by the Parties for such Calendar Quarter and (b) the Quarterly Development True-Up for such Calendar Quarter calculated in accordance with Schedule 7.1.1. If an item is included in one Development Payment Report, in no event shall the same item be included in a subsequent Development Payment Report.
1.89    “Development Phase Budget” means, with respect to a Development Plan and Budget, the number expressed in Dollars that is equal to the estimated total Development Costs for the corresponding Development Phase Budget Period set forth in (a) the initial Pre-Clinical Plan and Budget, or the initial Phase 1 Development Plan and Budget, or the initial Phase 2 Development Plan and Budget, or the initial Late Stage Development Plan and Budget, as applicable, approved by the JSC (or the Executive Officers pursuant to Section 2.6.3(b) [***]) and (b) any amendment to any such estimates approved by the JSC by consensus or the Executive Officers pursuant to Section 2.6.3(b) (i.e., without the Lead Party exercising its final decision-making authority) or deemed approved by the Participating Party pursuant to Section 3.2.2(b) [or approved pursuant to Section 2.6.3(b)(vi)]3.

3 Note to Draft: Include this bracketed language only in Co-Co Collaboration Agreements where (1) Alnylam is the initial Lead Party and (2) the Target Program was a CNS Program under the Master Agreement.

1.90    “Development Phase Budget Period” means (a) with respect to the Pre-Clinical Development Plan and Budget, the period from the Effective Date through the acceptance by the applicable Regulatory Authority in a Major Market Country (or the EMA pursuant to the centralized approval procedure, or in any other country identified in the Pre-Clinical Plan and Budget in which the Parties intend to file an IND for a Collaboration Product) of the first IND for the first Collaboration Product, (b) with respect to the Phase 1 Development Plan and Budget, the period beginning immediately after the acceptance by the applicable Regulatory Authority in a Major Market Country (or the EMA pursuant to the centralized approval procedure, or in any other country identified in the Pre-Clinical Plan and Budget in which the Parties intend to file an IND for a Collaboration Product) of the first IND for the first Collaboration Product and continuing up to the Phase 1 Completion Date, (c) with respect to the Phase 2 Development Plan and Budget, the period beginning immediately after the Phase 1 Completion Date and continuing up to the Phase 2 Completion Date and (d) with respect to the Late Stage Development Plan and Budget, beginning immediately after the Phase 2 Completion Date and continuing up to the Anticipated FCS Date in the first Major Market Country.
1.91    “Development Plan and Budget” means each of the Pre-Clinical Plan and Budget, the Phase 1 Development Plan and Budget, Phase 2 Development Plan and Budget and the Late Stage Development Plan and Budget.
1.92    “Direct Costs” has the meaning set forth in Schedule 1.165.
1.93    “Directed to” means, with respect to siRNA and the Target, that such siRNA binds to and interferes with the function of any messenger RNA encoded by the Target. For clarity, [***].
1.94    “Divestment Period” has the meaning set forth in Section 6.7.2(b).
1.95    “Dollars” or “$” means United States Dollars.
1.96    “Drug Approval Application” means a New Drug Application (an “NDA”) as defined in the FFDCA, or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application (an “MAA”) filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.
1.97    “Early Stage Supply Requirements” means the quantities of Collaboration Products (and placebo) that are reasonably required by either Party to perform its Development activities under the Pre-Clinical Plan and Budget, Phase 1 Development Plan and Budget and Phase 2 Development Plan and Budget.

1.98    “Effective Date” means the effective date of this Agreement as set forth in the preamble hereto.
1.99    “EMA” means the European Medicines Agency and any successor agency thereto.
1.100    “European Union” means the organization of member states of the European Union, as it may be constituted from time to time; provided that for the purposes of this Agreement the United Kingdom and any other country that is a member of the European Union on the Effective Date, shall be deemed to be a member of the European Union even if such country ceases to be a member of the European Union during the term of this Agreement.
1.101    “Excess Commercialization Costs” has the meaning set forth in Section 4.10.2.
1.102    “Excess Development Costs” has the meaning set forth in Section 3.2.2(a).
1.103    “Excluded Agreements” means the agreements set forth on Schedule 1.103.
1.104    “Excluded Collaboration Technology” has the meaning set forth in Section 6.7.3(a).
1.105    “Executive Officer” means, with respect to Alnylam, its Chief Executive Officer, and with respect to Regeneron, its Chief Executive Officer.
1.106    “Existing Alnylam CMOs” means each of the Third Party contract manufacturers set forth on Schedule 1.106 and their respective Affiliates, successors and assigns.4
1.107    “Existing Alnylam In-Licenses” means the Third Party agreements identified in Section 1 of Schedule 1.107,5 and any Additional Alnylam In-License included within the definition of Existing Alnylam In-Licenses pursuant to Section 6.5.2. For clarity, the Existing Alnylam In-Licenses do not include the Excluded Agreements.
1.108    “Existing Alnylam Third Party Agreements” means the agreements identified on Schedule 1.108.6
1.109    “Existing Regeneron In-Licenses” means the Third Party agreements identified on Schedule 1.109.7
4 Note to Draft: Schedule 1.106 to include only those Existing Alnylam CMOs under the Master Agreement with respect to the Target Program.
5 Note to Draft: Schedule 1.107 to include only those Existing Alnylam In-Licenses under the Master Agreement with respect to the Target Program (either Part 1 or Part 2 of the Schedule of Existing Alnylam In-Licenses to the Master Agreement).
6 Note to Draft: Schedule 1.108 to include only those Existing Alnylam Third Party Agreements under the Master Agreement with respect to the Target Program.
7 Note to Draft: Schedule 1.109 to include only those Existing Regeneron In-License under the Master Agreement with respect to the Target Program (either Part 1 or Part 2 of the Schedule of Existing Regeneron In-Licenses to the Master Agreement).

1.110    “Existing Regeneron Third Party Agreements” means the agreements identified on Schedule 1.110.8
1.111    “Expedited Matter” has the meaning set forth in Schedule 1.
1.112    “Expert” has the meaning set forth on Schedule 2.
1.113    “Expert Dispute” has the meaning set forth in Section 2.6.3(b)(v).
1.12    “Exploit” means, with respect to a product, to make, have made, import, use, sell, or offer for sale, including to research (including pre-clinical and clinical research), Develop, Commercialize, register, Manufacture, have Manufactured, hold, or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market, or have sold or otherwise dispose of such product. When used as a noun, “Exploitation” means the act of Exploiting a product.
1.115    “FDA” means the United States Food and Drug Administration and any successor agency thereto.
1.116    “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).
1.117    “Field” means all human diagnostic, prophylactic, and therapeutic uses.
1.118    “Field Force Cost” means, for a given Collaboration Product in a country, the product of (a) the number of Lead Party’s FTEs conducting Details, performing account management, medical science liaison, medical affairs, nurse trainers or access and reimbursement specialist functions, in each case, in accordance with this Agreement and the Commercialization Plan and Budget and (b) the applicable Field Force FTE Rate(s), in each case, with respect to such country. For the avoidance of doubt, the activities of Third Party contract personnel, shall be charged as Out-of-Pocket Costs and not included in the Field Force Cost.
1.119    “Field Force FTE Rates” means, [***].

8 Note to Draft: Schedule 1.110 to include only those Existing Regeneron Third Party Agreements under the Master Agreement with respect to the Target Program.

1.120    “Financial Dispute” means any dispute related to a Party’s method of calculation of Development Costs, any element included in the Profit Split or element to determine the Royalties payable, including (a) any apportionment of costs and expenses included therein, including a Party’s method of calculation of Other Shared Expenses or Shared Commercial Expenses, (b) with respect to any In-License that is applicable to products other than the Collaboration Products, the allocation of the In-License Payments with respect to such In-License to the Exploitation of Collaboration Products, (c) the budget for any Alnylam Specific Activities Costs to be negotiated by the Parties if Alnylam exercises its Opt-Out Right, as further described in Section 3.5.7(b), and (d) any apportionment of revenues from a Combination Product that contains a Proprietary Unlicensed Component as contemplated in Section 7.1.1.
1.121    “Financial Expert” has the meaning set forth in Section 13.5.2(a).
1.122    “First Commercial Sale” means, with respect to a Collaboration Product and a country, the first sale by or on behalf of the Lead Party for monetary value for use or consumption by the end user of such Collaboration Product in such country after Regulatory Approval (other than Pricing Approvals) for such Collaboration Product has been obtained in such country. Sales prior to receipt of Regulatory Approval for such Collaboration Product, such as so-called “treatment IND sales,” “named patient sales,” “early access programs,” “temporary use authorization programs,” and “compassionate use sales,” shall not be construed as a First Commercial Sale.
1.123    “FTE” means a full time equivalent employee (i.e., one fully-committed or multiple partially-committed employees aggregating to one full-time employee) employed by a Party (or any of its Affiliates) and assigned to perform specific work, with such commitment of time and effort to constitute one employee performing such work on a full-time basis, which for purposes hereof shall be 1800 hours per year.
1.124    “FTE Costs and Expenses” means [***].
1.125    “Generic Product” means, with respect to a particular Collaboration Product in a particular country in the Territory, any product that (a) is distributed by a Third Party under a separate Drug Approval Application approved by a Regulatory Authority in reliance, in whole or in part, on the Drug Approval Application for such Collaboration Product in such country (or on safety or efficacy data submitted in support of the Drug Approval Application for such Collaboration Product in such country), including any product authorized for sale (i) in the U.S. pursuant to Section 505(b)(2) or Section 505(j) of the FFDCA (21 U.S.C. § 355(b)(2) and 21 U.S.C. § 355(j), respectively), (ii) in the European Union pursuant to a provision of Articles 10, 10a or 10b of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No. 726/2004 that relies for its content on any such provision) or (iii) in any other country or jurisdiction pursuant to an equivalent of such provisions or (b) is substitutable under Applicable Law for such Collaboration Product when dispensed without the intervention of a physician or other health care provider with prescribing authority.
1.126    “Good Manufacturing Practice” or “GMP” means the current good manufacturing practices applicable from time to time to the manufacturing of a Collaboration Product or any intermediate thereof pursuant to Applicable Law.
1.127    “Healthcare Prescriber” has the meaning set forth in the definition of “Detail.”
1.128    “In-License” means (a) any Alnylam In-License, and (b) any Regeneron In-License.
1.129    “In-License Payments” means [***].
1.130    “IND” means (a) an investigational new drug application filed with the FDA for authorization to commence Clinical Trials and its equivalent in other countries or regulatory jurisdictions, and (b) all supplements and amendments that may be filed with respect to the foregoing.
1.131    “Indemnified Party” has the meaning set forth in Section 11.2.1.
1.132    “Indemnifying Party” has the meaning set forth in Section 11.2.1.
1.133    “Indirect Costs” has the meaning set forth in Schedule 1.165.
1.134    “Information” means all technical, scientific, and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and Materials, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols; assays; and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.
1.135    “Infringement Action” has the meaning set forth in Section 8.3.2.
1.136    “Initiation” or “Initiate” means, with respect to a Clinical Trial, the first dosing of the first human subject in such Clinical Trial.
1.137    “Joint Collaboration IP” means (a) any improvement, discovery or Information, patentable or otherwise, that are conceived or reduced to practice (in whole or in part) or otherwise identified, discovered, made or developed, as applicable, jointly by individuals who are employees, agents or consultants of Alnylam or its Affiliates or its or their Sublicensees, on the one hand, and individuals who are employees, agents or consultants of Regeneron or its Affiliates or its or their Sublicensees, on the other hand, under or in connection with this Agreement, and (b) any Patent Rights that Cover such improvements, discoveries or Information described in clause (a) (the “Joint Collaboration Patents”). Joint Collaboration IP also includes any Joint Collaboration IP (as defined in the Master Agreement) from the Master Agreement with respect to the Target Program. Joint Collaboration IP excludes any Alnylam Background Technology Improvements and any Regeneron Background Technology Improvements.
1.138    “Joint Collaboration Patents” has the meaning set forth in the definition of “Joint Collaboration IP.”
1.139    “Joint Commercialization Committee” or “JCC” has the meaning set forth in Section 2.3.1.
1.140    “Joint Committee” means each of the Joint Steering Committee, Joint Development Committee, Joint Commercialization Committee, Joint Finance Committee and Joint Manufacturing Committee.
1.141    “Joint Development Committee” or “JDC” has the meaning set forth in Section 2.2.1.
1.142    “Joint Finance Committee” or “JFC” has the meaning set forth in Section 2.4.1.
1.143    “Joint Manufacturing Committee” or “JMC” has the meaning set forth in Section 2.5.1.
1.144    “Joint Steering Committee” or “JSC” has the meaning set forth in Section 2.1.1.
1.145    “JSC Dispute” means a dispute that arises with respect to an issue within the jurisdiction of the JSC.
1.146    “Knowledge” means, with respect to a Party, the actual knowledge of (i) such Party’s internal legal department (including such legal department’s intellectual property group), (ii) any employees of such Party who were directly involved in the negotiation of this Agreement with the other Party or who were directly involved in the preparation of such Party’s Program Data Package (as defined in the Master Agreement) for the Target Program pursuant to the Master Agreement or (iii) any member of such Party’s senior management.
1.147    “Late Stage Development Plan and Budget” means, (a) beginning immediately after the Phase 2 Completion Date through First Commercial Sale in the first Major Market Country, the development plan setting forth in reasonable detail (i) the comprehensive plan for the Development of the Collaboration Products for Commercialization in the Territory during such period, including the applicable Development Phase Budget, and (ii) the rolling [***] plan of specific Development activities to be performed with respect to the Collaboration Products and the anticipated timeline and Development Budget, or (b) beginning with the First Commercial Sale in the first Major Market Country, the rolling [***] plan of specific Development activities to be performed with respect to the Collaboration Products and the anticipated timeline and Post-Approval Development Budget. Such plan shall allocate responsibility for such Development activities between the Parties; provided, that the Parties anticipate that the Lead Party shall be primarily responsible for conducting all Development activities set forth in the Late Stage Development Plan and Budget; provided further that if Regeneron is the Lead Party, Alnylam shall be responsible for the Alnylam Specific Activities set forth in the Late Stage Development Plan and Budget. The initial Late Stage Development Plan and Budget is expected to include any ongoing Development activities set forth in the Phase 2 Development Plan and Budget that have not been completed as of the Phase 2 Completion Date. [***]
1.148    “Late Stage Development Supply Requirements” means the quantities of Collaboration Products (and placebo) that are reasonably required by either Party to perform its Development activities under the Late Stage Development Plan and Budget.
1.149    “Late Stage Supply Requirements” means the Late Stage Development Supply Requirements and Commercial Supply Requirements.
1.150    “Lead Party” means [________]9 unless and until such Party exercises its Opt-Out Right, in which case [________]10 becomes the Lead Party from and after the date of such exercise.
1.151    “Lead Party Indemnitees” has the meaning set forth in Schedule 12.6(B).
1.152    “Lead Party Quarterly Expenses” has the meaning set forth in Schedule 7.1.1.
1.153    “Lead Party Termination Core Technology Know-How” has the meaning set forth in Schedule 12.6(B).
1.154    “Lead Party Termination Core Technology Patents” has the meaning set forth in Schedule 12.6(B).
1.155    “Lead Party Termination Product-Specific Know-How” has the meaning set forth in Schedule 12.6(B).
9 Note to Draft: Insert the name of the Party (either Alnylam or Regeneron) that is designated the Lead Party for this Agreement in accordance with the Master Agreement.
10 Note to Draft: Insert the name of the Party (either Regeneron or Alnylam) that is not designated the Lead Party for this Agreement in accordance with the Master Agreement.

1.156    “Lead Party Termination Product-Specific Patents” has the meaning set forth in Schedule 12.6(B).
1.157    “Lead Patent Party” means the Lead Party (which, for clarity, may be the New Lead Party if the initial Lead Party exercises its Opt-Out Right).
1.158    “Legal Dispute” means any dispute related to a Party’s alleged material breach of this Agreement or the validity, breach, termination or interpretation of this Agreement, or intellectual property-related disputes.
1.159    “License Agreement” means (i) any License Agreement (as defined in the Master Agreement) that is entered into by the Parties (or their respective Affiliates) pursuant to the Master Agreement and [***].
1.160    [***]
1.161    “MAA” has the meaning set forth in the definition of “Drug Approval Application.”
1.162    “Major Market Country” means each of the United States, Japan, France, Germany, Italy, the United Kingdom and Spain.
1.163    “Major Regulatory Filings” has the meaning set forth in Section 3.6.1(c)(i).
1.164    “Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, assembling, shipping, and holding of any Collaboration Product, or any intermediate thereof, and any placebo, as the case may be (including any devices or other delivery technologies that are packaged or distributed with a Collaboration Product), including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance, and quality control, and management of any Third Party contractors conducting such activities.
1.165    “Manufacturing Cost” has the meaning set forth on Schedule 1.165.
1.166    “Manufacturing Plan” means, with respect to a Collaboration Product, a manufacturing plan setting forth process and technology selection, process improvements and all related process development activities that impact Manufacturing of a Collaboration Product, including a plan for a second source manufacturer for Collaboration Products and shall be designed to ensure reasonably adequate supply of the Early Stage Supply Requirements and the Late Stage

Supply Requirements. Each Manufacturing Plan will further set forth the estimated capacity requirements to meet forecasted demand over an ensuing period of at least [***] Calendar Years. The initial Manufacturing Plan will cover at least the initial expected Early Stage Supply Requirements for Collaboration Products.
1.167    “Manufacturing Process” means the then-current process for the Manufacture of Collaboration Products.
1.168    “Manufacturing Technology Transfer” has the meaning set forth in Section 5.3.3.
1.169    “Manufacturing Technology Transfer Costs” means the FTE Costs and Expenses and Out-of-Pocket Costs incurred by either Party in connection with a Manufacturing Technology Transfer pursuant to Section 5.2.2, Section 5.3.3(a) or Section 5.3.3(b). Manufacturing Technology Transfer Costs do not include the costs with respect to any Manufacturing Technology Transfer requested by Regeneron due to a Material Supply Failure (which costs, for clarity, will be borne by Alnylam), unless such Material Supply Failure is caused by or results, in whole or part, from an event of force majeure (as described in Section 13.1 of this Agreement) that applies to Alnylam, its Affiliate or its Third Party contract manufacturer(s), in which case, such costs are Manufacturing Technology Transfer Costs.
1.170    “Material Supply Failure” means, [***], with respect to a Collaboration Product, [***] failure to deliver [***] at least [***] of the quantity of Collaboration Product in accordance with the specifications as ordered in a [***] period in accordance with the forecasting and ordering procedures in the Supply Agreement [***]. The Parties acknowledge that as of the Effective Date no Manufacturing Process has been developed, and no [***] has been selected, for the Manufacture of Collaboration Product at scale. Therefore, the Parties may discuss in good faith reasonable modifications to the quantitative standard for Material Supply Failure in this definition for inclusion in the Supply Agreement, based on forecast, lead time, the Lead Party’s supply requirements, [***] manufacturing slot availability, batch/order size and other relevant considerations known.
1.171    “Materials” means all tangible compositions of matter, devices, articles of manufacture, assays, animal models, biological, chemical, or physical materials, and other similar materials, including cell lines and animal models; provided that “Materials” excludes Collaboration Products.
1.172    “MicroRNA” or “miRNA” means a structurally defined functional RNA molecule usually between nineteen (19) and twenty-five (25) nucleotides in length, which is derived from an endogenous, genetically-encoded non-coding RNA which is predicted to be processed into a hairpin RNA structure that is a substrate for the double-stranded RNA-specific ribonuclease drosha and subsequently is predicted to serve as a substrate for the enzyme dicer, a member of the RNase III enzyme family.

1.173    “MicroRNA Mimic” means a single-stranded or double-stranded oligonucleotide with the same or substantially similar base composition and sequence (including chemically modified bases) as a particular natural miRNA and which is designed to mimic the activity of such miRNA. For clarity, MicroRNA Mimic excludes a double-stranded oligonucleotide which functions or is designed to function as an siRNA.
1.174    “Minimum Internal Manufacturing Requirements” means if either Alnylam or Regeneron, as applicable, desires to Manufacture Collaboration Product directly (either itself or through an Affiliate) rather than through a Third Party contract manufacturer, that such Party (or its Affiliate, as applicable) satisfies all of the following:
1.174.1    [***]
1.174.2    the quality, compliance and reliability with respect to the Manufacture of Collaboration Product directly by such Party (or its Affiliate) is reasonably expected to be comparable to or better than the quality, compliance and reliability with respect to the Manufacture of Collaboration Product by other Third Party contract manufacturers who have experience manufacturing siRNAs;
1.174.3    the facility at which such Party (or its Affiliate) will Manufacture Collaboration Product satisfies industry standards as demonstrated by the results of a reasonably recent qualification audit; and
1.174.4     the facility at which such Party (or its Affiliate) will Manufacture Collaboration Product will be timely validated, fully operational and have sufficient capacity to Manufacture the Early Stage Supply Requirements or Late Stage Supply Requirements, as applicable.
1.175    “NDA” has the meaning set forth in the definition of “Drug Approval Application.”
1.176    “Net Sales” means, [***]
1.177    “New External Program” has the meaning set forth in Section 3.1.15.
1.178    “New Lead Party” has the meaning set forth in Schedule 3.5.7(a).
1.179    “New Program Permitted Dual Sequence Uses” has the meaning set forth in Section 3.1.15.
1.180    “Non-Acquiring Party” has the meaning set forth in Section 6.7.2(a).

1.181    “Non-Approval Trials” means any surveys, registries and Clinical Trials not intended to gain Regulatory Approval or any additional labeled indications, excluding any open label extension studies of the Collaboration Products.
1.182    “Non-Breaching Party” has the meaning set forth in Section 12.2.
1.183    “Non-Relevant Organ Delivery Technology” means [***].
1.184    “Ongoing Candidate Discovery Activities” has the meaning set forth in the definition of “Pre-Clinical Plan and Budget.”
1.185    “Opt-Out Date” has the meaning set forth in Section 3.5.1.
1.186    “Opt-Out Development Costs” has the meaning set forth in Section 3.5.7(g).
1.187    “Opt-Out Notice” has the meaning set forth in Section 3.5.1.
1.188    “Opt-Out Party” had the meaning set forth in Section 3.5.7.
1.189    “Opt-Out Right” has the meaning set forth in Section 3.5.1.
1.190    “Opt-Out Transition Agreement” has the meaning set forth in Schedule 3.5.7(a).
1.191    “Opt-Out Transition Costs” has the meaning set forth in Schedule 3.5.7(a).
1.192    “Option Threshold” means, [***].
1.193    “Other Shared Expenses” means, with respect to a Collaboration Product, (a) Shared Claims and Shared Damages, (b) those costs and expenses incurred by a Party that are specifically referred to in Section 3.6.2, Section 5.5.1, Section 8.2.1, Section 8.2.6, Section 8.3.2, Section 8.5.6, Section 8.6.4, Section 8.7.1, Section 11.1.3, Section 11.2.3 and Section 11.2.5 and (c) other costs agreed between the Parties in writing to be included therein, to the extent that such costs and expenses do not include any costs and expenses included in Development Costs or Shared Commercial Expenses. If any of the foregoing costs benefit both Collaboration Product(s) and other products or activities of a Party (for example, if an In-License is not exclusively of benefit to Collaboration Products), then the applicable Party incurring such costs shall apportion such costs in a manner that fairly and reasonably reflects the benefit to the Collaboration Products and the other products or activities of such Party. Each Party shall disclose both the total costs incurred and the apportionment in the information reported under Section 7.1.3(d) for review by the other Party. At the request of the other Party, the Party making the apportionment shall provide additional reasonable supporting documentation and make its personnel reasonably available to answer questions. Any dispute regarding such apportionment shall be a Financial Dispute.

1.194    “Out-of-Pocket Costs” means costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with the paying Party’s Accounting Standards) by either Party or its Affiliates in connection with activities under this Agreement, excluding FTE Costs and Expenses.
1.195    “Participating Party” means, at any time, the Party that is not the Lead Party at such time.
1.196    “Party” and “Parties” has the meaning set forth in the preamble hereto.
1.197    “Patent Rights” means (a) all issued patents (including any extensions, restorations by any existing or future extension or registration mechanism (including patent term adjustments, patent term extensions, supplemental protection certificates or the equivalent thereof), substitutions, confirmations, re-registrations, re-examinations, and patents of addition); (b) patent applications (including all provisional applications, substitutions, requests for continuation, continuations, continuations-in-part, divisionals and renewals); (c) inventor’s certificates; and (d) all equivalents of the foregoing in any country of the world.
1.198    “Permitted Alnylam Outside Product” means [***].
1.199    [***]
1.200    “Permitted Claim Scope” means [***].
1.201    “Permitted Commercialization Overrun” has the meaning set forth in Section 4.10.2.
1.202    “Permitted Competing Product” means any [(a) ]Competing Products Directed to the Target pursuant to the exception to exclusivity set forth in Section 6.7.1(a)(A)[, and (b)  Competing Products set forth on Schedule 1.202].11
1.203    “Permitted Development Overrun” has the meaning set forth in Section 3.2.2(a).
1.204    “Permitted Dual Sequence” means [***].
1.205    “Permitted Dual Sequence Uses” means, with respect to any Permitted Dual Sequence, [***], as applicable.
1.206    “Permitted Regeneron Outside Product” means [***].

11 Note to Draft: Include this bracketed language and this schedule only if the Target was a CNS Target under the Master Agreement and there were Competing Products Directed to the Target that were permitted with respect to the Target pursuant to subsection (C) or (D) of Section 5.7.1(a) of the Master Agreement. If included, the schedule should include the applicable exceptions.

1.207    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.
1.208    “Phase 1 Clinical Trial” means a human clinical trial of a Collaboration Product, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients, or a similar clinical study prescribed by the applicable Regulatory Authorities, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. § 312.21(a), as amended.
1.209    “Phase 1 Completion Date” means the date the Clinical Trial results (e.g., key results memo) from the Phase 1 Clinical Trial conducted under the Phase 1 Development Plan and Budget that are sufficient to support the Initiation of a Phase 2 Clinical Trial for the first Collaboration Product are made available to the JSC; provided that the foregoing shall not limit in any way an Opt-Out Party’s obligations under Section 3.5.7.
1.210    “Phase 1 Development Plan and Budget” means, for Development activities beginning immediately after acceptance by the applicable Regulatory Authority in a Major Market Country (or the EMA pursuant to the centralized approval procedure, or in any other country identified in the Pre-Clinical Plan and Budget in which the Parties intend to file an IND for a Collaboration Product) of the IND for the first Collaboration Product and continuing up to completion of the Phase 1 Clinical Trial(s) for the first Collaboration Product, the development plan setting forth in reasonable detail (a) the comprehensive plan for the Development of the Collaboration Products in the Territory during such period, including the applicable Development Phase Budget, and (b) the rolling [***] plan of specific Development activities to be performed with respect to the Collaboration Products and the anticipated timeline and Development Budget. The Parties anticipate that Lead Party shall be primarily responsible for conducting such Phase 1 Clinical Trials; provided that if Regeneron is the Lead Party, Alnylam shall be responsible for the Alnylam Specific Activities set forth in the Phase 1 Development Plan and Budget (as well as the Manufacture and supply of Early Stage Supply Requirements). For clarity, the activities under the Phase 1 Development Plan and Budget may continue even if the Phase 2 Development Plan and Budget has commenced. [***]

1.211    “Phase 2 Clinical Trial” means a human clinical trial of a Collaboration Product, the principal purpose of which is a determination of safety and efficacy in the target patient population, or a similar clinical study prescribed by the applicable Regulatory Authorities, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. § 312.21(b), as amended.
1.212    “Phase 2 Completion Date” means the date that the Clinical Trial results (e.g., key results memo) from the Phase 2 Clinical Trial conducted under the Phase 2 Development Plan and Budget that are sufficient to support the Initiation of a Registration Enabling Trial for the first Collaboration Product are made available to the JSC; provided that the foregoing shall not limit in any way an Opt-Out Party’s obligations under Section 3.5.7.
1.213    “Phase 2 Development Plan and Budget” means, for Development activities beginning immediately after the Phase 1 Completion Date and continuing up to the completion of the Phase 2 Clinical Trial(s) for the first Collaboration Product, the development plan setting forth in reasonable detail (a) the comprehensive plan for the Development of the Collaboration Products in the Territory during such period, including the applicable Development Phase Budget, and (b) the rolling [***] plan of specific Development activities to be performed with respect to the Collaboration Products and the anticipated timeline and Development Budget, which plan shall allocate responsibility for such Development activities between the Parties; provided, that the Parties anticipate that the Lead Party shall be primarily responsible for all Development activities set forth in the Phase 2 Development Plan and Budget; provided that if Regeneron is the Lead Party, Alnylam shall be responsible for the Alnylam Specific Activities set forth in the Phase 2 Development Plan and Budget (as well as the Manufacture and supply of Early Stage Supply Requirements). For clarity, the activities under the Phase 2 Development Plan and Budget may continue even if the Late Stage Development Plan and Budget has commenced. [***]
1.214    “Phase 3 Clinical Trial” means a human clinical trial of a Collaboration Product on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use and to determine warnings, precautions, and adverse reactions that are associated with such Collaboration Product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval of such Collaboration Product, including all tests and studies that are required by the FDA, pursuant to Applicable Law or otherwise.
1.215    “Post-Approval Development Budget” has the meaning set forth in Section 3.1.7(b).
1.216    “Post-Termination Payments” has the meaning set forth in Schedule 12.6(B).
1.217    “Pre-Clinical Plan and Budget” means, for Development activities to support an IND filing (following lead candidate identification) for the first Collaboration Product through the acceptance by the applicable Regulatory Authority in a Major Market Country (or the EMA pursuant to the centralized approval procedure, or in any other country identified in the Pre-Clinical Plan and Budget in which the Parties intend to file an IND for a Collaboration Product) of the first IND for such Collaboration Product, the development plan setting forth in reasonable detail (x) the comprehensive plan for the Development of the Collaboration Products in the Territory during such period, including the applicable Development Phase Budget, and (y) the rolling [***] plan of specific Development activities to be performed with respect to the Collaboration Products (including preclinical Development and Manufacturing to support IND filings for the Collaboration Products) and the anticipated timeline and Development Budget. Such plan shall allocate responsibility for such Development activities primarily to the Lead Party; provided that if Regeneron is the Lead Party, Alnylam shall be responsible for the Alnylam Specific Activities set forth in the Pre-Clinical Plan and Budget (as well as the Manufacture and supply of Early Stage Supply Requirements for such studies). The initial Pre-Clinical Plan and Budget is expected to include any ongoing Development activities under the Candidate Discovery Plan (as defined in the Master Agreement) for the Target Program that have not been completed as of the Effective Date (the “Ongoing Candidate Discovery Development Activities”); provided that the Party that was allocated the applicable Ongoing Candidate Discovery Development Activity under such Candidate Discovery Plan shall be responsible for the continued performance of such activities under the Pre-Clinical Plan and Budget. For clarity, the activities under the Pre-Clinical Plan and Budget may continue even if the Phase 1 Development Plan and Budget has commenced. In no event shall the Pre-Clinical Plan and Budget include any activities for the general development of the Alnylam siRNA Platform.
1.218    “Pre-Existing Affiliates” has the meaning set forth in Section 6.7.2(e).
1.219    “Pricing Approval” means such approval, agreement, determination or governmental decision establishing prices for a Collaboration Product that can be charged to consumers and will be reimbursed by Regulatory Authorities in countries where Regulatory Authorities of such countries approve or determine pricing for pharmaceutical products for reimbursement or otherwise.
1.220    “Product Labeling” means, with respect to a Collaboration Product in a country in the Territory, (a) the Regulatory Authority approved full prescribing information for such Collaboration Product for such country, including any required patient information, and (b) all labels and other written, printed, or graphic matter upon a container, wrapper, or any package insert utilized with or for such Collaboration Product in such country.
1.221    “Product Regulatory Documentation” has the meaning set forth in Section 9.1.
1.222    “Product-Related In-License” means a license or other similar agreement with a Third Party (other than the Existing Alnylam In-Licenses and the Existing Regeneron In-Licenses)

to license or obtain any similar right or interest in any (a) Information necessary or reasonably useful to perform any activities under a Development Plan and Budget or to achieve the objectives thereof or to Exploit any Collaboration Product or (b) Patent Right that Covers any Collaboration Product or the Exploitation thereof.
1.223    “Product-Related IP” has the meaning set forth in Section 8.3.2.
1.224    “Product-Related Patents” has the meaning set forth in Section 8.2.1(a).
1.225    “Product-Specific Factors” means [***].
1.226    “Product-Specific Information” has the meaning set forth in Section 9.1.
1.227    “Product-Specific In-License” means a Product-Related In-License for Information that is primarily related to, or Patent Rights that primarily claim, Product-Specific Factors.
1.228    “Product Trademarks and Domain Names” means the Trademark(s) and any domain names to be used by the Lead Party or its Affiliates or Sublicensees for the Commercialization of Collaboration Products in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any trademarks, service marks, names or logos that include any corporate name or logo of the Parties or their Affiliates).
1.229    “Profit Payment Report” means the consolidated report prepared by the Lead Party each Calendar Quarter (based on information reported under Section 7.1.3) setting forth in reasonable detail, for each Major Market Country, and in the aggregate, worldwide as a whole, (a) Net Sales, Cost of Goods Sold, and Shared Commercial Expenses invoiced or incurred by each Party for such Calendar Quarter, (b) Third Party Transaction Proceeds received by the Lead Party for such Calendar Quarter, (c) Other Shared Expenses incurred by each Party for such Calendar Quarter, and (d) the Quarterly Profit True-Up, and the component items and calculations in determining such Quarterly Profit True-Up, calculated in accordance with Schedule 7.1.1. If an item is included in one Profit Payment Report, in no event shall the same item be included in a subsequent Profit Payment Report.
1.230    “Profit Split” has the meaning set forth in Schedule 7.1.1.
1.231    “Profits” has the meaning set forth in Schedule 7.1.1.
1.232    “Promotional Materials” means, with respect to each Collaboration Product and country in which such Collaboration Product is or will be sold, promotional, advertising, communication and educational materials relating to such Collaboration Product for use in connection with the marketing, promotion and sale of such Collaboration Product in such country, and the content thereof, and shall include promotional literature, product support materials and promotional giveaways.
1.233    [“Proof of Principle Criteria” means the criteria to be mutually agreed to by the Parties prior to the commencement of the first Phase 1 Clinical Trial for the Relevant Organ Product, as described in more detail in the Master Agreement.
1.234    “Proof of Principle Study” means a Clinical Trial conducted under this Agreement that is designed to meet the Proof of Principle Criteria and identified by the Lead Party to the JSC pursuant to Section 3.1.10 hereof.]12
1.235    “Proposal” has the meaning set forth in Schedule 1.
1.236    “Proprietary Unlicensed Component” means, with respect to a given Party, an Unlicensed Component that is (a) proprietary to such Party (or its Affiliate) or (b) otherwise controlled (through license or otherwise) by such Party (or its Affiliate).
1.237    “Proprietary Unlicensed Component Non-Collaboration Development Costs” means, [***].
1.238    “Quality Agreement” has the meaning set forth in Section 5.2.2.
1.239    “Quarterly Development True-Up” has the meaning set forth in Schedule 7.1.1.
1.240    “Quarterly Profit True-Up” has the meaning set forth in Schedule 7.1.1.
1.241    “Recoupment Amount” means, with respect to a Party, subject to Section 7.1.4(b) and Section 7.2.6(c), an amount equal to the sum of the following: (a) [***] of the Excess Development Costs incurred by such Party in the performance of any Development activities for Collaboration Products that are necessary or reasonably useful to successfully achieve the objectives contemplated by the applicable Development Plan and Budget, (b) [***] of the Excess Commercialization Costs incurred by such Party and (c) [***] of the Opt-Out Development Costs incurred by such Party; provided, that if a Party exercises its Opt-Out Right, no Excess Development Costs or Excess Commercialization Costs incurred by such Party after the corresponding Opt-Out Date shall be included such Party’s Recoupment Amount.

12 Note to Draft: Definitions of Proof of Principle Criteria and Proof of Principle Study will be included only if the Target is a CNS Target.

1.242    “Recoupment Balance” means, with respect to a Party, subject to Section 7.1.4(b) and Section 7.2.6(c), an amount equal to the Recoupment Amount with respect to such Party less the sum of (a) any reductions in Quarterly Profit True-Up payments by such Party pursuant to Section 7.1.4(a)(i), (b) any increases in Quarterly Profit True-Up payments by the other Party pursuant to Section 7.1.4(a)(ii), (c) any reductions in Royalty payments by such Party pursuant to Section 7.2.6(a) and (d) any increases in Royalty payments by the other Party pursuant to Section 7.2.6(b).
1.243    “Regeneron” has the meaning set forth in the preamble hereto.
1.244    “Regeneron Background Technology” means (a) Information that is necessary or reasonably useful to Exploit any Collaboration Product and (b) Patent Rights that Cover any Collaboration Product or the Exploitation of any Collaboration Product, in each case, ((a) and (b)), that are Controlled by Regeneron or its Affiliates during the Term, but excluding Regeneron Collaboration IP and Regeneron’s interest in the Joint Collaboration IP. [***]
1.245    “Regeneron Background Technology Improvements” means any developments, enhancements, modifications or other improvements to, or progeny, mutants, fragments, or derivatives of, (x) the Regeneron Background Technology or [***], that (a) are made by or on behalf of either Party or its Affiliates or its or their Sublicensees under or in connection with this Agreement, and (b) with respect to any of the foregoing constituting (i) Information, are not specifically and solely related to any Product-Specific Factor and (ii) Patent Rights, do not include any claim the practice of which necessarily requires the presence or direct use of a Product-Specific Factor.
1.246    “Regeneron Collaboration IP” means (a) any improvement, discovery or Information, patentable or otherwise, that is conceived or reduced to practice (in whole or in part) or otherwise identified, discovered, made or developed, as applicable, solely by individuals who are employees, agents or consultants of Regeneron or its Affiliates or its or their Sublicensees, in each case, under or in connection with this Agreement, and (b) any Patent Rights that Cover such improvements, discoveries or Information described in clause (a). Regeneron Collaboration IP excludes Regeneron’s interest in Joint Collaboration IP and any Alnylam Background Technology Improvements. Patent Rights constituting Regeneron Collaboration IP are either Regeneron Core Technology Patents or Regeneron Product-Specific Patents, as the case may be.
1.247    “Regeneron Core Technology Know-How” means Regeneron Know-How other than Regeneron Product-Specific Know-How.

1.248    “Regeneron Core Technology Patents” means Regeneron Patents other than Regeneron Product-Specific Patents.
1.249    “Regeneron In-License” means any (a) Existing Regeneron In-License, (b) Product-Specific In-License between Regeneron (or its Affiliates) and a Third Party entered into after the Effective Date but only to the extent that such agreement is designated as a Regeneron In-License pursuant to Section 6.5.1(a) or (c) Core Technology In-License between Regeneron (or its Affiliates) and a Third Party entered into after the Effective Date but only to the extent such agreement is designated as a Regeneron In-License pursuant to Section 6.5.1(c) or Section 6.5.1(d). In the event that a given Product-Specific In-License (as defined in the Master Agreement) or Core Technology In-License (as defined in the Master Agreement) between Regeneron (or its Affiliates) and a Third Party was designated to be a Regeneron In-License (as defined in the Master Agreement) for the Target Program pursuant to the Master Agreement, then such agreement shall also be a Regeneron-In License for this Agreement (as a Product-Specific In-License or Core Technology In-License, as applicable, but shall not be an Existing Regeneron In-License).
1.250    “Regeneron Indemnitees” has the meaning set forth in Section 11.1.1.
1.251    “Regeneron Internal Manufacturing Costs” has the meaning set forth in the definition of “Minimum Internal Manufacturing Requirements”.
1.252    “Regeneron Know-How” means (a) the Information included in the Regeneron Collaboration IP; (b) Regeneron’s interest in the Information included in the Joint Collaboration IP; and (c) the Information included in any Regeneron Background Technology or in any Regeneron Background Technology Improvements that is not in the public domain or otherwise generally known.
1.253    “Regeneron Managed Patents” has the meaning set forth in Section 10.3.3.
1.254    “Regeneron Manufacturing Technology” means Regeneron Technology relating to the Manufacturing Process of a Collaboration Product that is Controlled by Regeneron or its Affiliates during the Term.
1.255    “Regeneron Mice” means Regeneron’s proprietary, genetically engineered mice, and any progeny of such mice (including cross-bred progeny resulting from producing a genetically engineered mouse by breeding or by using any portion of any of Regeneron’s proprietary genetically engineered mice) or other mice derived therefrom.
1.256    “Regeneron Patents” means (a) the Patent Rights included in the Regeneron Collaboration IP; (b) Regeneron’s interest in the Joint Collaboration Patents; and (c) the Patent

Rights included in any Regeneron Background Technology or in any Regeneron Background Technology Improvements.
1.257    “Regeneron Product-Specific Know-How” means Regeneron Know-How that is specifically and solely related to Product-Specific Factors.
1.258    “Regeneron Product-Specific Patents” means the Regeneron Patents that include at least one claim, the practice of which necessarily requires the presence or direct use of a Product-Specific Factor, including those Patent Rights set forth on Schedule 1.258.
1.259    “Regeneron Technology” means, collectively, Regeneron Know-How and Regeneron Patents.
1.260    “Regeneron Termination Core Technology Know-How” means Regeneron Termination Know-How other than Regeneron Termination Product-Specific Know-How.
1.261    “Regeneron Termination Core Technology Patents” means Regeneron Termination Patents other than Regeneron Termination Product-Specific Patents.
1.262    “Regeneron Termination Know-How” means any Regeneron Know-How existing as of the effective date of termination of this Agreement that (i) is not in the public domain or otherwise generally known and (ii) is necessary or reasonably useful to further Exploit a Terminated Product (A) as such Terminated Product exists as of the effective date of termination of this Agreement or (B) based on the Development Plan and Budget in effect as of the effective date of termination of this Agreement.
1.263    “Regeneron Termination Patents” means (a) any Regeneron Patents existing as of the effective date of termination of this Agreement that are necessary or reasonably useful to Exploit a Terminated Product, (i) as such Terminated Product exists as of the effective date of termination of this Agreement or (ii) based on the Development Plan and Budget in effect as of the effective date of termination of this Agreement, and (b) any Patent Rights that claim priority to any Regeneron Patents in clause (a).
1.264    “Regeneron Termination Product-Specific Know-How” means Regeneron Termination Know-How that is specifically and solely related to Product-Specific Factors.
1.265    “Regeneron Termination Product-Specific Patents” means the Regeneron Termination Patents that include at least one claim, the practice of which necessarily requires the presence or direct use of a Product-Specific Factor.
1.266    “Registration Enabling Trial” means a human clinical trial (whether or not designated a Phase 3 Clinical Trial) of a Collaboration Product (a) the results of which, together with prior data and information concerning such Collaboration Product, are intended at the time such human clinical trial is Initiated to establish that such Collaboration Product is safe and effective for its intended use; and (b) that forms the basis (alone or with one or more additional Registration Enabling Trials) of an effectiveness claim in support of a Regulatory Approval for such Collaboration Product, in each case ((a) and (b)), as acknowledged in writing by the FDA for any human clinical trial that does not meet the criteria for a Phase 3 Clinical Trial at the time such human clinical trial is Initiated.
1.267    “Regulatory Approval” means, with respect to a country in the Territory, any and all approvals (including Drug Approval Applications), licenses, registrations, or authorizations of any Regulatory Authority necessary to commercially distribute, sell, or market a Collaboration Product in such country, including, where applicable, (a) Pricing Approval in such country, (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), and (c) labeling approval.
1.268    “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local regulatory agencies, departments, bureaus, commissions, councils, or other government entities regulating or otherwise exercising authority with respect to the Exploitation of a Collaboration Product in the Territory.
1.269    “Regulatory Documentation” means all (a) applications (including all INDs and Drug Approval Applications and other Major Regulatory Filings), registrations, licenses, authorizations, and approvals (including Regulatory Approvals) and (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files.
1.270    “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Collaboration Product other than Patent Rights.
1.271    “Relevant Organ” means [________________]13.
1.272    “Relevant Organ Product” means any product containing siRNA that has been specifically engineered or selected to be Directed to the Target as expressed in the Relevant Organ; provided that such product shall still be a “Relevant Organ Product” even if such product is also Directed to such Target as expressed in another organ(s) in the body.
13 Note to Draft: Insert the definition of “Liver” or “CNS” from the Master Agreement, as applicable. In the event that “Eye” (as defined in the Master Agreement) or any other organs are to be included in this Agreement pursuant to Section 5.7.1(a)(C)(b) of the Master Agreement, then this Agreement will need to be amended to include the Eye or such other organs, as applicable, as set forth in Section 5.7.1(a)(C)(b) of the Master Agreement.

1.273    “Requesting Party” has the meaning set forth in Section 3.3.
1.274    “Royalties” has the meaning set forth in Section 7.2.1.
1.275    “Royalty Term” means, with respect to a Collaboration Product and a country, the period commencing on the date of the First Commercial Sale of such Collaboration Product in such country and continuing until the latest of (a) the expiration of the last Valid Claim in such country of an Alnylam Patent (other than any Alnylam Core Technology Patent that is excluded for purposes of the Royalty Term pursuant to Section 8.3.3), Joint Collaboration Patent or Regeneron Patent (other than any Regeneron Core Technology Patent that is excluded for purposes of the Royalty Term pursuant to Section 8.3.4) that Covers such Collaboration Product, provided that the use or sale of such Collaboration Product by the Lead Party (or its Affiliate or Sublicensee) in such country infringes such Valid Claim in such country (notwithstanding any license or ownership interest therein), (b) expiration of Regulatory Exclusivity for the such Collaboration Product in such country and (c) the [***] anniversary of the First Commercial Sale of such Collaboration Product in such country.
1.276    “Rules” has the meaning set forth in Schedule 1.
1.277    “Shared Claim” has the meaning set forth in Section 11.1.3.
1.278    “Shared Commercial Expenses” means the sum of the following items, in each case to the extent directly attributable to Commercialization of Collaboration Products worldwide in accordance with Commercialization Plan and Budget, whether incurred prior to or after First Commercial Sale of a Collaboration Product except as otherwise set forth in this Agreement, and to the extent that such items do not include any costs included in Development Costs:
1.278.1    Field Force Costs;
1.278.2    Out-of-Pocket Costs related to (a) the marketing, advertising or promotion of Collaboration Products worldwide (including, pricing activities, commercial pharmacovigilance, educational expenses, advocate development programs and symposia and Promotional Materials for the Collaboration Product), (b) market research for Collaboration Products worldwide and (c) the preparation of training and communication materials for Collaboration Products worldwide;
1.278.3    Out-of-Pocket Costs related to [***] for Collaboration Products worldwide, including the Out-of-Pocket Cost of clinical research organizations, investigator and expert fees, lab fees and scientific service fees, the Out-of-Pocket Cost of shipping clinical supplies to centers or disposal of clinical supplies, in each case, to the extent not already included in the Cost of Goods Sold for such Collaboration Product;
1.278.4    Out-of-Pocket Costs related to [***] and the maintenance of all Regulatory Approvals directly related to the Commercialization of Collaboration Products;
1.278.5    Commercial Overhead Charge;
1.278.6    Out-of-Pocket Costs related to regulatory affairs activities, other than activities to secure Regulatory Approval of indications and line extensions;
1.278.7    any In-License Payments to the extent attributable to the Commercialization of Collaboration Products (to the extent not otherwise included in Development Costs);
1.278.8    Manufacturing Costs for Commercial Supply Requirements Manufactured prior to the First Commercial Sale; and
1.278.9    any other costs or expenses directly related to the Commercialization of a Collaboration Product and not included in clauses 1.278.1 through clauses 1.278.8 above and specifically identified and included in the Commercialization Plan and Budget, or included as Shared Commercial Expenses under this Agreement.
If any of the foregoing costs benefit both Collaboration Product(s) and other products or activities of a Party (for example, if an In-License is not exclusively of benefit to Collaboration Products), then the applicable Party incurring such costs shall apportion such costs in a manner that fairly and reasonably reflects the benefit to the Collaboration Products and the other products or activities of such Party. Each Party shall disclose both the total costs incurred and the apportionment in the information reported under Section 7.1.3(d) for review by the other Party. At the request of the other Party, the Party making the apportionment shall provide additional reasonable supporting documentation and make its personnel reasonably available to answer questions. Any dispute regarding such apportionment shall be a Financial Dispute. In no event shall the same costs be included more than once in Shared Commercial Expenses under this Agreement, even if such costs are of benefit to multiple Collaboration Products, provided that the applicable Collaboration Products under or in connection with this Agreement benefitted by such Shared Commercial Expenses may be taken into consideration with respect to such apportionment.
1.279    “Shared Damages” has the meaning set forth in Section 11.1.3.
1.280    “Shared Facility” has the meaning set forth in Schedule 1.165.

1.281    “siRNA” means an oligonucleotide composition of native or chemically modified RNA that targets a gene through activation of the RNA interference pathway, and that is not a MicroRNA, MicroRNA antagonist or MicroRNA Mimic.
1.282    “Sublicensed Party” has the meaning set forth in Section 6.5.4.
1.283    “Sublicensee” means a Third Party that is granted, in accordance with this Agreement, a (sub)license by a Party or its Affiliates to intellectual property licensed under this Agreement by such Party or its Affiliates to, or to such Party and its Affiliates by, the other Party or its Affiliates, to Develop or Commercialize a Collaboration Product.
1.284    “Sublicensor Party” has the meaning set forth in Section 6.5.4.
1.285    “Supply Agreement” has the meaning set forth in Section 5.2.2.
1.286    “Supply Price” has the meaning set forth in Section 5.2.2.
1.287    “Target” means the target identified on Schedule 1.287.14
1.288    “Term” has the meaning set forth in Section 12.1.
1.289    “Terminated Product” means any Collaboration Product that is the subject of Development or Commercialization by or on behalf of the Lead Party in the Territory as of the effective date of termination of this Agreement, but excluding [***].
1.290    “Termination Transition Agreement” has the meaning set forth in Schedule 12.6(B).
1.291    “Territory” means the entire world.
1.292    “Third Party” means any Person other than Alnylam, Regeneron and their respective Affiliates.
1.293    “Third Party Acquisition” has the meaning set forth in Section 6.7.2(a).
1.294    “Third Party Infringement Action” has the meaning set forth in Section 8.6.1.
1.295    “Third Party Manufacturing Costs” has the meaning set forth in the definition of “Minimum Internal Manufacturing Requirements”.

14 Note to Draft: Add the identity of the Target under this Agreement on Schedule 1.285 at the time of execution of this Agreement.

1.296    “Third Party Provider” has the meaning set forth in Section 3.1.9.
1.297    “Third Party Transaction” means any transaction pursuant to which the Lead Party or its Affiliates grants a license, sells or otherwise grants or transfers, including by option, to any Third Party (other than in connection with (i) a Change of Control (provided, however that any such transaction shall be considered a “Third Party Transaction” where, as of the consummation of such transaction, the Collaboration Product(s) which are the subject matter of this Agreement constitutes a majority of the assets of such Party) or (ii) a subcontract as permitted pursuant to Section 3.1.9) rights in or to, including any rights to further Develop or Commercialize, one or more Collaboration Products.
1.298    “Third Party Transaction Proceeds” means, with respect to a Third Party Transaction, any and all proceeds received by the Lead Party or any of its Affiliates from Third Parties in respect of such Third Party Transaction, including (a) upfront and milestone payments; (b) royalties, sales milestones, profit share and other payments based on the sales of a Collaboration Product; (c) the fair market value of any equity or debt securities issued in respect of such Third Party Transaction to such Party or its Affiliates that exceeds any amount paid by such Party or its Affiliates for such securities; (d) the amount by which any amount paid by a Third Party to such Party or its Affiliates for any equity or debt securities issued to such Third Party in respect of such Third Party Transaction exceeds the fair market value of such securities; (e) the amount by which the transfer price for any Collaboration Product paid by a Third Party to such Party or its Affiliates exceeds the actual Manufacturing Costs for such Collaboration Product; (f) the fair market value of any other form of consideration paid to, or received by or otherwise recognized by such Party or its Affiliates by or from a Third Party in connection with such Third Party Transaction as reasonably agreed by the Parties; but excluding any amounts received by the Lead Party or any of its Affiliates at any time after a Party exercises its Opt-Out Right, as (i) reimbursement for research and development costs that were actually incurred by a Party for the Development of the Collaboration Product(s) that are the subject of the Third Party Transaction (the Participating Party’s share of such amounts (if any) for Development Costs shared by the Parties pursuant to Section 7.1.1 or Section 3.5.7(e) is addressed in Section 7.2.9(a)), or (ii) bona fide pre-payment of research and development costs incurred by the Lead Party after a Party exercised its Opt-Out Right, for the Development of the Collaboration Product(s) that are the subject of the Third Party Transaction. If a Third Party Transaction includes products or intellectual property other than Collaboration Products or intellectual property claiming or Covering Collaboration Products, the Parties shall mutually agree upon a fair and reasonable allocation of the Third Party Transaction Proceeds. Any dispute regarding (x) the fair market value of any equity or debt securities issued in respect of a Third Party Transaction, (y) the fair market value of any other form of consideration paid to, or received by or otherwise recognized by a Party or its Affiliates by or from a Third Party in connection with a Third Party Transaction or (z) the allocation of Third Party Transaction Proceeds between the Collaboration Products and other products or intellectual property included in the applicable Third Party Transaction, in each case ((x) through (z)), shall be a Financial Dispute.
1.299    “Third Party Transaction Proceeds Percentage” means, (a) if a Party exercises its Opt-Out Right prior to the Phase 2 Completion Date, [***] and (b) if a Party exercises its Opt-Out Right on or after the Phase 2 Completion Date, [***]; provided, that if the Third Party Transaction Proceeds result from a Third Party Transaction entered into by the then current Lead Party [***] after a Party exercised its Opt-Out Right, pursuant to which the Third Party assumed all further development funding obligations for the Collaboration Products, then clause (a) shall be deemed to be [***] and clause (b) shall be deemed to be [***]; provided, further, that if the Third Party Transaction Proceeds result from a Third Party Transaction entered into prior to the Opt-Out Date pursuant to which the Third Party assumed all further development funding obligations for the applicable Collaboration Products in the applicable parts of the Territory, then the Third Party Transaction Proceeds Percentage will be [***], even if the Third Party Transaction Proceeds are received by the Lead Party on or after the Opt-Out Date.
1.300    “Total Development Costs” has the meaning set forth in Schedule 7.1.1.
1.301    “Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.
1.302    “United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).
1.303    “Unlicensed Component” means (a) any API of a Combination Product that is not an siRNA Directed to the Target or (b) any API that is otherwise administered in a Clinical Trial of a Collaboration Product (in accordance with the protocol for such Clinical Trial) that is not an siRNA Directed to the Target.
1.304    “Valid Claim” means a claim of (a) any issued and unexpired Patent Right whose validity, enforceability, or patentability has not been affected by any of the following: (i) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (ii) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, governmental agency, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding, or decision being final and unappealable or unappealed within the time allowed for appeal, or (b) a patent application prosecuted in good faith that has been pending less than [***] years from the date of filing of the earliest patent application to which such patent application claims priority, which claim has not been cancelled, withdrawn or abandoned, or finally rejected by an administrative agency action from which no appeal can be taken.

ARTICLE 2
COLLABORATION MANAGEMENT
2.1    Joint Steering Committee.
2.1.1    Formation. Within fifteen (15) days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”). The JSC shall consist of three (3) representatives from each of the Parties, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JSC; provided that the Parties may agree to increase or decrease the number of equal representatives from each Party. From time to time, each Party may replace one or more of its representatives to the JSC on written notice to the other Party. Each Party shall appoint one of its representatives to serve as a co-chairperson of the JSC, and a Party may change its appointed co-chairperson from time to time upon written notice to the other Party.
2.1.2    Specific Responsibilities. The JSC shall oversee the Development, Commercialization, Manufacture and other Exploitation of the Collaboration Products in the Territory. In particular, the JSC shall:
(a)    review, discuss and coordinate the Parties’ activities under this Agreement, including oversight of the JDC, the JCC, the JMC and the JFC, including resolving any disputes that arise in the JDC, the JCC, the JMC or the JFC;
(b)    select the Collaboration Products to advance into Clinical Trials;
(c)    review, discuss and approve the initial Pre-Clinical Plan and Budget, the initial Phase 1 Development Plan and Budget, the initial Phase 2 Development Plan and Budget and the initial Late Stage Development Plan and Budget, in each case that has been submitted by the JDC;
(d)    review and discuss whether a targeting ligand or other delivery technology is a Non-Relevant Organ Delivery Technology;
(e)    review, discuss and approve any updates or material amendments to any Development Plan and Budget that have been submitted by the JDC;
(f)    determine the Anticipated IND Submission Date;
(g)    review, discuss and approve the Manufacturing Plan and any amendments and updates to the Manufacturing Plan that have been submitted by the JMC;

(h)    review, discuss and approve the initial Commercialization Plan and Budget and any material amendments thereto that have been submitted by the JCC;
(i)    discuss any decision with respect to a Collaboration Product that either Party reasonably anticipates would give rise to a material obligation to a Third Party, including by requiring entry into an In-License with such Third Party;
(j)    review, discuss and approve the material terms of any Third Party Transaction and the grant of any other sublicenses by a Party pursuant to Section 6.3 to Develop or Commercialize a Collaboration Product;
(k)    review and approve Field Force FTE Rates and any updates thereto;
(l)    determine the Anticipated FCS Date for each applicable Collaboration Product and country and the anticipated filing date for the respective Drug Approval Application in each such country;
(m)    review, discuss and approve entering into any Product-Specific In-Licenses and discuss potential Core Technology In-Licenses, in each case, pursuant to Section 6.5.1;
(n)    discuss whether to accept a Core Technology In-License as an In-License;
(o)    [***];
(p)    [***];
(q)    review, discuss and approve, with respect to Manufacturing Costs for Commercial Supply Requirements that are Manufactured directly by a Party or its Affiliate in such Party’s or such Affiliate’s facility (and not via a Third Party contract manufacturer), adjustments to standard costs in accordance with Schedule 1.165, including with respect to extraordinary occurrences, as jointly proposed by the JMC and JFC; and
(r)    perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.
2.2    Joint Development Committee.
2.2.1    Formation. Within thirty (30) days after the Effective Date, or as otherwise agreed by the Parties, the Parties shall establish a joint development committee (the “Joint Development Committee” or “JDC”). The JDC shall consist of three (3) representatives from each of the Parties, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JDC; provided that the Parties may agree to increase or decrease the number of equal representatives from each Party. From time to time, each Party may replace one or more of its representatives to the JDC on written notice to the other Party. Each Party shall appoint one of its representatives to serve as a co-chairperson of the JDC, and a Party may change its appointed co-chairperson from time to time upon written notice to the other Party.
2.2.2    Specific Responsibilities. The JDC shall develop the strategies for and oversee the Development of the Collaboration Products in the Territory, and shall serve as a forum for the coordination of Development activities for the Collaboration Products for the Territory. In particular, the JDC shall:
(a)    review and discuss the initial Pre-Clinical Plan and Budget, the initial Phase 1 Development Plan and Budget, the initial Phase 2 Development Plan and Budget and the initial Late Stage Development Plan and Budget, submitted to it by the Lead Party, and in each case, submit such Development Plan and Budget for approval by the JSC;
(b)    review and discuss any updates or material amendments to any Development Plan and Budget submitted by either Party, and submit such update or material amendment for approval by the JSC;
(c)    serve as a forum for discussing the Development activities under each Development Plan and Budget, including any potential Development activities for Collaboration Products for inclusion in a Development Plan and Budget (including new indications);
(d)    serve as a forum for discussing strategies for obtaining Regulatory Approvals for the Collaboration Products in the Territory; and
(e)    perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.
2.3    Joint Commercialization Committee.
2.3.1    Formation. The Parties shall establish a joint commercialization committee (the “Joint Commercialization Committee” or “JCC”) at least [***] months prior to the first Anticipated FCS Date in the Territory. The JCC shall consist of three (3) representatives from each of the Parties, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JCC; provided that the Parties may agree to increase or decrease the number of equal representatives from each Party. From time to time, each Party may replace one or more of its representatives to the JCC on written notice to the other Party. Each Party shall appoint one of its representatives to serve as a co-chairperson of the JCC, and a Party may change its appointed co-chairperson from time to time upon written notice to the other Party.
2.3.2    Specific Responsibilities. The JCC shall develop the strategies and activities for and oversee the Commercialization of the Collaboration Products in the Territory. In particular, the JCC shall:
(a)    review and discuss the initial Commercialization Plan and Budget and submit such Commercialization Plan and Budget for approval by the JSC;
(b)    review and discuss any updates or material amendments to the Commercialization Plan and Budget, and submit such update or material amendment for approval by the JSC;
(c)    serve as a forum for discussing all Commercialization strategy and the Commercialization activities under the Commercialization Plan and Budget; and
(d)    perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.
2.4    Joint Finance Committee.
2.4.1    Formation. Within thirty (30) days after the Effective Date, the Parties shall establish a joint finance committee (the “Joint Finance Committee” or “JFC”). The JFC shall consist of three (3) representatives from each of the Parties, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JFC; provided that the Parties may agree to increase or decrease the number of equal representatives from each Party. From time to time, each Party may replace one or more of its representatives to the JFC on written notice to the other Party. Each Party shall appoint one of its representatives to serve as a co-chairperson of the JFC, and a Party may change its appointed co-chairperson from time to time upon written notice to the other Party.
2.4.2    Specific Responsibilities. The JFC shall:
(a)    be responsible for accounting, financial (including planning, reporting and controls) and funds flow matters related to this Agreement, including such specific responsibilities set forth in ARTICLE 7;
(b)    respond to financial related inquiries from the JSC, JDC, the JMC and the JCC, as needed;

(c)    discuss, following a request by a Party pursuant to Section 3.1.7(a), Section 3.1.7(b) or Section 4.2.2, the appropriate level of detail to include in a Development Budget, Post-Approval Development Budget or Commercialization Budget, as the case may be, for the applicable activities to be performed during the period covered by such Development Budget, Post-Approval Development Budget or Commercialization Budget;
(d)    [***];
(e)    review, discuss and propose to the JSC operating principles consistent with Accounting Standards for calculating Manufacturing Costs as set forth in Schedule 1.165; and
(f)    perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.
2.5    Joint Manufacturing Committee.
2.5.1    Formation. Within thirty (30) days after the Effective Date, or as otherwise agreed by the Parties, the Parties shall establish a joint manufacturing committee (the “Joint Manufacturing Committee” or “JMC”). The JMC shall consist of three (3) representatives from each of the Parties, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JMC; provided that the Parties may agree to increase or decrease the number of equal representatives from each Party. From time to time, each Party may replace one or more of its representatives to the JMC on written notice to the other Party. Each Party shall appoint one of its representatives to serve as a co-chairperson of the JMC, and a Party may change its appointed co-chairperson from time to time upon written notice to the other Party. The JMC shall establish a manufacturing working group to interact on a monthly basis (or more frequent basis as mutually agreed to by the Parties) in order to closely communicate and coordinate Manufacturing activities hereunder.
2.5.2    Specific Responsibilities. The JMC shall:
(a)    work with the JSC, JDC and JCC, as appropriate, to be responsible for overseeing Manufacturing activities;
(b)    develop the Manufacturing Plan, including to the extent appropriate, for a second source manufacturer for Collaboration Products, for approval by the JSC and amend and update the Manufacturing Plan as necessary for approval by the JSC;
(c)    discuss raw material quantities and ordering lead times sufficient to meet the Early Stage Supply Requirements and the Late Stage Development Supply Requirements for Collaboration Products;

(d)    review operational issues and quality control data relating to the Manufacture or supply of the Collaboration Products and any related devices;
(e)    make recommendations to the JSC regarding capacity planning, supply plans and supply continuity planning for each Collaboration Product for consistency with the forecasts, including consultation with the JDC regarding clinical supply Manufacturing;
(f)    review and discuss actual Manufacturing Costs, Clinical Supply Costs, Development Costs (with respect to Manufacturing) and Cost of Goods Sold versus the applicable budget with respect thereto, including key variance drivers, on a quarterly basis;
(g)    review, discuss and propose to the JSC whether and to what extent [***];
(h)    review, discuss and propose to the JSC whether and to what extent [***];
(i)    coordinate and discuss the Manufacture and supply of Collaboration Product hereunder and the manufacture and supply of Collaboration Products (as defined in the applicable Co-Co Collaboration Agreement or License Agreement) under other Co-Co Collaboration Agreements or License Agreements;
(j)    [***] the JMC shall review and discuss [***];
(k)    review, discuss with the JFC and propose jointly with the JFC to the JSC [***]
(l)    perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.
2.6    General Provisions Applicable to Joint Committees.
2.6.1    Meetings. Each Joint Committee shall hold meetings at such times as the Parties shall determine, but in no event less frequently than (a) once each Calendar Quarter during the Term, with respect to the JSC, and (b) once each Calendar Quarter during the Term or as otherwise agreed by the Parties, with respect to all other Joint Committees, in each case ((a) and (b)), commencing from and after the time such Joint Committee is established as provided herein unless the co-chairpersons agree otherwise. All Joint Committee meetings may be conducted by telephone, video-conference or in person as determined by mutual agreement of the co-chairpersons; provided, that each Joint Committee shall meet in person at least twice each Calendar Year, unless otherwise agreed by the Parties. Unless otherwise agreed by the Parties, all in-person meetings of a Joint Committee shall be held on an alternating basis between Regeneron’s facilities and Alnylam’s facilities. A reasonable number of other representatives of a Party may attend any Joint Committee meeting as non-voting observers (provided, that such additional representatives are under obligations of confidentiality and non-use applicable to the Confidential Information of the other Party that are at least as stringent as those set forth in ARTICLE 9). Each Party shall be responsible for all of its own expenses of participating in each Joint Committee. Either Party’s representatives on a Joint Committee may call a special meeting of the applicable Joint Committee upon at least five (5) Business Days’ prior written notice, except that emergency meetings may be called with at least two (2) Business Days’ prior written notice.
2.6.2    Procedural Rules. Each Joint Committee shall have the right to adopt such standing rules as shall be necessary for its work, to the extent that such rules are not inconsistent with this Agreement. A quorum of the Joint Committee shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party. Each Joint Committee shall take action by consensus of the representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by at least one (1) representative appointed by each Party.
2.6.3    Dispute Resolution.
(a)    Joint Committee (other than the JSC) Disputes. In the event there is a dispute at the level of the JDC, JCC, JFC or JMC, the Parties, through such Joint Committee, shall seek to resolve the dispute as promptly as possible, but no later than ten (10) days after a Party has delivered to the other Party a written request to resolve the matter, and in the event that no resolution is reached at the JDC, JCC, JFC or JMC, as applicable, such matter shall be promptly referred to the JSC for resolution.
(b)    JSC Disputes. If the JSC, after a period of thirty (30) days from the date a matter is submitted to it for decision (including if the JSC is unable to agree on any Development Plan and Budget or the Commercialization Plan and Budget, or amendment thereto), is unable to make a decision due to a lack of required unanimity, either Party may require that the dispute be submitted to the Executive Officers for resolution by providing written notice to the other Party formally requesting that the dispute be resolved by the Executive Officers and specifying the nature of the dispute. If a dispute is referred to the Executive Officers, then the Executive Officers shall diligently and in good faith attempt to resolve the referred dispute within fifteen (15) days after receiving written notification of such dispute or such longer period of time as the Executive Officers may agree in writing. Any final decision mutually agreed to by the Executive Officers with respect to a dispute and set forth in writing shall be conclusive and binding on the Parties. If the Executive Officers cannot resolve such dispute within such fifteen (15) days or such other period as agreed by the Executive Officers, such dispute will be resolved as follows:

(i)    for any JSC Dispute other than a [***] provided that any final determination permitted to be made by the Lead Party under this Section 2.6.3(b)(i) shall: [***];
(ii)    if the dispute is related to: (A) entering into (or the material terms of) any proposed [***] with respect to rights in or to (including any rights to further Develop or Commercialize) one or more Collaboration Products in the [***]; [***] (each of (A) through (D), a “Deadlocked Dispute”), neither Party shall have the right to resolve such Deadlocked Dispute and such Deadlocked Dispute shall remain deadlocked until resolved by mutual agreement of the Parties;
(iii)    if the dispute is related to a Financial Dispute or a Legal Dispute, such dispute shall be resolved pursuant to Section 13.5; and
(iv)    [***]
(v)    if the dispute is related to (A) whether a given activity is an Alnylam Specific Activity (B) whether a targeting ligand or other delivery technology proposed under Section 3.1.12 is a type of Non-Relevant Organ Delivery Technology or [***] (each of clauses (A), (B) and (C), an “Expert Dispute”), the Parties will mutually agree on an Expert and will submit such matter for resolution by such Expert in accordance with Schedule 2, and the determination of the Expert will be binding on the Parties. For avoidance of doubt, the Parties shall be bound by the determination of such Expert and the JSC shall have no authority to modify or amend the finding of the Expert; or
(vi)    [***]
2.6.4    Limitations on Authority. Each Party shall retain the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in a Joint Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. No Joint Committee shall have the power to amend, modify, or waive compliance with this Agreement, which may only be amended or modified as provided in Section 13.7 or compliance with which may only be waived as provided in Section 13.10. For clarity, the JSC shall serve as a discussion forum only for Core Technology In-Licenses, and the JSC shall not have any decision-making authority with respect thereto (and for clarity, each Party shall have decision-making authority with respect to its respective Core Technology In-Licenses).
2.7    Committees under the Master Agreement and other Co-Co Collaboration Agreements and License Agreements. If agreed to by the Parties, a particular Joint Committee hereunder can be the same as the equivalent committee under the Master Agreement or any other Co-Co Collaboration Agreement or License Agreement (e.g., the JSC hereunder can be the same committee as the JSC under the Master Agreement or any other Co-Co Collaboration Agreement or License Agreement).
2.8    Sub-Committees and Working Groups. Each Joint Committee may establish sub-committees or working groups to interact on a more frequent basis on specific projects and tasks assigned to them by such Joint Committee; provided, that the authority of such sub-committees or working groups shall not expand beyond the authority of the applicable Joint Committee. Any such sub-committees or working groups shall have no decision-making authority, but shall make recommendations to the applicable Joint Committee for its review and approval.
2.9    Discontinuation of Participation on a Committee. Each Joint Committee shall continue to exist until the first to occur of: (a) the Parties mutually agreeing to disband the Joint Committee; and (b) a Party exercising its Opt-Out Right. Once a Party exercises its Opt-Out Right or if the Parties mutually agree to disband the JSC, all Joint Committees shall be immediately disbanded and shall have no further rights or obligations under this Agreement, and the Lead Party shall, except as otherwise provided in this Agreement, have the right to solely decide, without consultation with the Participating Party, all matters that are subject to the review or approval by such Joint Committee hereunder other than a Financial Dispute, Legal Dispute or Expert Dispute, which shall be resolved pursuant to Section 13.5.
2.10    Alliance Manager. Each Party shall appoint a senior representative who possesses a general understanding of this Agreement and pharmaceutical research, clinical, regulatory, manufacturing and commercialization matters and who shall oversee contact between the Parties for all matters between meetings of each Joint Committee and shall have such other responsibilities as the Parties may agree in writing after the Effective Date (each, an “Alliance Manager”) for so long as neither Party has exercised its Opt-Out Right. Each Party may replace its Alliance Manager at any time by notice in writing to the other Party.
ARTICLE 3
DEVELOPMENT AND REGULATORY
3.1    Development Activities.
3.1.1    Transition of Development Activities from Master Agreement. To the extent that the Participating Party was performing Development activities with respect to the Target Program under the Master Agreement, the Participating Party shall use Commercially Reasonable Efforts to provide cooperation and assistance to the Lead Party, as reasonably requested by the Lead Party, to enable the Lead Party to assume the continuation of such Development of the Collaboration Products in the Territory pursuant to this Agreement; provided, however, that (a) the Participating Party shall not transition to the Lead Party any Ongoing Candidate Discovery Development Activities that are allocated to the Participating Party (as set forth in the Pre-Clinical Plan and

Budget) and (b) if Regeneron is the Lead Party, Alnylam shall not transition to Regeneron any Alnylam Specific Activities. Such cooperation and assistance shall be provided in a prompt and timely manner.
3.1.2    Pre-Clinical Activities.
(a)    Within thirty (30) days after the Effective Date the JSC shall review, revise and approve the proposed initial Pre-Clinical Plan and Budget (which shall be based on the Preliminary Pre-Clinical Plan (as defined in the Master Agreement) provided under the Master Agreement for the Target Program); provided, that the Pre-Clinical Plan and Budget shall not become effective unless and until approved by the JSC (or the Executive Officers pursuant to Section 2.6.3(b) or [***]). Pending such time as the JSC (or the Executive Officers pursuant to Section 2.6.3(b) or the Lead Party pursuant to Section 2.6.3(b)(i)) approves the initial Pre-Clinical Plan and Budget (including during the period while the Parties are in the process of entering into this Agreement in accordance with Article 4 of the Master Agreement), the Lead Party may commence Development activities as set forth in, and in accordance with, the Preliminary Pre-Clinical Plan and Budget (as defined in the Master Agreement) for the Target Program, and such activities will be deemed to be performed under the Pre-Clinical Plan and Budget once the initial Pre-Clinical Plan and Budget is so approved.
(b)    Each Party shall use Commercially Reasonable Efforts to (i) perform the Development activities assigned to it under the Pre-Clinical Plan and Budget in accordance with the timeline and budget set forth therein and (ii) achieve the goals and objectives set forth in the Pre-Clinical Plan and Budget.
(c)    In the event that either Party reasonably believes that [***].
3.1.3    Phase 1 Development Activities.
(a)    At least one hundred twenty (120) days prior to the anticipated date of IND submission to the FDA for the first Collaboration Product, as such date is reasonably determined by the JSC (or the Executive Officers pursuant to Section 2.6.3(b) or the Lead Party pursuant to Section 2.6.3(b)(i)) (the “Anticipated IND Submission Date”), the Lead Party, in consultation with the Participating Party, shall provide the JDC with a proposed initial Phase 1 Development Plan and Budget for the JDC’s review, discussion and potential modification prior to submission of the initial Phase 1 Development Plan and Budget by the JDC to the JSC for review and approval. Based on its review of the Parties’ proposed initial Phase 1 Development Plan and Budget and within thirty (30) days after receipt of such proposal, the JDC shall propose to the JSC an initial Phase 1 Development Plan and Budget. The JSC shall endeavor to approve the Phase 1 Development Plan and Budget within sixty (60) days after receipt of the proposed initial Phase 1 Development Plan and Budget by the JDC, and in no event later than the screening of the first subject for the first Phase 1 Clinical Trial for a Collaboration Product; provided, that the Phase 1 Development Plan and Budget shall not become effective unless and until approved by the JSC (or the Executive Officers pursuant to Section 2.6.3(b) or the Lead Party pursuant to Section 2.6.3(b)(i)).
(b)    Each Party shall use Commercially Reasonable Efforts to (i) perform the Development activities assigned to it under the Phase 1 Development Plan and Budget in accordance with the timeline and budget set forth therein and (ii) achieve the goals and objectives set forth in the Phase 1 Development Plan and Budget.
3.1.4    Phase 2 Development Activities.
(a)    Within sixty (60) days after the Phase 1 Completion Date, the Lead Party, in consultation with the Participating Party, shall provide the JDC with a proposed initial Phase 2 Development Plan and Budget for the JDC’s review, discussion and potential modification prior to submission of the initial Phase 2 Development Plan and Budget by the JDC to the JSC for review and approval. Based on its review of the Parties’ proposed initial Phase 2 Development Plan and Budget and within thirty (30) days after receipt of such proposal, the JDC shall propose to the JSC an initial Phase 2 Development Plan and Budget. The JSC shall endeavor to approve the Phase 2 Development Plan and Budget within sixty (60) days after receipt of the proposed initial Phase 2 Development Plan and Budget by the JDC, and in no event later than the screening of the first patient for the first Phase 2 Clinical Trial for a Collaboration Product; provided, that the Phase 2 Development Plan and Budget shall not become effective unless and until approved by the JSC (or the Executive Officers pursuant to Section 2.6.3(b) or the Lead Party pursuant to Section 2.6.3(b)(i)).
(b)    Each Party shall use Commercially Reasonable Efforts to (i) perform the Development activities assigned to it under the Phase 2 Development Plan and Budget in accordance with the timeline and budget set forth therein and (ii) achieve the goals and objectives set forth in the Phase 2 Development Plan and Budget.
3.1.5    Phase 3 Development Activities.
(a)    Within sixty (60) days after the Phase 2 Completion Date, the Lead Party, in consultation with the Participating Party, shall provide the JDC with a proposed initial Late Stage Development Plan and Budget for the JDC’s review, discussion and potential modification prior to submission of the initial Late Stage Development Plan and Budget by the JDC to the JSC for review and approval. Based on its review of the Parties’ proposed initial Late Stage Development Plan and Budget and within thirty (30) days after receipt of such proposal, the JDC shall propose to the JSC an initial Late Stage Development Plan and Budget. The JSC shall endeavor to approve the Late Stage Development Plan and Budget within sixty (60) days after receipt of the proposed initial Late Stage Development Plan and Budget by the JDC; provided, that the Late Stage Development Plan and Budget shall not become effective unless and until approved by the JSC (or the Executive Officers pursuant to Section 2.6.3(b) or the Lead Party pursuant to Section 2.6.3(b)(i)).
(b)    Each Party shall use Commercially Reasonable Efforts to (A) perform the Development activities assigned to it under the Late Stage Development Plan and Budget in accordance with the timeline and budget set forth therein and (B) achieve the goals and objectives set forth in the Late Stage Development Plan and Budget; and the Lead Party shall use Commercially Reasonable Efforts to obtain Regulatory Approval of a Collaboration Product in each of the Major Market Countries.
3.1.6    Operational Discretion. Subject to the terms and conditions of this Agreement, including Sections 3.1.9 and 6.3, the Party to which an activity under any Development Plan and Budget is assigned shall have the right to make operational decisions with respect to how such activity is conducted from an operational perspective; provided that (a) such decisions are consistent with this Agreement and the Development Plan and Budget and (b) such decisions are consistent with customary business practices for other of its similar products.
3.1.7    Development Budgets.
(a)    Development Budgets. Until the First Commercial Sale of a Collaboration Product in the first Major Market Country, each Development Plan and Budget will contain (i) a three (3)-Calendar Year rolling budget for the probable Development Costs for the Development activities to be performed during the then-current Calendar Year (broken down by Calendar Quarter) and the next two (2) Calendar Years (broken down by Calendar Year) of such Development Plan and Budget; provided that (A) if six (6) months or more remain in the then-current Calendar Year commencing as of the date of such initial Development Plan and Budget and ending December 31 of such Calendar Year, such partial year shall constitute a full Calendar Year for purposes of this Section 3.1.7(a), and such initial Development Plan and Budget shall include such a budget for such partial year and two (2) Calendar Years thereafter (broken down by Calendar Quarter for the first full Calendar Year and the stub period) and (B) if less than six (6) months remain in the then-current Calendar Year commencing as of the date of such initial Development Plan and Budget and ending December 31 of such Calendar Year, such initial Development Plan and Budget shall include such a budget for such partial Calendar Year and for three (3) Calendar Years thereafter (broken down by Calendar Quarter for the first full Calendar Year and the stub period) (each such budget, a “Development Budget”) and (ii) the Development Phase Budget with respect to such Development Plan and Budget; provided that, unless otherwise amended pursuant to Section 3.1.8, such Development Phase Budget shall be the Development Phase Budget set forth in the applicable initial Development Plan and Budget. The first full Calendar Year plus any such partial Calendar

Year, if applicable, of the then-current Development Budget shall be binding, and the second and third full Calendar Years of the Development Budget shall be non-binding. The initial Development Budget and initial Development Phase Budget for each Development Plan and Budget, and each update thereto, will be prepared by the Parties based on each Party’s good faith estimation, consistent with its standard internal practices, of the probable Development activities to be conducted during the relevant Development Budget period or Development Phase Budget Period, and based on and consistent with the documents and information related to the Collaboration Products prepared by such Party for its internal use and reference in the budgeting process. Upon request by a Party, the JFC shall discuss the appropriate level of detail to include in a Development Budget for the applicable Development activities to be performed during the period covered by such Development Budget.
(b)    Post-Approval Development Budgets. Commencing with the First Commercial Sale of a Collaboration Product in a Major Market Country, the Late Stage Development Plan and Budget will contain a three (3)-Calendar Year rolling budget for the probable Development Costs for the Development activities to be performed during the then-current Calendar Year (broken down by Calendar Quarter) and the next two (2) Calendar Years (broken down by Calendar Year); provided that (i) if six (6) months or more remain in the then-current Calendar Year commencing as of the date of such Late Stage Development Plan and Budget and ending December 31 of such Calendar Year, such partial year shall constitute a full Calendar Year for purposes of this Section 3.1.7(b), and such Late Stage Development Plan and Budget shall include such a budget for such partial year and two (2) Calendar Years thereafter and (ii) if less than six (6) months remain in the then-current Calendar Year commencing as of the date of such Late Stage Development Plan and Budget and ending December 31 of such Calendar Year, such Late Stage Development Plan and Budget shall include such a budget for such partial Calendar Year and for three (3) Calendar Years thereafter (each such budget, a “Post-Approval Development Budget”). The first full Calendar Year plus any such partial Calendar Year, if applicable, of the then-current Post-Approval Development Budget shall be binding, and the second and third full Calendar Years of the Post-Approval Development Budget shall be non-binding. The initial Post-Approval Development Budget, and each update thereto, will be prepared by the Parties based on each Party’s good faith estimation, consistent with its standard internal practices, of the probable Development activities to be conducted during the relevant Post-Approval Development Budget period, and based on and consistent with the documents and information related to the Collaboration Products prepared by such Party for its internal use and reference in the budgeting process. Upon request by a Party, the JFC shall discuss the appropriate level of detail to include in a Post-Approval Development Budget for the applicable Development activities to be performed during the period covered by such Post-Approval Development Budget.

3.1.8    Amendments to Development Plans and Budgets.
(a)    The Lead Party, in consultation with the Participating Party, shall (i) review each Development Plan and Budget at least annually during the period covered by such Development Plan and Budget for the purpose of considering appropriate amendments thereto to be proposed to the JDC and (ii) then no later than September 15 of the then-current Calendar Year beginning with the first full Calendar Year of the initial Development Plan and Budget, provide the JDC with a proposed updated Development Plan and Budget for the JDC’s review, discussion and potential modification prior to submission of such updated Development Plan and Budget by the JDC to the JSC. Based on its review of the Lead Party’s proposed updated Development Plan and Budget and within thirty (30) days after the receipt of such proposal, the JDC shall propose to the JSC an updated Development Plan and Budget. The JSC shall endeavor to approve such updated Development Plan and Budget no later than November 15 of the then-current Calendar Year.
(b)    Annual updates to each Development Budget shall contain a proposed Development Budget covering (i) the next Calendar Year, broken down by Calendar Quarter, and (ii) each of the two (2) Calendar Years thereafter, broken down by Calendar Year, in each case ((i) through (ii)), in accordance with the requirements set forth in Section 3.1.7(a). The annual updates to each Development Budget shall further contain any proposed Development activities that were not previously included as Development activities in the then-current Development Plan and Budget (including any new indications).
(c)    Annual updates to each Post-Approval Development Budget shall contain a proposed Post-Approval Development Budget covering (i) the next Calendar Year, broken down by Calendar Quarter, and (ii) each of the two (2) Calendar Years thereafter, broken down by Calendar Year, in each case ((i) and (ii)), in accordance with the requirements set forth in Section 3.1.7(b).
(d)    In addition to the annual updates, either Party, through its representatives on the JDC, may propose amendments to any Development Plan and Budget at any time until such time as no further Development activities are occurring or expected to occur under such Development Plan and Budget, including amendments to add Development activities to such Development Plan and Budget and amendments to any Development Phase Budget (including new indications).

(e)    No annual update or material amendment to a Development Plan and Budget shall be effective unless and until approved by the JSC (or the Executive Officers pursuant to Section 2.6.3(b) [***]. No amendment to a Development Phase Budget shall be effective unless and until approved by the JSC by consensus or the Executive Officers pursuant to Section 2.6.3(b) or deemed approved by the Participating Party [***] [or approved pursuant to Section 2.6.3(b)(vi)]15.
(f)    In the event that Development activities for any Collaboration Products are approved by the JSC by consensus or the Executive Officers pursuant to Section 2.6.3(b) (i.e., without [***] exercising its final decision-making authority) [or pursuant to [***]]16, then the corresponding Baseline Annual Development Plan and Budget (including, for clarity, the Development Plan and Budget for the then-current Calendar Year) and the Development Phase Budget, if applicable shall be adjusted to account for the costs and expenses for such approved Development activities.

15 Note to Draft: Include this bracketed language only in Co-Co Collaboration Agreements where (1) Alnylam is the initial Lead Party and (2) the Target Program was a CNS Program under the Master Agreement.
16 Note to Draft: Include this bracketed language only in Co-Co Collaboration Agreements where (1) Alnylam is the initial Lead Party and (2) the Target Program was a CNS Program under the Master Agreement.

3.1.9    Subcontracting. Each Party shall have the right to subcontract any of its Development activities under this Agreement to a Third Party (a “Third Party Provider”) without the other Party’s consent (provided that Alnylam shall not subcontract any activities within the Alnylam Specific Activities or the Ongoing Candidate Discovery Development Activities without Regeneron’s prior consent, such consent not to be unreasonably withheld, conditioned or delayed, except that Alnylam may subcontract those activities set forth on Schedule 3.1.9 to those Third Party Providers as set forth on such schedule to the extent Alnylam subcontracts such activities in the ordinary course of Alnylam’s business, which schedule may be updated from time to time by the JSC to include additional Third Party Providers upon Alnylam’s reasonable request and Regeneron’s consent, not to be unreasonably withheld, conditioned or delayed); provided that any subcontract entered into by a Party pursuant to this Section 3.1.9 must (a) be in writing, (b) be consistent with the terms and conditions of this Agreement, including containing confidentiality provisions at least as protective as those contained in ARTICLE 9, and (c) provide the other Party with the same rights with respect to any intellectual property arising from the subcontracted activities as it would have if the subcontracting Party performed such activities under this Agreement (except that with respect to any subcontract entered into with a Third Party contract manufacturer, such Third Party may retain ownership of any general manufacturing process improvement of general application; provided that such Third Party grants the subcontracting Party a sublicenseable license with respect to any such improvement to the extent related to a Collaboration Product). Without limiting the foregoing, Alnylam shall not subcontract any of its regulatory obligations under this Agreement to a contract research organization unless Alnylam and its Affiliates use such contract research organizations for similar regulatory activities in their normal course of conduct with respect to their other products. In the event the subcontracting Party seeks to subcontract with an academic, governmental, not-for-profit or public institution and is unable to comply with subsection (c) above, then the subcontracting Party may submit a written request to the other Party for its consent to such subcontract through the Alliance Managers. If the other Party fails to respond to such request within [***] weeks after receipt of such written request, such request shall be deemed to have been approved, and the subcontracting Party may proceed with the subcontract. In any event, the subcontracting Party shall (x) oversee the performance by its subcontractors of the activities subcontracted pursuant to this Section 3.1.9 in a manner that would be reasonably expected to result in their timely and successful completion and (y) be responsible and liable for the actions and omissions of its subcontractors. No subcontracting pursuant to this Section 3.1.9 shall relieve the subcontracting Party of any of its obligations, or the other Party of any of its rights, under this Agreement.
3.1.10    [Proof of Principle Study. Promptly following mutual agreement on the Proof of Principle Criteria by the Parties, in accordance with and more particularly described in the

Master Agreement, the Lead Party shall identify such Proof of Principle Criteria in writing to the JSC. [***]
3.1.11    Compliance. Each Party shall perform or cause to be performed any and all of its Development activities, including its activities under each applicable Development Plan and Budget, in a good scientific manner and in compliance with all Applicable Law.
3.1.12    Delivery Technology. At any time during the Term, either Party may propose in writing to the other Party that a targeting ligand or other delivery technology is or is not a type of Non-Relevant Organ Delivery Technology, as measured by [***]. Within thirty (30) days of receiving such request, together with reasonable supporting data from the requesting Party, if any, the non-requesting Party may agree or object. Upon any such objection, the proposing Party, if it so elects, may elect to invoke the dispute resolution process set forth in Section 2.6.3(b)(v) to determine if a targeting ligand or other delivery technology is or is not a type of Non-Relevant Organ Delivery Technology. Upon any agreement by the Parties or resolution by the dispute resolution process set forth in Section 2.6.3(b)(v), the JSC will record the applicable classification of the targeting ligand or other delivery technology in its minutes; provided that, for clarity, either Party shall have the right to subsequently dispute the determination made pursuant to this Section 3.1.12 if new information becomes available with respect to such targeting ligand or other delivery technology, and if a new determination is made, the JSC minutes will be updated to reflect such new determination (provided that if (a) there was an initial determination made pursuant to this Section 3.1.12 that a particular targeting ligand or other delivery technology was Non-Relevant Organ Delivery Technology, and (b) it is subsequently determined that such targeting ligand or other delivery technology is not Non-Relevant Organ Delivery Technology, [***].
3.1.13    siRNAs from Other Co-Co Collaboration Agreements or License Agreements. [***]
3.1.14    Additional Collaboration Products. If (a) Regeneron is the Lead Party and (b) prior to the Initiation of a Registration Enabling Trial for the first Collaboration Product hereunder, Regeneron desires to Develop additional Collaboration Products hereunder, [***].
3.1.15    Additional Permitted Dual Sequences. [***]
3.1.16    [Development of Collaboration Product for use with an Antibody. In the event that the Lead Party desires to Develop the Collaboration Product for use with an antibody (either as a Combination Product or for co-administration), then, prior to including any such Development activities in a Development Plan and Budget, the Lead Party shall discuss such Development with the Participating Party.]17
17 Note to Draft: Include this bracketed provision only when Alnylam is the initial Lead Party in this Agreement.

3.1.17    [***]
3.2    Development Costs.
3.2.1    Development Cost Sharing. Unless and until a Party exercises its Opt-Out Right, subject to Section 3.2.2(a) and Section 3.2.2(b), the Parties shall share Development Costs equally (50%/50%) pursuant to Section 7.1.1.
3.2.2    Development Budget Overruns and Option Thresholds.
(a)    Development Budget Overruns. For purposes of determining any budget overages, where Development activities included in a Development Plan and Budget are allocated to both Parties, the applicable Development Budget or the Post-Approval Development Budget will be allocated between the Parties in proportion to activities allocated to each Party in such plan, and if such activities are allocated to only one Party, the applicable Development Budget or Post-Approval Development Budget shall be allocated entirely to such Party. [***]
(b)    Option Thresholds. With respect to each Development Plan and Budget, [***].
3.3    Information Exchange. As long as a Party is conducting Development activities under this Agreement, including under a Development Plan and Budget, upon the reasonable request of such Party (the “Requesting Party”), the non-Requesting Party shall provide to the Requesting Party Information that is licensed to the other Party under this Agreement to the extent that it is necessary or reasonably useful for the Requesting Party to perform its Development activities under any Development Plan and Budget, or, with respect to the Lead Party as the Requesting Party, for Developing any Collaboration Product or for filing, obtaining or maintaining INDs or Regulatory Approval for any Collaboration Product, including copies of all material scientific information and data related to such Collaboration Product.
3.4    Records and Reports.
3.4.1    Each of Alnylam and Regeneron shall, and shall ensure that its Third Party Providers, maintain complete, current and accurate records of all of its Development activities under this Agreement, including under each Development Plan and Budget, and all data and other information resulting from such Development activities, which records shall (a) be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, and in compliance with Applicable Law, (b) properly reflect all work done and results achieved in the performance of such Development activities, and (c) record only such Development activities and shall not include or be commingled with records of activities that are not conducted under this Agreement. Alnylam or Regeneron, as the case may be, shall retain, or cause to the retained, such records for at least three (3) years after the termination of this Agreement, or for such longer period as may be required by Applicable Law.
3.4.2    Until a Party exercises its Opt-Out Right, each Party shall promptly provide to the JDC a summary of material non-clinical data and Clinical Data with respect to any Development activities under each Development Plan and Budget and, upon the reasonable request by the other Party, shall provide the other Party copies of or access to all non-clinical data and Clinical Data, and other material Information, results, and analyses (including clinical safety data affecting each Collaboration Product or the class (e.g., serious adverse events, emerging safety issues) and other reasonable information to enable Alnylam to conduct platform-wide safety signal analyses) with respect to such Development activities (collectively, “Development Data”). If requested by a Party, the Parties shall reasonably agree on timelines to provide such Development Data, and in particular with respect to clinical safety data (but without limiting the foregoing), prior to IND submission to the FDA for the first Collaboration Product, the Parties shall reasonably agree (via the JDC or otherwise) on timelines and procedures for exchange of such safety data and regular meetings of safety personnel, in each case, in order for the Parties to be able to comply with any regulatory reporting requirements.
3.4.3    If a Party exercises its Opt-Out Right, within thirty (30) days following the end of each Calendar Year during which the Lead Party is conducting Development activities, the Lead Party shall provide the Participating Party a summary of material Development activities and shall promptly notify the Participating Party of material developments in the Development and Regulatory Approval of the Collaboration Products in the Major Market Countries.
3.4.4    Notwithstanding anything to the contrary contained herein (including Sections 3.6.1 and 5.1.1), neither Party shall be required to provide to, or otherwise share with, the other Party any data (including Development Data and CMC information) specific to such Party’s Proprietary Unlicensed Component, unless otherwise required by a Regulatory Authority.
3.5    Opt-Out Rights.
3.5.1    Each Party shall have the right, subject to Section 3.5.7, to opt-out of its obligation to perform any further Development activities under this Agreement (except, with respect to Alnylam, the continued performance of the Alnylam Specific Activities subject to Section 3.5.7(b)) and its obligation to pay for fifty percent (50%) of the future Development Costs (except, with respect to either Party, the continued obligation to share Development Costs pursuant to Section 3.5.7(e), as applicable) (the “Opt-Out Right”) by providing written notice of such exercise (an “Opt-Out Notice”, and the date such Opt-Out Notice is provided, the “Opt-Out Date”)

to the other Party within thirty (30) days after the JSC (or the Executive Officers pursuant to Section 2.6.3(b) [***]) approves the initial Phase 2 Development Plan and Budget.
3.5.2    If a Party has not previously exercised its Opt-Out Right, each Party shall have the right, subject to Section 3.5.7, to exercise its Opt-Out Right by providing an Opt-Out Notice to the other Party within thirty (30) days after the JSC (or the Executive Officers pursuant to Section 2.6.3(b) [***]) approves the initial Late Stage Development Plan and Budget.
3.5.3    If a Party has not previously exercised its Opt-Out Right, each Party shall have the right, subject to Section 3.5.7, to exercise its Opt-Out Right by providing an Opt-Out Notice to the other Party at any time after the JSC (or the Executive Officers pursuant to Section 2.6.3(b) [***]) approves the initial Phase 2 Development Plan and Budget (but not during the period that is (a) within thirty (30) days after the date that the JSC (or the Executive Officers pursuant to Section 2.6.3(b) [***]) approves the initial Phase 2 Development Plan and Budget, which would be handled pursuant to Section 3.5.1, or (b) within thirty (30) days after the date that the JSC (or the Executive Officers pursuant to Section 2.6.3(b) [***]) approves the initial Late Stage Development Plan and Budget, which would be handled pursuant to Section 3.5.2).
3.5.4    If a Party has not previously exercised its Opt-Out Right, the Participating Party may exercise its Opt-Out Right pursuant to Section 3.2.2(b); provided, however, that if a Party exercises its Opt-Out Right pursuant to this Section 3.5.4 before the JSC (or the Executive Officers pursuant to Section 2.6.3(b) or the Lead Party pursuant to Section 2.6.3(b)(i)) approves the initial Phase 1 Development Plan and Budget, then the Parties shall negotiate in good faith whether to change (and if so, the change to) the royalty rates in Section 7.2.1(a) and the Third Party Transaction Proceeds Percentage based on such Party’s contribution to the Development of the Collaboration Products, the status of the Collaboration Products and the commercial prospects for the Collaboration Products.
3.5.5    If a Party has not previously exercised its Opt-Out Right, as a limited exception to the exclusivity obligation in Section 6.7.1, the Acquired Party may exercise its Opt-Out Right in the event an Acquirer has a Competing Program at the time of the closing of the Third Party Acquisition by providing an Opt-Out Notice to the other Party within ten (10) Business Days after the closing of the Third Party Acquisition for the Acquired Party; provided, however, that if the Acquired Party exercises its Opt-Out Right pursuant to this Section 3.5.5 before the JSC (or the Executive Officers pursuant to Section 2.6.3(b) [***]) approves the initial Phase 1 Development Plan and Budget, then the Parties shall negotiate in good faith whether to change (and if so, the change to) the royalty rates in Section 7.2.1(a) and the Third Party Transaction Proceeds Percentage based on the Acquired Party’s contribution to the Development of the Collaboration Products, the status of the Collaboration Products and the commercial prospects for the Collaboration Products.

3.5.6    [***]
3.5.7    Any Opt-Out Notice shall indicate the subsection of Section 3.5 under which such Party is exercising its Opt-Out Right. If a Party exercises its Opt-Out Right pursuant to Section 3.5.1, Section 3.5.2, Section 3.5.3, Section 3.5.4 or Section 3.5.5 [or Section 3.5.6]18 (such Party, the “Opt-Out Party”), then:
(a)    if the Opt-Out Party is the Party that is the Lead Party immediately prior to exercising its Opt-Out Right, then the provisions of Schedule 3.5.7(a) shall apply;
(b)    subject to Section 3.5.7(a), the Opt-Out Party shall no longer have any obligation to perform any Development activities with respect to any Collaboration Product, except that if Alnylam is the Opt-Out Party, Alnylam shall still be required to, at Regeneron’s request, perform the Alnylam Specific Activities and use Commercially Reasonable Efforts to perform such Alnylam Specific Activities in accordance with a plan and budget to be reasonably agreed to by the Parties (which budget shall include a mutually agreeable mechanism to address payments by Regeneron to Alnylam for cost overruns that are no more than [***] over the budget); provided that, (i) in the event of a dispute with respect to such plan (including if the Parties are unable to reasonably agree on such plan or amendments thereto), such dispute shall be resolved by Regeneron, provided that Regeneron shall not have the right to include activities in such plan that are not Alnylam Specific Activities and (ii) in the event of a dispute with respect to such budget (including if the Parties are unable to reasonably agree on such budget or amendments thereto), such dispute shall be a Financial Dispute. Regeneron shall pay Alnylam the Alnylam Specific Activities Costs with respect thereto pursuant to Section 7.2.10;
(c)    the Lead Party (which may be a New Lead Party, if applicable) shall no longer be required to prepare any Development Plan and Budget, Commercialization Plan and Budget, or any amendments or updates thereto;
(d)    the Joint Committees shall automatically terminate and, at the Lead Party’s (which may be a New Lead Party, if applicable) request, the Parties shall form a joint working group for the coordination of regulatory, pharmacovigilance and Manufacturing matters, or any other matters as reasonably requested by the Lead Party, after the Opt-Out Date;

18 Note to Draft: Include this bracketed language only in Co-Co Collaboration Agreements where (1) Alnylam is the initial Lead Party and (2) the Target Program was a CNS Program under the Master Agreement.

(e)    except as set forth in Section 3.5.7(e)(i) through Section 3.5.7(e)(iv), or as otherwise provided in this Agreement, the Opt-Out Party shall no longer be responsible for any of the Development Costs, Shared Commercial Expenses or Other Shared Expenses that are incurred after the Opt-Out Date and the Lead Party (which may be a New Lead Party, if applicable) shall be responsible for all costs and expenses incurred in connection with the Development and Commercialization or of the Collaboration Products thereafter;
(i)    if the Opt-Out Party exercises its Opt-Out Right pursuant to Section 3.5.1 or Section 3.5.5 after the JSC (or the Executive Officers pursuant to Section 2.6.3(b) [***]) approval of the initial Phase 1 Development Plan and Budget but prior to the completion of the Development activities under the Phase 1 Development Plan and Budget (regardless of whether the Phase 1 Completion Date has occurred), then [***];
(ii)    if the Opt-Out Party exercises its Opt-Out Right pursuant to Section 3.5.2 or Section 3.5.5 after the JSC (or the Executive Officers pursuant to Section 2.6.3(b) [***]) approval of the initial Phase 2 Development Plan and Budget but prior to the completion of the Development activities under the Phase 2 Development Plan and Budget (regardless of whether the Phase 2 Completion Date has occurred), [***];
(iii)    if the Opt-Out Party exercises its Opt-Out Right pursuant to (1) Section 3.5.5 after the JSC (or the Executive Officers pursuant to Section 2.6.3(b) [***]) approval of the initial Late Stage Development Plan and Budget or (2) Section 3.5.3, then (A) if the Opt-Out Party exercises its Opt-Out Right prior to the First Commercial Sale of the first Collaboration Product in the first Major Market Country, [***], and (B) if the Opt-Out Party exercises its Opt-Out Right after the First Commercial Sale of the first Collaboration Product in the first Major Market Country, then the Parties shall continue to share the Development Costs for activities set forth in the Post-Approval Development Budget as of the Opt-Out Date, [***] until the [***] anniversary of the Opt-Out Date;
(iv)    if the Opt-Out Party exercises its Opt-Out Right pursuant to Sections 3.5.4 [or 3.5.6]19, then the Parties shall continue to share [***] the Development Costs until the [***] day following the exercise of such Opt-Out Right up to the Development Phase Budget for the applicable Development Plan and Budget;
(f)    the Parties shall not share Profits [***] pursuant to Section 7.1 and the provisions of Section 7.2 shall apply;
19 Note to Draft: Include this bracketed language only in Co-Co Collaboration Agreements where (1) Alnylam is the initial Lead Party and (2) the Target Program was a CNS Program under the Master Agreement.

(g)    if the Lead Party is the Opt-Out Party, the licenses granted by the Participating Party to the old Lead Party under Section 6.1.1 through Section 6.1.4 shall terminate and the old Lead Party shall grant the Participating Party (which shall be the New Lead Party) the licenses set forth in Section 6.2.2;
(h)    if the Opt-Out Party exercises its Opt-Out Right pursuant to Section 3.5.4, the Opt-Out Party shall have the right pursuant to Section 7.2.6 to recoup the Development Costs it incurred pursuant to Section 7.1.1 with respect to the Development Phase Budget Period during which it exercised its Opt-Out Right other than any Development Costs for which the Opt-Out Party was either reimbursed or which were otherwise covered by Third Party Transaction Proceeds (“Opt-Out Development Costs”);
(i)    if, prior to exercising its Opt-Out Right, the Opt-Out Party received any Third Party Transaction Proceeds as pre-payment of Development Costs, but as of the Opt-Out Date, the Opt-Out Party has not actually incurred Development Costs equal to the amount of such pre-paid Third Party Transaction Proceeds, then the Opt-Out Party shall pay the Lead Party (which may be the New Lead Party), as of the later of the Opt-Out Date and the date the Opt-Out Party is no longer responsible pursuant to Section 3.5.7(e) for any applicable Development Costs, any amount of such pre-paid Third Party Transaction Proceeds that remains after application of such pre-paid Third Party Transaction Proceeds to Development Costs incurred by the Opt-Out Party prior to such date; and
3.6    Regulatory Matters.
3.6.1    Regulatory Responsibilities.
(a)    As between the Parties, the Lead Party shall, subject to Section 3.6.1(c), have the sole right to prepare, obtain, and maintain INDs, Drug Approval Applications (including the setting of the overall regulatory strategy therefor), other Regulatory Approvals and other submissions, and to conduct communications with the Regulatory Authorities, for Collaboration Products in the Territory (which shall include filings or communications with the Regulatory Authorities with respect to Development activities) during such time as it is the Lead Party. The Participating Party shall support the Lead Party, as reasonably requested by the Lead Party, in obtaining INDs and Regulatory Approvals for the Collaboration Products, and in the activities in support thereof, including providing documents or other materials necessary or reasonably useful to obtain any such INDs and Regulatory Approvals and consulting with respect thereto. [***]

(b)    All Regulatory Documentation (including all Regulatory Approvals and Product Labeling) relating to the Collaboration Products shall be owned by, and shall be the sole property and held in the name of, the Lead Party or its designated Affiliate, Sublicensee or designee.
(c)    [***]
(i)    [***]
(ii)    The Lead Party shall provide the Participating Party with prior written notice, to the extent the Lead Party has advance knowledge, of any scheduled meeting (including any advisory committee meeting) with a Regulatory Authority in a Major Market Country relating to a Collaboration Product, within [***] Business Days after the Lead Party first receives notice of the scheduling of such meeting (or within such shorter period as may be necessary in order to give the Participating Party a reasonable opportunity to attend such meeting). [***]
(d)    [***]
3.6.2    Recall, Market Suspension or Market Withdrawal. The Lead Party shall make every reasonable effort to notify the Participating Party promptly (but in no event later than forty-eight (48) hours) following its determination that any event, incident, or circumstance has occurred that may result in the need for a recall, market suspension, or market withdrawal of a Collaboration Product in the Territory, and shall include in such notice the reasoning behind such determination, and any supporting facts. The Lead Party shall have the right to make the final determination whether to voluntarily implement any such recall, market suspension, or market withdrawal in the Territory; provided, unless and until a Party exercises its Opt-Out Right, that prior to any implementation of such a recall, market suspension, or market withdrawal, the Lead Party shall, to the extent practicable, consult with the Participating Party and shall consider the Participating Party’s comments in good faith. If a recall, market suspension, or market withdrawal is mandated by a Regulatory Authority in the Territory, the Lead Party shall initiate such a recall, market suspension, or market withdrawal in compliance with Applicable Law. For all recalls, market suspensions or market withdrawals undertaken pursuant to this Section 3.6.2, the Lead Party shall be solely responsible for the execution thereof, and the Participating Party shall reasonably cooperate in all such recall efforts. Without limiting ARTICLE 11, (a) if and to the extent that a recall, market suspension, or market withdrawal resulted from a Party’s or any of its Affiliate’s material breach of its obligations hereunder, or from such Party’s or any of its Affiliate’s gross negligence or willful misconduct, such Party shall be responsible for the costs and expenses of such recall, market suspension, or market withdrawal incurred by or on behalf of either Party, (b) unless a Party has exercised its Opt-Out Right, except as set forth in the foregoing clause (a), the costs and expenses incurred by or on behalf of either Party as a result of a recall, market suspension, or market withdrawal of a Collaboration Product shall be included in Other Shared Expenses, and (c) if a Party has exercised its Opt-Out Right, except as set forth in the foregoing clause (a), the Lead Party shall be responsible for the costs and expenses of such recall, market suspension, or market withdrawal incurred by or on behalf of either Party.
3.7    Material Transfer. In the event a Party transfers to the other Party any Materials under this Agreement, the receiving Party shall: (a) use such Materials solely for the purpose of exercising its rights or fulfilling its obligations under this Agreement and for no other purpose; and (b) not transfer such Materials to any Third Party without the providing Party’s prior written consent, provided that the receiving Party shall have the right to transfer such Materials to its Sublicensees or subcontractors solely to the extent for such Third Party to conduct the activities on behalf of, or as a Sublicensee of, such receiving Party in furtherance of this Agreement. In the event the Parties anticipate the transfer of any patient samples or patient information, the Parties shall negotiate in good faith and enter into an agreement governing such transfer and subsequent use, in compliance with all Applicable Law.
3.8    [***]
ARTICLE 4
COMMERCIALIZATION
4.1    In General. The Lead Party (itself or through its Affiliates or Sublicensees) shall have the sole right to Commercialize Collaboration Products in the Territory.
4.2    Commercialization Plan and Budget.
4.2.1    General. The Commercialization of the Collaboration Products in the Territory shall be conducted pursuant to the Commercialization Plan and Budget, which shall at a minimum include a reasonably detailed plan for the Detailing and Commercialization of the Collaboration Product in the United States and each other Major Market Country, on a country-by-country basis, and shall further provide that during the first three (3) Calendar Years following the First Commercial Sale of a Collaboration Product in the United States, such Collaboration Product will be Detailed in the primary or secondary position in the United States. The Parties acknowledge and agree that the FTE time necessary to perform a secondary or tertiary Detail is expected to be less than the FTE time necessary to perform a primary position Detail, which would result in the Field Force Costs for secondary and tertiary Details being less than the Field Force Costs for primary Details. At least twenty-four (24) months prior to the Anticipated FCS Date for the first Collaboration Product in the first country in the Territory, the Lead Party shall provide the JCC with a proposed initial Commercialization Plan and Budget for the JCC’s review, discussion and potential modification prior to submission of the initial Commercialization Plan and Budget by the JCC to the JSC for review and approval. Based on its review of the Lead Party’s proposed initial

Commercialization Plan and Budget and within thirty (30) days after receipt of such proposal, the JCC shall propose to the JSC an initial Commercialization Plan and Budget. The JSC shall endeavor to approve the initial Commercialization Plan and Budget at least eighteen (18) months prior to such Anticipated FCS Date. The initial Commercialization Plan and Budget shall not be effective unless and until approved by the JSC (or the Executive Officers pursuant to Section 2.6.3(b) or the Lead Party pursuant to Section 2.6.3(b)(i)).
4.2.2    Commercialization Budgets. The Commercialization Plan and Budget will contain a three (3)-Calendar Year rolling budget for the probable Shared Commercial Expenses for the Commercialization activities to be performed during the then-current Calendar Year (broken down by Calendar Quarter) and the next two (2) Calendar Years (broken down by Calendar Year) of the Commercialization Plan and Budget, updated on a rolling three (3)-Calendar Year period basis; provided that (a) if six (6) months or more remain in the then-current Calendar Year commencing as of the date of such initial Commercialization Plan and Budget and ending December 31 of such Calendar Year, such partial year shall constitute a full Calendar Year for purposes of this Section 4.2.2, and such initial Commercialization Plan and Budget shall include such a budget for such partial year and two (2) Calendar Years thereafter (broken down by Calendar Quarter for the first full Calendar Year and the stub period) and (b) if less than six (6) months remain in the then-current Calendar Year commencing as of the date of such initial Commercialization Plan and Budget and ending December 31 of such Calendar Year, such initial Commercialization Plan and Budget shall include such a budget for such partial Calendar Year and for three (3) Calendar Years thereafter (broken down by Calendar Quarter for the first full Calendar Year and the stub period) (each such budget, a “Commercialization Budget”). The first full Calendar Year plus any such partial Calendar Year, if applicable, of the then-current Commercialization Budget shall be binding, and the second and third full Calendar Years of the Commercialization Budget shall be non-binding. The initial Commercialization Budget for the Commercialization Plan and Budget, and each update thereto, will be prepared by the Parties based on each Party’s good faith estimation, consistent with its standard internal practices, of the probable Commercialization activities to be conducted during the relevant Commercialization Budget period, and based on and consistent with the documents and information related to the Collaboration Products prepared by such Party for its internal use and reference in the budgeting process. Upon request by a Party, the JFC shall discuss the appropriate level of detail to include in a Commercialization Budget for the applicable Commercialization activities to be performed during the period covered by such Commercialization Budget.
4.2.3    Amendments to Commercialization Plans and Budgets. The Lead Party, in consultation with the Participating Party, shall (a) review the Commercialization Plan and Budget at least annually for the purpose of considering appropriate amendments thereto to be proposed to the JCC and (b) then no later than September 15 of the then-current Calendar Year beginning with the first full Calendar Year of the initial Commercialization Plan and Budget, provide the JCC with a proposed updated Commercialization Plan and Budget for the JCC’s review, discussion and potential modification prior to submission of such updated Commercialization Plan and Budget by the JCC to the JSC. Based on its review of the Lead Party’s proposed updated Commercialization Plan and Budget and within thirty (30) days after receipt of such proposal, the JCC shall propose to the JSC an updated Commercialization Plan and Budget. The JSC will endeavor to approve such updated Commercialization Plan and Budget no later than November 15 of the then-current Calendar Year. Annual updates to the Commercialization Budget shall contain a proposed Commercialization Budget covering (i) the next Calendar Year, broken down by Calendar Quarter, and (ii) each of the two (2) Calendar Years thereafter, broken down by Calendar Year, in each case ((i) and (ii)), in accordance with the requirements set forth in Section 4.2.2. In addition to the annual update, either Party, through its representatives on the JCC, may propose amendments to the Commercialization Plan and Budget at any time. No update or amendment to the Commercialization Plan and Budget shall be effective unless and until approved by the JSC (or the Executive Officers pursuant to Section 2.6.3(b) [***]).
4.3    Diligence. The Lead Party shall use Commercially Reasonable Efforts to Commercialize a Collaboration Product [***] following receipt of Regulatory Approval therefor in the applicable country in the Territory.
4.4    Compliance with Applicable Law. The Lead Party shall, and shall cause its Affiliates to, comply with all Applicable Law with respect to the Commercialization of Collaboration Products.
4.5    Booking of Sales; Distribution. The Lead Party shall have the sole right to invoice and book sales, establish all terms of sale (including pricing and discounts) and warehousing, and distribute the Collaboration Products in the Territory and to perform or cause to be performed all related services. The Lead Party shall handle all returns, recalls, or withdrawals, order processing, invoicing, collection, distribution, and inventory management with respect to the Collaboration Products in the Territory.
4.6    Promotional Materials. The Lead Party will be responsible, consistent with the Commercialization Plan and Budget, for the creation, preparation, production and reproduction of all Promotional Materials and for filing, as appropriate, all Promotional Materials with all Regulatory Authorities in the world.
4.7    Product Trademarks and Domain Names. Subject to Section 4.8, the Lead Party shall have the right, in consultation with the Participating Party unless the Participating Party has exercised its Opt-Out Right, to determine and shall own the Product Trademarks and Domain Names to be used with respect to the Exploitation of the Collaboration Products on a worldwide basis. Neither Party shall, nor it permit its Affiliates to, (a) use in their respective businesses (except, with respect to the Lead Party, under this Agreement), any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Product Trademarks and Domain Names, or (b) do any act that endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to the Product Trademarks and Domain Names.
4.8    Use of Corporate Names.
4.8.1    Unless and until a Party exercises its Opt-Out Right, the Lead Party shall use Commercially Reasonable Efforts to include the Participating Party’s Corporate Name with equal prominence on materials related to the Collaboration Products (including Product Labeling, trade packaging, internet pages, social media, samples and all Promotional Materials used or distributed in connection with the Collaboration Products), unless to do so would be prohibited under Applicable Law; provided, in the case of multi-product materials that refer to a Collaboration Product as well as other (bio)pharmaceutical products, the prominence of the Participating Party’s Corporate Name shall be commensurate with the relative prominence of such Collaboration Product in such materials.
4.8.2    If a Party exercises its Opt-Out Right, the Lead Party shall have no obligation to include the Participating Party’s Corporate Names on materials related to the Collaboration Products (including Product Labeling, trade packaging, internet pages, social media, samples and all Promotional Materials used or distributed in connection with the Collaboration Products), except that to the extent the Lead Party is required under Applicable Law to include the Participating Party’s Corporate Names on materials related to the Collaboration Product (including Product Labeling, trade packaging, internet pages, social media, samples and all Promotional Materials used or distributed in connection with the Collaboration Products) it shall do so.
4.8.3    During the Term, the Lead Party shall submit samples of each such Product Labeling, trade packaging, internet pages, social media, samples and Promotional Materials containing the Participating Party’s Corporate Name to the Participating Party for its prior approval (which approval shall not be unreasonably withheld, conditioned or delayed) at least fifteen (15) days before the first dissemination of such materials. Failure of the Participating Party to object within such fifteen (15)-day period shall constitute approval of the Lead Party’s Product Labeling, trade packaging, internet pages, social media, samples and all Promotional Materials.
4.9    Commercialization Reports.
4.9.1    Unless and until a Party exercises its Opt-Out Right, commencing upon approval of the initial Commercialization Plan and Budget, promptly after the end of each Calendar Quarter, each Party shall provide to the JCC a summary of material Commercialization activities undertaken by or on behalf of such Party with respect to each Collaboration Product in the Field during such Calendar Quarter, and upon the reasonable request of the other Party, shall provide the other Party with copies of or access to any other material Information and analyses with respect to such Commercialization activities.

4.9.2    If a Party has exercised its Opt-Out Right, approximately twenty-four (24) months prior to, and again approximately twelve (12) months prior to, the expected date of First Commercial Sale of a Collaboration Product, the Lead Party shall provide the Participating Party a written report (in electronic form) summarizing the Commercialization activities (if any) undertaken by or on behalf of the Lead Party with respect to each Collaboration Product in the Field during such Calendar Year. Commencing with the First Commercial Sale of a Collaboration Product in the Territory, such reports shall be provided two (2) times per Calendar Year (for the first two Calendar Quarters and for the last two Calendar Quarters of each Calendar Year). The foregoing reports referred to in this Section 4.9.2 shall be in a level of detail that will provide the Participating Party with an update on the progress of the Commercialization activities. In addition, interim versions of such reports may be requested by the Participating Party with respect to the first Calendar Quarter and third Calendar Quarter of each Calendar Year, it being understood that such interim reports may be less detailed than the regular reports covering two (2) Calendar Quarters.
4.9.3    The Lead Party shall maintain records relating to its sales force, account management, medical science liaison and medical affairs functions FTEs for the Collaboration Products in each country in a manner sufficient to permit the determination of Field Force Cost.
4.10    Commercialization Costs.
4.10.1    Shared Commercial Expenses. Unless a Party exercises its Opt-Out Right, subject to Section 4.10.2, the Parties shall share Shared Commercial Expenses evenly (50%/50%) pursuant to Section 7.1.1.
4.10.2    Commercialization Budget Overruns. Where Commercialization activities included in a Commercialization Plan and Budget are allocated [***].
4.10.3    After Opt-Out. Except as otherwise provided in this Agreement, if either Party exercises its Opt-Out Right, then the Opt-Out Party shall no longer be responsible for any of the Shared Commercial Expenses or Other Shared Expenses that are incurred after the Opt-Out Date, and the Lead Party (which may be a New Lead Party, if applicable), shall be responsible for all costs and expenses incurred in connection with the Commercialization of the Collaboration Products.

ARTICLE 5
MANUFACTURING AND SUPPLY
5.1    Manufacturing Coordination.
[***]
5.2    Early Stage Supply Requirements.
5.2.1    If Regeneron is the Lead Party, Alnylam shall use Commercially Reasonable Efforts to adequately and timely Manufacture and supply the Early Stage Supply Requirements, which Manufacture and supply shall be in accordance with Applicable Law, including GMP, and this Agreement (including the Manufacturing Plan), as well as the Supply Agreement and the Quality Agreement once the Parties have executed the Supply Agreement and the Quality Agreement. If Alnylam is the Lead Party, Alnylam shall use Commercially Reasonable Efforts to adequately and timely Manufacture and supply the Early Stage Supply Requirements, which Manufacture and supply shall be in accordance with Applicable Law, including GMP, and this Agreement (including the Manufacturing Plan).
5.2.2    If Regeneron is the Lead Party, the Parties shall negotiate in good faith and use diligent and good faith efforts to execute and deliver a definitive supply agreement for the supply of the Early Stage Supply Requirements (the “Supply Agreement”) and related quality agreement (the “Quality Agreement”) [***].
5.2.3    If Alnylam is the Lead Party, then Alnylam shall comply with the terms of Schedule 5.2.3 with respect to the Manufacture and supply of Early Stage Supply Requirements.
5.2.4    Alnylam shall be responsible for supplying the Early Stage Supply Requirements. [***]
5.2.5    [***]
5.3    Late Stage Supply Requirements.
5.3.1    Determination of Manufacturer for Late Stage Supply Requirements.
(a)    Prior to Opt-Out. [***]
(b)    Following Opt-Out. Notwithstanding Section 5.3.1(a), [***].
5.3.2    Regeneron as Lead Party with Alnylam as the Manufacturer. [***].
5.3.3    Regeneron as Lead Party with Regeneron as the Manufacturer.

(a)    Technology Transfer. [***]
(b)    Additional Technology Transfers. Without limiting the foregoing, [***].
(c)    Contracts with Third Party Contract Manufacturers. [***]
(d)    Efforts. [***]
5.3.4    [***] as the Lead Party. [***]
5.4    Technology Transfer to Alnylam. [***]
5.5    Costs of Manufacture.
[***]
5.6    Certain Alnylam Third Party Contractor Requirements. [***]
5.7    Development of Delivery Systems for Collaboration Products. [***]
5.8    Fill-Finish Manufacturing Activities for Collaboration Products. [***]
ARTICLE 6
GRANT OF RIGHTS
6.1    [Grants to Regeneron. Subject to the terms and conditions of this Agreement, Alnylam hereby grants Regeneron:20]
6.1.1    subject to Section 6.4.3, for so long as Regeneron does not exercise its Opt-Out Right, an exclusive (including with regard to Alnylam and its Affiliates), non-transferable (except as permitted by Section 13.2), worldwide license (or sublicense), with the right to grant sublicenses in accordance with Section 6.3, under the Alnylam Product-Specific Patents and the Alnylam Product-Specific Know-How, to perform activities under a Development Plan and Budget and to Exploit the Collaboration Products in the Field in the Territory, which license shall be (a) if neither Party exercises its Opt-Out Right, payment-bearing pursuant to Section 7.1 during the Term and (b) if Alnylam exercises its Opt-Out Right, royalty-bearing pursuant to Section 7.2.1 during the Royalty Term with respect to each Collaboration Product in each country in the Territory, and after the expiration of the Royalty Term for a Collaboration Product in a country shall convert to a fully paid-up, irrevocable, perpetual, non-exclusive license, with the right to grant sublicenses through multiple tiers of sublicensees, for such Collaboration Product in such country;
20 Note to Draft: If Alnylam is the initial Lead Party, then this Section 6.1 should be replaced with the Alternative Section 6.1 set forth at the end of this Section 6.1.

6.1.2    for so long as Regeneron does not exercise its Opt-Out Right, a non-exclusive, non-transferable (except as permitted by Section 13.2), worldwide license (or sublicense), with the right to grant sublicenses in accordance with Section 6.3, under the Alnylam Core Technology Patents and the Alnylam Core Technology Know-How, to perform activities under a Development Plan and Budget and to Exploit the Collaboration Products in the Field in the Territory, which license shall be (a) if neither Party exercises its Opt-Out Right, payment-bearing pursuant to Section 7.1 during the Term and (b) if Alnylam exercises its Opt-Out Right, royalty-bearing pursuant to Section 7.2.1 during the Royalty Term with respect to each Collaboration Product in each country in the Territory, and after the expiration of the Royalty Term for a Collaboration Product in a country shall convert to a fully paid-up, irrevocable, perpetual, non-exclusive license, with the right to grant sublicenses through multiple tiers of sublicensees, for such Collaboration Product in such country;
6.1.3    subject to Section 6.4.3, for so long as Regeneron does not exercise its Opt-Out Right, an exclusive (including with regard to Alnylam and its Affiliates), non-transferable (except as permitted by Section 13.2), fully paid-up, worldwide license and right of reference, with the right to grant sublicenses and further rights of reference in accordance with Section 6.3, under the Regulatory Approvals and any other Regulatory Documentation that Alnylam or its Affiliates may Control that are related to a Collaboration Product as necessary for purposes of performing any activities under a Development Plan and Budget and for Exploiting such Collaboration Product in the Field in the Territory;
6.1.4    for so long as Regeneron does not exercise its Opt-Out Right, a non-exclusive license, with the right to grant sublicenses in accordance with Section 6.3, to use Alnylam’s Corporate Names solely as required to comply with, and in accordance with, Section 4.8, and for no other purpose; and
6.1.5    a non-exclusive, non-transferable (except as permitted by Section 13.2), fully paid-up, perpetual, worldwide license (or sublicense), with the right to grant sublicenses through multiple tiers, [***] to Exploit any product in the Territory that does not contain any siRNA, MicroRNA, MicroRNA antagonist or MicroRNA Mimic, or any single or double-stranded oligonucleotide designed to specifically hybridize to RNA and modulate the expression of the intended target.
Notwithstanding the foregoing in this Section 6.1, Regeneron does not receive any rights under the license grants in this Section 6.1 to or for any Proprietary Unlicensed Component of a Combination Product Controlled by Alnylam (or any of its Affiliates).

6.1    [ALTERNATIVE SECTION 6.1] [Grants to Alnylam. Subject to the terms and conditions of this Agreement, Regeneron hereby grants Alnylam:21]
6.1.1    subject to Section 6.4.3, for so long as Alnylam does not exercise its Opt-Out Right, an exclusive (including with regard to Regeneron and its Affiliates), non-transferable (except as permitted by Section 13.2), worldwide license (or sublicense), with the right to grant sublicenses in accordance with Section 6.3, under the Regeneron Product-Specific Patents and the Regeneron Product-Specific Know-How, to perform activities under a Development Plan and Budget and to Exploit the Collaboration Products in the Field in the Territory, which license shall be (a) if neither Party exercises its Opt-Out Right, payment-bearing pursuant to Section 7.1 during the Term and (b) if Regeneron exercises its Opt-Out Right, royalty-bearing pursuant to Section 7.2.1 during the Royalty Term with respect to each Collaboration Product in each country in the Territory, and after the expiration of the Royalty Term for a Collaboration Product in a country shall convert to a fully paid-up, irrevocable, perpetual, non-exclusive license, with the right to grant sublicenses through multiple tiers of sublicensees, for such Collaboration Product in such country;
6.1.2    for so long as Alnylam does not exercise its Opt-Out Right, a non-exclusive, non-transferable (except as permitted by Section 13.2), worldwide license (or sublicense), with the right to grant sublicenses in accordance with Section 6.3, under the Regeneron Core Technology Patents and the Regeneron Core Technology Know-How, to perform activities under a Development Plan and Budget and to Exploit the Collaboration Products in the Field in the Territory, which license shall be (a) if neither Party exercises its Opt-Out Right, payment-bearing pursuant to Section 7.1 during the Term and (b) if Regeneron exercises its Opt-Out Right, royalty-bearing pursuant to Section 7.2.1 during the Royalty Term with respect to each Collaboration Product in each country in the Territory, and after the expiration of the Royalty Term for a Collaboration Product in a country shall convert to a fully paid-up, irrevocable, perpetual, non-exclusive license, with the right to grant sublicenses through multiple tiers of sublicensees, for such Collaboration Product in such country;
6.1.3    subject to Section 6.4.3, for so long as Alnylam does not exercise its Opt-Out Right, an exclusive (including with regard to Regeneron and its Affiliates), non-transferable (except as permitted by Section 13.2), fully paid-up, worldwide license and right of reference, with the right to grant sublicenses and further rights of reference in accordance with Section 6.3, under the Regulatory Approvals and any other Regulatory Documentation that Regeneron or its Affiliates may Control that are related to a Collaboration Product as necessary for purposes of performing any activities under a Development Plan and Budget and for Exploiting such Collaboration Product in the Field in the Territory;

21 Note to Draft: If Alnylam is the initial Lead Party, then use this Alternative Section 6.1 in lieu of Section 6.1 above.

6.1.4    for so long as Alnylam does not exercise its Opt-Out Right, a non-exclusive license, with the right to grant sublicenses in accordance with Section 6.3, to use Regeneron’s Corporate Names solely as required to comply with, and in accordance with, Section 4.8, and for no other purpose; and
6.1.5    a non-exclusive, non-transferable (except as permitted by Section 13.2), fully paid-up, perpetual, worldwide license (or sublicense), with the right to grant sublicenses through multiple tiers, under the [***] to Exploit any product in the Territory containing siRNA (other than a Competing Product).
Notwithstanding the foregoing in this Section 6.1, Alnylam does not receive any rights under the license grants in this Section 6.1 to or for any Proprietary Unlicensed Component of a Combination Product Controlled by Regeneron (or any of its Affiliates).
6.2    [Grants to Alnylam.]22
6.2.1    Subject to the terms and conditions of this Agreement, Regeneron hereby grants Alnylam:
(a)    a non-exclusive, non-transferable (except as permitted by Section 13.2), fully paid-up, worldwide license (or sublicense), with the right to grant sublicenses in accordance with Section 6.3, under the Regeneron Technology, to Develop the Collaboration Products solely for purposes of performing Alnylam’s obligations as set forth in, and subject to, each applicable Development Plan and Budget and to Manufacture and supply the Early Stage Supply Requirements, and if applicable, the Late Stage Supply Requirements; and
(b)    a non-exclusive, non-transferable (except as permitted by Section 13.2), fully paid-up, perpetual, worldwide license (or sublicense), with the right to grant sublicenses through multiple tiers, under the [***] to Exploit any product in the Territory containing siRNA (other than a Competing Product).
6.2.2    If Regeneron exercises its Opt-Out Right, subject to the terms and conditions of this Agreement, Regeneron shall grant Alnylam:

22 Note to Draft: If Alnylam is the initial Lead Party, then this Section 6.2 should be replaced with the Alternative Section 6.2 set forth at the end of this Section 6.2.

(a)    subject to Section 6.4.2, an exclusive (including with regard to Regeneron and its Affiliates), non-transferable (except as permitted by Section 13.2), worldwide license (or sublicense), with the right to grant sublicenses in accordance with Section 6.3, under the Regeneron Product-Specific Patents and the Regeneron Product-Specific Know-How, to Exploit the Collaboration Products in the Field in the Territory, which license shall be royalty-bearing pursuant to Section 7.2.1 during the Royalty Term with respect to each Collaboration Product in each country in the Territory, and after the expiration of the Royalty Term for a Collaboration Product in a country shall convert to a fully paid-up, irrevocable, perpetual, non-exclusive license, with the right to grant sublicenses through multiple tiers of sublicensees, for such Collaboration Product in such country;
(b)    a non-exclusive, non-transferable (except as permitted by Section 13.2), worldwide license (or sublicense), with the right to grant sublicenses in accordance with Section 6.3, under the Regeneron Core Technology Patents and the Regeneron Core Technology Know-How, to Exploit the Collaboration Products in the Field in the Territory, which license shall be royalty-bearing pursuant to Section 7.2.1 during the Royalty Term with respect to each Collaboration Product in each country in the Territory, and after the expiration of the Royalty Term for a Collaboration Product in a country shall convert to a fully paid-up, irrevocable, perpetual, non-exclusive license, with the right to grant sublicenses through multiple tiers of sublicensees, for such Collaboration Product in such country; and
(c)    a non-exclusive license, with the right to grant sublicenses in accordance with Section 6.3, to use Regeneron’s Corporate Names solely as required to comply with, and in accordance with, Section 4.8, and for no other purpose.
Notwithstanding the foregoing in this Section 6.2, Alnylam does not receive any rights under the license grants in this Section 6.2 to or for any Proprietary Unlicensed Component of a Combination Product controlled by Regeneron (or any of its Affiliates).
6.2    [ALTERNATIVE SECTION 6.2] [Grants to Regeneron.]23
6.2.1    Subject to the terms and conditions of this Agreement, Alnylam hereby grants Regeneron:

23 Note to Draft: If Alnylam is the initial Lead Party, then use this Alternative Section 6.2 in lieu of Section 6.2 above.

(a)    a non-exclusive, non-transferable (except as permitted by Section 13.2), fully paid-up, worldwide license (or sublicense), with the right to grant sublicenses in accordance with Section 6.3, under the Alnylam Technology, to Develop the Collaboration Products solely for purposes of performing Regeneron’s obligations as set forth in, and subject to, each applicable Development Plan and Budget; and
(b)    a non-exclusive, non-transferable (except as permitted by Section 13.2), fully paid-up, perpetual, worldwide license (or sublicense), with the right to grant sublicenses through multiple tiers, under the [***] to Exploit any product in the Territory that does not contain any siRNA, MicroRNA, MicroRNA antagonist or MicroRNA Mimic, or any single or double-stranded oligonucleotide designed to specifically hybridize to RNA and modulate the expression of the intended target.
6.2.2    If Alnylam exercises its Opt-Out Right, subject to the terms and conditions of this Agreement, Alnylam shall grant Regeneron:
(a)    subject to Section 6.4.2, an exclusive (including with regard to Alnylam and its Affiliates), non-transferable (except as permitted by Section 13.2), worldwide license (or sublicense), with the right to grant sublicenses in accordance with Section 6.3, under the Alnylam Product-Specific Patents and the Alnylam Product-Specific Know-How, to Exploit the Collaboration Products in the Field in the Territory, which license shall be royalty-bearing pursuant to Section 7.2.1 during the Royalty Term with respect to each Collaboration Product in each country in the Territory, and after the expiration of the Royalty Term for a Collaboration Product in a country shall convert to a fully paid-up, irrevocable, perpetual, non-exclusive license, with the right to grant sublicenses through multiple tiers of sublicensees, for such Collaboration Product in such country;
(b)    a non-exclusive, non-transferable (except as permitted by Section 13.2), worldwide license (or sublicense), with the right to grant sublicenses in accordance with Section 6.3, under the Alnylam Core Technology Patents and the Alnylam Core Technology Know-How, to Exploit the Collaboration Products in the Field in the Territory, which license shall be royalty-bearing pursuant to Section 7.2.1 during the Royalty Term with respect to each Collaboration Product in each country in the Territory, and after the expiration of the Royalty Term for a Collaboration Product in a country shall convert to a fully paid-up, irrevocable, perpetual, non-exclusive license, with the right to grant sublicenses through multiple tiers of sublicensees, for such Collaboration Product in such country; and
(c)    a non-exclusive license, with the right to grant sublicenses in accordance with Section 6.3, to use Alnylam’s Corporate Names solely as required to comply with, and in accordance with, Section 4.8, and for no other purpose.

Notwithstanding the foregoing in this Section 6.2, Regeneron does not receive any rights under the license grants in this Section 6.2 to or for any Proprietary Unlicensed Component of a Combination Product Controlled by Alnylam (or any of its Affiliates).
6.3    Sublicenses. Either Party shall have the right to grant sublicenses (or further rights of reference), through multiple tiers, under the licenses and rights of reference granted to [Regeneron]24 in Section 6.1.1, Section 6.1.2, Section 6.1.3 or Section 6.1.4 or to [Alnylam]25 in Section 6.2.1(a) or Section 6.2.2, as applicable; provided that any such sublicenses to Develop or Commercialize a Collaboration Product shall be consistent with the terms and conditions of this Agreement and shall contain terms and conditions consistent with those in this Agreement and (a) if neither Party has exercised its Opt-Out Right, any such sublicense agreements shall first be approved by the Joint Steering Committee pursuant to Section 2.1.2(j); or (b) if a Party has exercised its Opt-Out Right, any such sublicense agreements with respect to the United States by the Lead Party shall first be approved by the Participating Party, such approval not to be unreasonably withheld, conditioned or delayed; provided, however, that in either case ((a) or (b)), if any such sublicense agreement is between either Party and one or more of such Party’s Affiliates, then no prior approval is required. If a Party has exercised its Opt-Out Right, the Lead Party will promptly provide the other Party with a copy of any fully executed sublicense agreement with a Third Party covering any Commercialization sublicense outside the United States granted hereunder. Each such sublicense agreement entered into by a Party (whether before or after a Party has exercised its Opt-Out Right) shall contain a requirement that the Sublicensee comply with confidentiality and non-use provisions that are no less stringent than Section 9.1 with respect to the other Party’s Confidential Information. Furthermore, the applicable Party shall use commercially reasonable efforts to ensure that, to the extent possible, each such sublicense agreement by it to a Sublicensee provides that any and all data and results, discoveries, inventions and other Information, whether patentable or not, arising out of the sublicense are owned by such Party or one of its Affiliates; provided that if, after using commercially reasonable efforts, the foregoing is not possible, then such Party shall ensure that it sufficiently Controls all such data and results, discoveries, inventions and other Information in order to grant the licenses to the other Party as contemplated under this Agreement. Notwithstanding any sublicense to a Sublicensee, the sublicensing Party shall remain responsible to the other Party for the performance of all of the sublicensing Party’s obligations under, and compliance with, all applicable terms and conditions of, this Agreement, including any obligations delegated to its Sublicensees. For the avoidance of doubt, either Party may grant sublicenses, through multiple tiers, under the licenses granted to such Party under Section 6.1.5 or Section 6.2.1(b), as applicable, without the consent of the other Party and the foregoing provisions of this Section 6.3 shall not apply to such sublicenses.
24 Note to Draft: Change to “Alnylam” if Alnylam is the initial Lead Party.
25 Note to Draft: Change to “Regeneron” if Alnylam is the initial Lead Party.

6.4    No Implied License; Retention of Rights.
6.4.1    Except as expressly provided herein, nothing in this Agreement grants either Party or vests in either Party any right, title or interest in and to the Information, Patent Rights, Confidential Information, Trademarks or other intellectual property of the other Party (either expressly or by implication or estoppel), other than the license rights expressly granted hereunder and the assignments expressly made hereunder.
6.4.2    Notwithstanding anything to the contrary in this Agreement, and without limiting any rights granted or reserved to Regeneron pursuant to any other term or condition of this Agreement:
(a)    Regeneron hereby expressly retains, on behalf of itself and its Affiliates (and on behalf of its licensors, (sub)licensees and contractors) all right, title and interest in and to the Regeneron Technology to (i) perform its and their obligations under this Agreement, including to perform all activities under each Development Plan and Budget; and (ii) subject to Section 6.7, develop, obtain and maintain regulatory approvals for, and to manufacture, commercialize, and otherwise exploit any compound or product, other than a Collaboration Product, in any field anywhere in the world; and
(b)    Regeneron reserves the right to grant the licenses to Third Parties for the purposes described in Section 6.7.3.
6.4.3    Notwithstanding anything to the contrary in this Agreement, and without limiting any rights granted or reserved to Alnylam pursuant to any other term or condition of this Agreement, Alnylam hereby expressly retains, on behalf of itself and its Affiliates (and on behalf of its licensors, (sub)licensees and contractors) all right, title and interest in and to the Alnylam Technology to (a) perform its and their obligations under this Agreement, including (i) to perform all activities under each Development Plan and Budget, (ii) to Manufacture and supply the Early Stage Supply Requirements and if applicable, the Late Stage Supply Requirements and (b) subject to Section 6.7, develop, obtain and maintain regulatory approvals for, and to manufacture, commercialize, and otherwise exploit any compound or product, other than a Collaboration Product, in any field anywhere in the world.
6.4.4    [***]

6.5    In-License Agreements.
6.5.1    Entry Into In-Licenses.
[***]
6.5.2    Additional Alnylam In-Licenses. In the event that a Patent Right licensed to Alnylam under an Additional Alnylam In-License actually is or will be infringed by Regeneron’s Development, Manufacture or Commercialization of a Collaboration Product in the Field and in the Territory in accordance with this Agreement, then such Additional Alnylam In-License will thereafter automatically be deemed to be an Existing Alnylam In-License on a Collaboration Product-by-Collaboration Product basis, and all rights granted to Alnylam thereunder will be deemed to be “Controlled” by Alnylam and sublicensed to Regeneron under the applicable terms of Section [6.1]26, effective as of the later of (a) the date the applicable Patent Right issues and (b) the date that Regeneron’s Development, Manufacture or Commercialization of such Collaboration Product in the Field and in the Territory in accordance with this Agreement under the applicable terms of Section [6.1]27 would infringe such Patent Right in the absence of a license thereunder from Alnylam; provided, for clarity, that the performance of activities as permitted under the safe harbor provision provided in 35 U.S.C. § 271(e)(1) (or other applicable safe harbor exemptions in other countries outside the United States) shall not be deemed to trigger the date under the foregoing clause (b).
6.5.3    Management of In-Licenses. Neither Party shall, and each Party shall cause its Affiliates not to, enter into any subsequent agreement or understanding with any Third Party to an In-License to which such Party or any of its Affiliates is a party that modifies, amends or terminates any such In-License, or waives any right or obligation thereunder, in any way that would adversely affect in any material respect the other Party’s rights or interests under this Agreement, including by increasing any of the other Party’s obligations or otherwise agreeing to any covenants or obligations imposed on the other Party that would adversely impact the other Party’s business outside of this Agreement, in each case, without the other Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Neither Party shall, and each Party shall cause its Affiliates not to, commit any acts or permit the occurrence of any omissions that would cause a material breach or termination of any such In-License that would adversely affect in any material respect the other Party’s rights or interests under this Agreement.

26 Change reference to Section 6.2 if Alnylam is the initial Lead Party.
27 Change reference to Section 6.2 if Alnylam is the initial Lead Party.

6.5.4    In-Licenses. Each Party acknowledges and agrees that the sublicenses and other rights granted by the other Party to such first Party in this Agreement are subject to the terms of any In-Licenses to which such other Party or any of its Affiliates is a party. Each Party granted a sublicense pursuant to this Agreement under any of the In-Licenses of the other Party (or any of its Affiliates) (the Party granted a sublicense, the “Sublicensed Party,” and the Party granting the sublicense, the “Sublicensor Party”) shall comply with, and perform and take such actions as may be required to allow the Sublicensor Party to comply with, all applicable terms and conditions of the In-Licenses of the Sublicensor Party to the extent (a) applicable to (i) the Sublicensed Party’s rights or obligations relating to the Development, Manufacture or Commercialization of Collaboration Products under this Agreement or (ii) the filing, prosecution, maintenance, extension, defense, enforcement or the further sublicensing of the Alnylam Technology (if Alnylam is the Sublicensor Party) or the Regeneron Technology (if Regeneron is the Sublicensor Party) to the extent relevant to the Sublicensed Party’s rights or obligations relating to the Development, Manufacture or Commercialization of Collaboration Products under this Agreement, and (b) the Sublicensed Party has been given written notice or provided a copy of such terms and conditions on or before the later of (i) the Effective Date and (ii) the date on which such In-License is first required to have been provided to the Sublicensed Party hereunder, including any such terms and conditions relating to sublicensing, patent matters, confidentiality, reporting, audit rights, indemnification and diligence. Without limiting the foregoing, (x) the Parties shall, from time to time, upon the reasonable request of either Party, discuss the terms of any In-License and (y) each Sublicensed Party shall prepare and deliver to the Sublicensor Party any reports required under the applicable In-Licenses of the Sublicensor Party sufficiently in advance to enable the Sublicensor Party to comply with its obligations under the applicable In-Licenses, to the extent that the Sublicensed Party had been made aware of such provisions sufficiently in advance of the date on which such compliance is required in order for such Sublicensed Party to properly prepare such reports.
6.5.1    Excluded Agreements. Notwithstanding anything herein to the contrary, Regeneron acknowledges that certain Patent Rights and Information under which Alnylam has rights are in-licensed by Alnylam under the Excluded Agreements. It is understood and agreed that no sublicense is granted to Regeneron by Alnylam under the Excluded Agreements pursuant to this Agreement, and that no Patent Rights or Information licensed to Alnylam under the Excluded Agreements will be Controlled by Alnylam under this Agreement. Alnylam shall be solely responsible for, and shall solely bear, all costs arising under or in connection with any Excluded Agreement.
6.6    Confirmatory Patent License. Each Party shall, if requested to do so by the other Party, promptly enter into confirmatory license agreements in the form or substantially the form reasonably requested by such other Party for purposes of recording the licenses granted under this Agreement with such patent offices in the Territory as the requesting Party considers appropriate. Until the execution of any such confirmatory licenses, so far as may be legally possible, Alnylam and Regeneron shall have the same rights in respect of the respective intellectual property and be under the same obligations to each other in all respects as if the said confirmatory licenses had been executed.
6.7    Exclusivity.
6.7.1    Exclusivity.
(a)    Target Exclusivity. Regardless of whether either Party exercises its Opt-Out Right, during the Term, subject to Section 6.7.2 and Section 6.7.3 and the remainder of this Section 6.7.1(a), and in the case of Alnylam, except as and to the extent set forth in the Existing Alnylam Third Party Agreements and in the case of Regeneron except as and to the extent set forth in the Existing Regeneron Third Party Agreements, in each case, as existing as of the Effective Date (as defined in the Master Agreement) of the Master Agreement, each Party shall not, and shall cause its Affiliates not to, (i) directly or indirectly, develop, commercialize or manufacture for purposes of development or commercialization, any Competing Product in the Field in any country in the Territory, or (ii) license, authorize or appoint any Third Party to directly or indirectly, develop, commercialize or manufacture for purposes of development or commercialization, any Competing Product in the Field in any country in the Territory.
(A)    The provisions of Section 6.7.1(a)(i) and (ii) shall not apply to any Competing Product Directed to the Target using or incorporating only Non-Relevant Organ Delivery Technology; provided that such Competing Product using or incorporating such Non-Relevant Organ Delivery Technology is not administered to or used in (or developed or designed for use or administration in) the Relevant Organ through any route of administration [(including when administered intrathecally)]28.
(B)    [The provisions of Section 6.7.1(a)(i) and (ii) shall not apply to any Permitted Competing Products.]29
28 Note to Draft: Include this bracketed language only if the Target is a CNS Target.
29 Note to Draft: Include this bracketed provision only if the Target was a CNS Target under the Master Agreement and there is a Permitted Competing Product hereunder.

(b)    siRNA Sequence Exclusivity. Without limiting the provisions of Section 6.7.1(a), during the Term, Alnylam shall not, and shall cause its Affiliates not to, (i) directly or indirectly, develop, commercialize or manufacture for purposes of development or commercialization any siRNA that includes the same nucleotide sequence (or a different nucleotide sequence that functionally targets the same nucleotide sequence of the messenger RNA) as a Collaboration Product except [***] (ii) license, authorize or appoint any Third Party to directly or indirectly, develop, commercialize or manufacture for purposes of development or commercialization any siRNA that includes the same nucleotide sequence (or a different nucleotide sequence that functionally targets the same nucleotide sequence of the messenger RNA) as a Collaboration Product except for [***]; provided that in each case ((i)-(ii)), [***].
(c)    Continuation from Master Agreement. In the event that prior to entering into this Agreement there was a “Competing Program” or “Acquisition Product” with respect to the Target pursuant to Section 5.7.2 of the Master Agreement, then such “Competing Program” or “Acquisition Product” shall also be a Competing Program or Acquisition Product, as applicable, for purposes of this Agreement, and the provisions of Sections 6.7.2 and 6.7.3 shall apply; provided, however, that if the applicable Acquirer and its Affiliates (other than Pre-Existing Affiliates) was allowed to continue to develop, manufacture, commercialize and exploit a given Competing Program under the Master Agreement in accordance with Section 5.7.2(d) of the Master Agreement, then such Acquirer and its Affiliates (other than Pre-Existing Affiliates) shall have the right to continue to develop, manufacture, commercialize and exploit such Competing Program hereunder without being in violation of the provisions of Section 6.7.1(a); provided that the Acquirer shall or shall cause the Acquired Party to (i) continue to fulfill its obligations under this Agreement in all respects, (ii) ensure that the conduct of Competing Program activities is completely independent of the activities conducted under or in connection with this Agreement, (iii) ensure that all Competing Program activities (A) do not use, access or incorporate and are not based on any Alnylam Know-How, Regeneron Know-How or other Confidential Information, for so long as such Confidential Information remains subject to the confidentiality and non-use obligations under Section 9.1, and (B) are not covered by and do not incorporate or reference the Alnylam Patents or Regeneron Patents (or any Information or inventions disclosed in any of the foregoing), and (iv) establish reasonable internal safeguards designed to prevent any Alnylam Know-How, Regeneron Know-How or other Confidential Information from being disclosed to, or otherwise utilized by, the Acquirer or any of its Affiliates (other than Pre-Existing Affiliates), in connection with the Competing Program, for so long as such Confidential Information remains subject to the confidentiality and non-use obligations under Section 9.1.

6.7.2    Change of Control and Acquired Competing Programs and Products.
(a)    If, during the Term, (i) there is a Change of Control of a Party (such Party, the “Acquired Party”) and as of the effective date of such Change of Control, a Third Party described in the definition of “Change of Control” or any of its Affiliates (other than the Acquired Party, or the Acquired Party’s Pre-Existing Affiliates) (the “Acquirer”) is engaged, directly or indirectly, in any activities that, if carried out by the Acquired Party, would be a breach of the exclusivity obligations set forth in Section 6.7.1 (such activities, a “Competing Program”), or (ii) as the result of an acquisition of a Third Party or the assets of a Third Party by a Party or one or more of its Affiliates (the “Acquiring Party”), the Acquiring Party directly or indirectly acquires rights to a Competing Product in the Field that would be a breach of the exclusivity obligations set forth in Section 6.7.1 (each such Competing Product, an “Acquisition Product” and each transaction described in subsection (i) or (ii), a “Third Party Acquisition”); then, the Acquired Party or Acquiring Party, as applicable, shall give the other Party (the “Non-Acquiring Party”) express written notice thereof within ten (10) Business Days after the closing of such Third Party Acquisition and furthermore the Acquired Party or Acquiring Party, as applicable, shall in its sole discretion do one of the following after the closing of such Third Party Acquisition: (w) by the later of six (6) months after (i) such closing, (ii) the expiration of the Divestment Period pursuant to Section 6.7.2(b) and (iii) the date on which the Parties cease negotiations pursuant to Section 6.7.2(c), as applicable, terminate all development, commercialization and manufacture for purposes of development or commercialization, with respect to such Competing Program or Acquisition Product, as applicable (other than Clinical Trials that a Regulatory Authority requires the Acquired Party or Acquiring Party, as applicable, to continue, which may be continued for no more than twelve (12) months after such closing or such longer period as such Regulatory Authority requires), and deliver to the Non-Acquiring Party a notice of such termination, which notice shall include a covenant that no further development, commercialization or manufacture for purposes of development or commercialization, with respect to such Competing Program or Acquisition Product shall be performed by or on behalf of such Acquired Party or Acquiring Party, as applicable, or any of its Affiliates, to the extent the provisions of Section 6.7.1 would have prohibited such activities; provided, that an Acquired Party or Acquiring Party, as applicable, shall not be prohibited from later divesting its rights in such terminated Competing Program or Acquisition Product, as applicable, whether pursuant to the provisions of this Section 6.7.2 or otherwise; (x) divest its rights in the Competing Program or Acquisition Product to a Third Party pursuant to Section 6.7.2(b); (y) offer the Competing Product Option to the Non-Acquiring Party pursuant to Section 6.7.2(c) or (z) if applicable, exercise the right to continue the Competing Program as set forth in Section 6.7.2(d). If the Acquired Party or Acquiring Party fails to comply with one of the foregoing clauses (w), (x), (y) or (z), then, unless the Parties otherwise agree in writing, the Acquired Party or Acquiring Party, as applicable, shall be in breach of Section 6.7.1.

(b)    If the Acquired Party or Acquiring Party, as applicable, chooses to divest its rights in the Competing Program or Acquisition Product, as applicable, to a Third Party, the Acquired Party or Acquiring Party, as applicable, shall commit in writing to the Non-Acquiring Party, within forty-five (45) days of the later of (i) the closing of such Third Party Acquisition and (ii) the date on which the Parties cease negotiations pursuant to Section 6.7.2(c), as applicable, to divest such Competing Program or Acquisition Product, as applicable, to a Third Party within one hundred eighty (180) days after the closing of the Third Party Acquisition, and shall do so within such one hundred eighty (180)-day period; provided, that if the Acquired Party or Acquiring Party, as applicable, fails to complete such divestiture within such one hundred eighty (180)-day period, but can demonstrate to the Non-Acquiring Party’s reasonable satisfaction that it used commercially reasonable efforts to effect such divestiture within such one hundred eighty (180)-day period, then, unless otherwise required by Applicable Law, such one hundred eighty (180)-day period shall be extended for such additional reasonable period thereafter as is necessary to enable such Competing Program or Acquisition Product, as applicable, to be in fact divested, not to exceed an additional one hundred and eighty (180) days; provided, however, that such period shall be extended for such period as is necessary to obtain any governmental or regulatory approvals required to complete such divestiture, provided that the Acquired Party or Acquiring Party, as applicable, is using good faith efforts to obtain such approvals (such period, the “Divestment Period”). If the Acquired Party or Acquiring Party, as applicable, does not complete the divestiture within the Divestment Period, then the Acquired Party or Acquiring Party, as applicable, shall terminate such Competing Program or Acquisition Product, as applicable pursuant to Section 6.7.2(a), or, provided such Competing Program or Acquisition Product has not previously been the subject of a Competing Product Option, offer the Non-Acquiring Party the option to include the Competing Program or Acquisition Product as a Collaboration Product under this Agreement pursuant to Section 6.7.2(c). Any divestiture of rights under this Section 6.7.2(b) shall not permit the Acquired Party or Acquiring Party, as applicable, or its Affiliates to retain any rights in (other than the right to receive payments) or involvement with the Competing Program or Acquisition Product, as applicable, including rights to direct or influence the course of development or commercialization thereof, or to contribute or receive nonpublic know-how or information of any sort with respect thereto (other than reports showing the basis for calculating payments made to the Acquired Party or Acquiring Party, as applicable, and the right to audit the accuracy of such reports); provided, that the Acquired Party or Acquiring Party, as applicable, may continue to supply the applicable Competing Product to the acquirer and provide other transitional services for a reasonable transitional period until the acquirer is able to establish its own source of supply of such Competing Product and provider for such services. If the Acquired Party or Acquiring Party, as applicable, elects to divest the Competing Program or Acquisition Product, the Acquired Party or Acquiring Party, as applicable shall not be precluded under Section 6.7.1 from conducting any activities (either directly, or with or through any Third Party) with respect to such Competing Program or Acquisition Product during the applicable Divestment Period; provided, that any such activities are subject to appropriate firewall procedures to segregate such activities (and the personnel conducting such activities) from the activities performed by or on behalf of the Acquired Party or Acquiring Party, as applicable, pursuant to this Agreement to ensure that no Confidential Information of the Non-Acquiring Party and no other information generated under this Agreement is used in connection with such Competing Program or Acquisition Product.
(c)    If the Acquired Party or Acquiring Party, as applicable, chooses to offer to the Non-Acquiring Party the option to include the Competing Program or Acquisition Product as a Collaboration Product under this Agreement (the “Competing Product Option”), the Acquired Party or Acquiring Party, as applicable, shall provide a Competing Product Option Data Package to the Non-Acquiring Party within thirty (30) days after the closing of such Third Party Acquisition. If the Non-Acquiring Party is interested, in its sole discretion, in exercising the Competing Product Option, it shall provide written notice thereof to the Acquired Party or Acquiring Party, as applicable, within thirty (30) days of receipt of the Competing Product Option Data Package and, promptly thereafter, the Parties shall negotiate in good faith the terms pursuant to which such Competing Program or Acquisition Product would be included as a Collaboration Product under this Agreement. If the Parties do not reach agreement within ninety (90) days after beginning such good faith negotiations, then the Acquired Party or Acquiring Party, as applicable, shall either terminate such Competing Program or Acquisition Product or divest its rights in such Competing Program or Acquisition Product pursuant to this Section 6.7.2.
(d)    Notwithstanding anything in this Section 6.7.2 to the contrary, if during the Term there is a Third Party Acquisition as described in Section 6.7.2(a)(i) and either Party has previously exercised its Opt-Out Right or the Acquired Party exercises its Opt-Out Right pursuant to Section 3.5.5, then the Acquirer and its Affiliates (other than Pre-Existing Affiliates) shall have the right to continue to develop, manufacture, commercialize and exploit such Competing Program without being in violation of the provisions of Section 6.7.1(a) (or the provisions of Section 6.7.1(b), but with respect to Section 6.7.1(b), this Section 6.7.2(d) shall only apply [***]; provided that the Acquirer shall or shall cause the Acquired Party to (i) continue to fulfill its obligations under this Agreement in all respects, (ii) ensure that the conduct of Competing Program activities is completely independent of the activities conducted under or in connection with this Agreement, (iii) ensure that all Competing Program activities (A) do not use, access or incorporate and are not based on any Alnylam Know-How, Regeneron Know-How or other Confidential Information, for so long as such Confidential Information remains subject to the confidentiality and non-use obligations under Section 9.1, and (B) are not covered by and do not incorporate or reference the Alnylam Patents or Regeneron Patents (or any Information or inventions disclosed in any of the foregoing), and (iv) establish reasonable internal safeguards designed to prevent any Alnylam Know-How, Regeneron Know-How or other Confidential Information from being disclosed to, or otherwise utilized by, the Acquirer or any of its Affiliates (other than Pre-Existing Affiliates), in connection with the Competing Program, for so long as such Confidential Information remains subject to the confidentiality and non-use obligations under Section 9.1.
(e)    Notwithstanding anything in this Agreement to the contrary, following the closing of a Change of Control of an Acquired Party, the Parties agree that (x) the Non-Acquiring Party shall not obtain rights or access to the Patent Rights or Information controlled by the Acquirer or any of the Affiliates of such Acquirer (other than the Acquired Party and its Affiliates that exist immediately prior to the closing of such Change of Control and any successor thereto (such Affiliates of the Acquired Party, the “Pre-Existing Affiliates”)) at the time of such closing (and improvements to such Patent Rights or Information) and any other Patent Rights or Information first acquired or in-licensed by such Acquirer (or any of its Affiliates, other than the Acquired Party and its Pre-Existing Affiliates) from a Third Party after the closing of the Change of Control transaction (and improvements thereto) (so that, for clarity, none of the foregoing in this clause (x) will be treated as Controlled by Alnylam or any of its Affiliates, or by Regeneron or any of its Affiliates, as applicable, based on which Party is the Acquired Party), and (y) the Acquirer and its Affiliates (other than the Acquired Party and its Pre-Existing Affiliates) shall not obtain rights or access to the Patent Rights or Information controlled by the Non-Acquiring Party or any of its Affiliates pursuant to this Agreement, other than in connection with the Exploitation of any Collaboration Products as provided under this Agreement; provided that clause (x) of this Section 6.7.2(e) shall not apply to any Patent Rights or Information controlled by the Acquirer or any of its Affiliates to the extent such Patent Right or Information (i) is used by or on behalf of the Acquired Party or any of its Affiliates in performing any of the Acquired Party’s obligations under this Agreement; (ii) is incorporated into any Collaboration Product by or on behalf of the Acquired Party or any of its Affiliates; or (iii) was generated after the closing of such Change of Control through any use of, or access to, any Alnylam Know-How (with respect to Alnylam as the Acquired Party) or any Regeneron Know-How (with respect to Regeneron as the Acquired Party) or is otherwise Covered by any Alnylam Patent (with respect to Alnylam as the Acquired Party) or any Regeneron Patent (with respect to Regeneron as the Acquired Party); provided that, (A) with respect to Alnylam as the Acquired Party, if the Acquirer or any of its Affiliates was party to an agreement with Alnylam or any Pre-Existing Affiliate on or prior to the date of such Change of Control pursuant to which the Acquirer or such Affiliates received a license to any Information or Patent Rights controlled by Alnylam or its Pre-Existing Affiliates other than any Alnylam Product-Specific Know-How or Alnylam Product-Specific Patents, then this clause (iii) shall not apply to any Patent Rights or Information controlled or generated by Acquirer or such Affiliates under such agreement prior to such Change of Control that were not Controlled by Alnylam or any Pre-Existing Affiliate or (B) with respect to Regeneron as the Acquired Party, if the Acquirer or any of its Affiliates was party to an agreement with Regeneron or any Pre-Existing Affiliate on or prior to the date of such Change of Control pursuant to which the Acquirer or such Affiliates received a license to any Information or Patent Rights controlled by Regeneron or its Pre-Existing Affiliates other than any Regeneron

Product-Specific Know-How or Regeneron Product-Specific Patents, then this clause (iii) shall not apply to any Patent Rights or Information controlled or generated by Acquirer or such Affiliates under such agreement prior to such Change of Control that were not Controlled by Regeneron or any Pre-Existing Affiliate. Without limiting the foregoing, in all cases, the Non-Acquiring Party’s rights in all Patent Rights and Information Controlled by the Acquired Party or any of its Pre-Existing Affiliates, or any of their respective successors, and all improvements thereto, shall remain licensed to such Non-Acquiring Party after the date of the closing of such Change of Control in accordance with and subject to the terms and conditions of this Agreement and shall not be affected in any manner by virtue of such Change of Control.
6.7.3    Regeneron Exceptions. Notwithstanding the exclusivity obligation in Section 6.7.1 or the exclusive license grants contained in [Section 6.2]30:
(a)    Regeneron reserves the right to grant licenses to Third Parties to use intellectual property owned or otherwise controlled by Regeneron or its Affiliates related to research-enabling technologies, discovery-enabling technologies or manufacturing-related technologies, including Regeneron Technology, and rights to Regeneron Mice, but excluding Alnylam Technology, Regeneron Product-Specific Patents and Regeneron Product-Specific Know-How (“Excluded Collaboration Technology”), which licenses during the Term, may be for general purposes not specific to Competing Products (i.e., that is not specific to the Manufacture of any particular Competing Product), but which may involve the exploitation of Competing Products in the Field, and such grant and any associated disclosure or provision of such intellectual property or provision of technical assistance using only such intellectual property in connection therewith shall not constitute a breach of this Agreement (including Section 6.7.1); provided that Regeneron and its Affiliates will not otherwise actively assist any Third Party (other than through the grant of such license or provision of such technical assistance) in developing or commercializing any Competing Product in the Field if doing so would not comply with Section 6.7.1, but, for clarity, may receive license fees, milestones and royalties in connection with exploitation by Third Parties of any Competing Products in the Field generated by such Third Parties.
30 Note to Draft: Change reference to Section 6.1 if Alnylam is the initial Lead Party.

(b)    Regeneron reserves the right to grant licenses to Third Parties to use any clinical, genomic, and molecular data maintained by the Regeneron Genetics Center, other than any such data that is Excluded Collaboration Technology, for any purpose, which may involve activities with respect to Competing Products in the Field, and such grant and any associated disclosure or provision of such data or provision of technical assistance without the use of Excluded Collaboration Technology in connection therewith shall not constitute a breach of this Agreement (including Section 6.7.1); provided that, Regeneron and its Affiliates will not otherwise actively assist any Third Party (other than through the grant of such license or provisions of such technical assistance) in developing or commercializing any Competing Product in the Field if doing so would not comply with Section 6.7.1, but, for clarity, may receive license fees, milestones and royalties in connection with exploitation by Third Parties of any Competing Products in the Field generated by such Third Parties.
(c)    The Parties acknowledge and agree that nothing in Section 6.7.1 prevents or limits Regeneron’s or its Affiliate’s rights to (i) settle any enforcement action or proceeding (including any counterclaim in any such action or proceeding), declaratory judgment action or similar action or claim, or any other litigation or proceeding involving an allegation of infringement or other violation of intellectual property or the invalidity or enforceability of any Patent Right owned or otherwise controlled by Regeneron or any of its Affiliates (other than with respect to intellectual property controlled by Regeneron or its Affiliates as a licensee of Alnylam under this Agreement), including by granting licenses or other rights under any such Patent Right to Third Parties in connection therewith or (ii) enter into an agreement to preempt, and thereby avoid the initiation of, any of the actions, proceedings, claims or other litigation set forth in clause (i), including by granting licenses or other rights under any such Patent Right to Third Parties in connection therewith; provided that, in either case ((i) or (ii)), neither Regeneron nor any of its Affiliates may grant a license or other right under any such Patent Right to a Third Party to make, have made, use, offer to sell, sell or import a generic version of a Collaboration Product in the Field, including any Generic Product, except pursuant to ARTICLE 8.
ARTICLE 7
PAYMENTS
7.1    Sharing of Development Costs and Profits. Unless and until a Party exercises its Opt-Out Right:
7.1.1    Sharing.
(a)    Subject to Sections 7.1.1(b) and 7.1.1(c), commencing on the Effective Date and continuing during the Term, the Parties shall share Profits and Development Costs equally (50%/50%) for all Collaboration Products as described in Schedule 7.1.1.

(b)    Notwithstanding the provisions of Section 7.1.1(a), the following shall apply:
(i)    in the event that a Collaboration Product is a Combination Product that includes a Proprietary Unlicensed Component, then the Parties will not share in any revenues from the Proprietary Unlicensed Component and such revenues shall be solely for the benefit of the Party who has the applicable Proprietary Unlicensed Component (provided that with respect to Net Sales, the Parties agree that such allocation shall be in accordance with the definition of Net Sales), and the Parties shall in good faith reasonably allocate and share in accordance with the terms of this Agreement the revenues attributable to the Collaboration Product other than the Proprietary Unlicensed Component of such Collaboration Product; and
(ii)    in the event that a Proprietary Unlicensed Component is administered in a Clinical Trial of Collaboration Product hereunder, then [***].
(c)    Notwithstanding the provisions of Section 7.1.1(a), solely with respect to the Ongoing Candidate Discovery Development Activities, the Party that is responsible for performing such activities (as set forth in the Pre-Clinical Plan and Budget) shall be solely responsible for the costs thereof, and such costs shall not be included as Development Costs hereunder and shall not be shared by the Parties.
7.1.2    Payments.
(a)    The Parties shall make Quarterly Development True-Up and Quarterly Profit True-Up payments as set forth in Schedule 7.1.1. If the Lead Party is the Party owing Quarterly Development True-Up or Quarterly Profit True-Up payment(s) based on the calculations in the applicable Development Payment Report or Profit Payment Report, it shall, subject to Section 7.1.4 and Section 7.7, make such payment to the Participating Party within ten (10) days after its delivery to the Participating Party of such Development Payment Report pursuant to Section 7.1.3(f) or Profit Payment Report pursuant to Section 7.1.3(g), as applicable and receipt of an invoice therefor from the Participating Party. If the Participating Party is the Party owing the Quarterly Development True-Up or Quarterly Profit True-Up payment(s) based on the calculations in the applicable Development Payment Report pursuant to Section 7.1.3(f) or Profit Payment Report pursuant to Section 7.1.3(g), it shall, subject to Section 7.1.4 and Section 7.7, make such payment to the Lead Party within ten (10) days after its receipt of such Development Payment Report pursuant to Section 7.1.3(f) or Profit Payment Report pursuant to Section 7.1.3(g), as applicable, from the Lead Party and receipt of an invoice therefor from the Lead Party.
(b)    If agreed between the Parties, the Parties may also net the collective payment(s) due under the Development Payment Report and Profit Payment Report. In the event that In-License Payments payable under an In-License are payable on a schedule other than the schedule set forth in this Agreement for Quarterly Development True-Up or Quarterly Profit True-Up payment(s), the Parties shall discuss in good faith an appropriate schedule upon which the Party that is not party to such In-License shall make such payment to the other Party or its designee, and the Parties shall adjust the amounts payable for the next Quarterly Development True-Up or Quarterly Profit True-Up payment(s) accordingly to credit such paying Party for its pre-payment of any such amounts.
7.1.3    Periodic Financial Reports. Each Party shall prepare and deliver to the other Party the applicable periodic reports specified below:
(a)    Within [***] days following the end of each month for the first [***] months of every Calendar Quarter (and for clarity, not for the final month of each Calendar Quarter) commencing with the Calendar Quarter in which the First Commercial Sale of any Collaboration Product occurs in any country in the world, the Lead Party shall provide to the Participating Party a written monthly detailed Net Sales report (in electronic form), in each case with monthly and year-to-date sales in local currency and in each country in which such Collaboration Product is sold, such reporting obligation to commence with the month in which the First Commercial Sale of any Collaboration Product occurs in any country;
(b)    Within [***] days after the end of each Calendar Quarter during which a Party performs any Development activities under a Development Plan and Budget, each Party shall provide to the other Party a written report (in electronic form) summarizing the material activities undertaken by such Party during such Calendar Quarter in connection with each Development Plan and Budget, together with a statement of Development Costs and Excess Development Costs incurred by such Party during such Calendar Quarter, which statement shall, with respect to the Development Costs (but, for clarity, not the Excess Development Costs), detail those amounts to be included in the Development Payment Report for such Calendar Quarter. Each Party shall also submit an estimate of the Development Costs and Excess Development Costs incurred by such Party to the other Party within [***] days after the end of such Calendar Quarter;
(c)    Within [***] days following the end of each Calendar Quarter, commencing with the Calendar Quarter in which the First Commercial Sale of any Collaboration Product occurs in any country in the world, the Lead Party shall provide to the Participating Party a written report (in electronic form) setting forth, on a country-by-country basis for such Calendar Quarter, for each country, (i) the Net Sales of each Collaboration Product in local currency and in Dollars, (ii) Collaboration Product quantities sold and (iii) gross Collaboration Product sales and an accounting of the deductions from gross sales permitted by the definition of Net Sales. The Lead Party shall also submit an estimate of the foregoing to the Participating Party within [***] days after the end of such Calendar Quarter;

(d)    Within [***] days following the end of each Calendar Quarter, each Party that has incurred any Other Shared Expenses, Shared Commercial Expenses or Cost of Goods Sold in that Calendar Quarter shall provide to the other Party a written report (in electronic form) setting forth in reasonable detail the Other Shared Expenses, Shared Commercial Expenses or Cost of Goods Sold incurred by or on behalf of such Party in such Calendar Quarter in the aggregate on a worldwide basis and also on a Major Market Country-by-Major Market Country basis, in local currency and in Dollars. Each Party shall also submit an estimate of the foregoing to the other Party within [***] days after the end of such Calendar Quarter;
(e)    Within [***] days following the end of each Calendar Quarter in which the Lead Party receives Third Party Transaction Proceeds, the Lead Party shall provide to the Participating Party a written report (in electronic form) in respect of such Calendar Quarter, providing information regarding the amount of Third Party Transaction Proceeds and the identity of the Third Party. The Lead Party shall also submit an estimate of the foregoing to the Participating Party within [***] days after the end of such Calendar Quarter;
(f)    Within [***] days following the end of each Calendar Quarter, the Lead Party shall provide the Participating Party a Development Payment Report (in electronic form) in respect of such Calendar Quarter, combining the information reported by each Party pursuant to Section 7.1.3(b) and showing its calculations in accordance with Schedule 7.1.1 of the amount of any payments to be made by the Parties hereunder for such Calendar Quarter as contemplated by Section 7.1.1 (including, as applicable, showing the sharing of Development Costs) and, if applicable, providing for the netting of such payments; and
(g)    Within [***] days following the end of each Calendar Quarter commencing with the earlier of (i) the Calendar Quarter in which the First Commercial Sale of any Collaboration Product occurs in any country in the world and (ii) the Calendar Quarter in which any of the payments described in Section 7.1.3(d) or Section 7.1.3(e) are due, the Lead Party shall provide to the Participating Party a written Profit Payment Report (in electronic form) in respect of such Calendar Quarter, combining the information reported by each Party pursuant to Section 7.1.3(c), Section 7.1.3(d), and Section 7.1.3(e) and showing its calculations in accordance with Schedule 7.1.1 of the amount of any payments to be made by the Parties hereunder for such Calendar Quarter as contemplated by Section 7.1.1 (including, as applicable, showing the calculation of the Profit Split or sharing of costs) and, if applicable, providing for the netting of such payments.
7.1.4    Recoupment of Excess Development and Commercialization Costs. Subject to Section 7.1.5:

(a)    If, with respect to a Calendar Quarter, after the First Commercial Sale of any Collaboration Product in the Territory, the Profits in such Calendar Quarter are a positive number and the Lead Party is the Party owing a Quarterly Profit True-Up payment:
(i)    if the Lead Party has any remaining Recoupment Balance, it shall be permitted to reduce such Quarterly Profit True-Up payment by an amount equal to its current Recoupment Balance; provided that if the Lead Party’s current Recoupment Balance is greater than the amount of such Quarterly Profit True-Up payment, then such Quarterly Profit True-Up payment shall not be reduced below zero; and
(ii)    if the Participating Party has any remaining Recoupment Balance, the Lead Party shall increase such Quarterly Profit True-Up payment by an amount equal to the Participating Party’s current Recoupment Balance.
(b)    If at any time, the current Recoupment Balance for each Party is the same amount, then at such time the Recoupment Balance for each Party shall be deemed to be zero and neither Party shall have any further recoupment rights under this Section 7.1.4 or Section 7.2.6, if applicable, with respect to any Excess Development Costs or Excess Commercialization Costs incurred by either Party prior to such time, but for clarity, the provisions of this Section 7.1.4 or Section 7.2.6, if applicable, shall continue to apply with respect to any Excess Development Costs or Excess Commercialization Costs incurred by a Party after such time.
7.1.5    Quarterly Limit on Recoupment.
(a)    In no event shall the deductions permitted pursuant to Section 7.1.4 reduce the amount of the Quarterly Profit True-Up payment payable pursuant to Section 7.1.2 with respect to a Calendar Quarter to less [***] of the amount that would otherwise be payable pursuant to Section 7.1.2 in the absence of Section 7.1.4 and any unused deductions as a result of this Section 7.1.5(a) or Section 7.1.4 shall be carried forward to future Calendar Quarters.
(b)    In no event shall the increases required pursuant to Section 7.1.4 increase the amount of the Quarterly Profit True-Up payment payable pursuant to Section 7.1.2 with respect to a Calendar Quarter to more than [***] of the amount that would otherwise be payable under Section 7.1.2 in the absence of Section 7.1.4 and any unused increases as a result of this Section 7.1.5(b) or Section 7.1.4 shall be carried forward to future Calendar Quarters.
7.1.6    No Double Counting. Notwithstanding anything to the contrary contained herein, no cost or expense shall be included in Development Costs (or any component thereof), Shared Commercialization Costs (or any component thereof) or Other Shared Expenses (or any component thereof), or in the calculation of Net Sales (or any component thereof), if inclusion therein would result in a duplication or double-counting of the same cost or expense, hereunder or under the Master Agreement or any other Co-Co Collaboration Agreement or License Agreement.
7.2    Opt-Out Payments. Once a Party exercises its Opt-Out Right:
7.2.1    Royalties. From and after the First Commercial Sale of a Collaboration Product in a country, for each Calendar Quarter during the applicable Royalty Term for such Collaboration Product in such country, the Lead Party shall make royalty payments to the Participating Party on aggregate worldwide annual Net Sales of such Collaboration Product, on a Collaboration Product-by-Collaboration Product basis, at the following royalty rates (the “Royalties”):
(a)    If the Opt-Out Party exercises its Opt-Out Right prior to the Phase 2 Completion Date:

Aggregate Annual Net Sales of a given Collaboration Product in the Territory in a Calendar Year	Royalty Rate
On the portion of aggregate annual Net Sales of such Collaboration Product in the Territory up to and including [***] in a given Calendar Year	[***]
On the portion of aggregate annual Net Sales of such Collaboration Product in the Territory over [***] and up to and including [***] in a given Calendar Year	[***]
On the portion of aggregate annual Net Sales of such Collaboration Product in the Territory over [***] and up to and including [***] in a given Calendar Year	[***]
On the portion of aggregate annual Net Sales of such Collaboration Product in the Territory over [***] in a given Calendar Year	[***]

(b)    If the Opt-Out Party exercises its Opt-Out Right after the Phase 2 Completion Date:

Aggregate Annual Net Sales of a given Collaboration Product in the Territory in a Calendar Year	Royalty Rate
On the portion of aggregate annual Net Sales of such Collaboration Product in the Territory up to and including [***] in a given Calendar Year	[***]
On the portion of aggregate annual Net Sales of such Collaboration Product in the Territory over [***] and up to and including [***] in a given Calendar Year	[***]
On the portion of aggregate annual Net Sales of such Collaboration Product in the Territory over [***] and up to and including [***] in a given Calendar Year	[***]
On the portion of aggregate annual Net Sales of such Collaboration Product in the Territory over [***] in a given Calendar Year	[***]

If the Opt-Out Party exercises its Opt-Out Right after the First Commercial Sale of a Collaboration Product in the first Major Market Country, the Parties shall negotiate in good faith whether to change (and if so, the change to) the royalty rates in this Section 7.2.1(b) based on the Opt-Out Party’s contribution to the Development and Regulatory Approval of the Collaboration Products, the status of the Collaboration Products and the commercial prospects for the Collaboration Products.
7.2.2    Royalty Rate Reductions. Notwithstanding the provisions of Section 7.2.1, if during the Royalty Term for a Collaboration Product in a country:
(a)    [***]
(b)    [***]
[***]
7.2.3    Manufacturing Technology Transfer Costs Reduction. [***]
7.2.4    Opt-Out Transition Costs Reduction. [***]
7.2.5    In-License Payment Adjustments.
(a)    Existing Alnylam In-Licenses. [***]
(i)    [***]
(ii)    [***]
(b)    Existing Regeneron In-Licenses. [***]
(i)    [***]
(ii)    [***]
(c)    Product-Related In-Licenses. [***]
(i)    [***]
(ii)    [***]
7.2.6    Adjustments for Recoupment of Certain Development and Commercialization Costs. [***]
(a)    [***]

(b)    [***]
(c)    [***]
(d)    Schedule 7.2.6 sets forth example applications of Section 7.2.6(a) through Section 7.2.6(c).
7.2.7    Limit on Reductions or Increases.
(a)    [***]
(b)    [***]
(c)    [***]
(d)    [***]
7.2.8    Royalty Reports. Within [***] days following the end of each Calendar Quarter, commencing with the Calendar Quarter in which the First Commercial Sale of any Collaboration Product occurs in any country, (a) the Lead Party shall provide to the Participating Party a written report (in electronic form) setting forth, for such Calendar Quarter, (i) the Net Sales of each Collaboration Product, (ii) Collaboration Product quantities sold, (iii) gross Collaboration Product sales and a reasonably detailed accounting of the deductions from gross sales permitted by the definition of Net Sales and (iv) the amount of any In-License Payments paid by the Lead Party or any of its Affiliates and (b) the Participating Party shall provide to the Lead Party a written report (in electronic form) setting forth, for such Calendar Quarter, the amount of any In-License Payments paid by the Participating Party or any of its Affiliates. Within [***] days following the end of each Calendar Quarter, the Lead Party shall deliver the Royalties payment, if any, due to the Participating Party under Section 7.2.1 for the applicable Calendar Quarter. Such reports shall be broken down on a country-by-country basis with respect to the Major Market Countries and the Lead Party shall report the other countries of the Territory in a consolidated manner.
7.2.9    Third Party Transaction Proceeds.
(a)    [***]
(b)    [***]
(c)    [***]
7.2.10    Other Costs. [***]
7.3    Adjustments to FTE Rates. [***]

7.4    Invoices and Documentation. The JFC shall approve the form of any necessary documentation relating to any Development Costs, Profit Split, Royalty or other payments hereunder so as to afford the Parties appropriate accounting treatment in relation to any of the transactions or payments contemplated hereunder. Unless otherwise agreed by the JSC, the financial data in the reports will include calculations in local currency and Dollars.
7.5    Payment Method and Currency. All payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by the Party to which such payments are due. All sums due under this Agreement shall be payable in Dollars. In those cases where the amount due in Dollars is calculated based upon one or more currencies other than Dollars, such amounts shall be converted to Dollars at the average rate of exchange for the Calendar Quarter to which such payment relates using the arithmetic mean of the daily rate of exchange, as reported in Thomson Reuters Eikon (or any successor thereto) or any other source as agreed to by the Parties.
7.6    Taxes. Either Party may withhold from payments due to the other Party amounts for payment of any withholding tax that is required by Applicable Law to be paid to any taxing authority with respect to such payments. In such case, the payor Party will provide the payee Party all relevant documents and correspondence, and will also provide to the payee Party any other cooperation or assistance on a commercially reasonable basis as may be necessary to enable the payee Party to claim exemption from such withholding taxes and to receive a refund of such withholding tax or claim a foreign tax credit. The payor Party will give proper evidence from time to time as to the payment of any such tax. The Parties will cooperate with each other in seeking deductions under any double taxation or other similar treaty or agreement from time to time in force. Apart from any withholding permitted under this Section 7.6 and those deductions expressly included in the definition of Net Sales, the amounts payable hereunder will not be reduced on account of any taxes, charges, duties or other levies. Notwithstanding the foregoing, if, as a result of a Withholding Action by the paying Party (including any assignee or successor), any withholding or deduction of or on account of taxes, duties, levies, imposts, assessments, deductions, fees and other similar charges (“Withholding”) is required by Applicable Law and the amount of such Withholding exceeds the amount of Withholding that would have been required if the paying Party had not committed the Withholding Action, then the paying Party shall pay an additional amount to the receiving Party such that, after Withholding from the payment and such additional amount, the receiving Party receives the same amount as it would have received from the paying Party absent such Withholding Action by the paying Party. For the avoidance of doubt, if as a result of a Withholding Action by a receiving Party (including any assignee or successor) the amount of Withholding under the law of the applicable jurisdiction exceeds the amount of such Withholding that would been required in the absence of such Withholding Action by the receiving Party, the paying Party shall be required to pay any additional amount only to the extent that the paying Party would be required to pay any additional amount to the receiving Party pursuant to the preceding sentence if the receiving Party had not committed such Withholding Action. For purposes of this Section 7.6, “Withholding Action” by a Party means (i) a permitted assignment or sublicense of this Agreement (in whole or in part) by such Party to an Affiliate or a Third Party outside of the United States; (ii) the exercise by such Party of its rights under this Agreement (in whole or in part) through an Affiliate or Third Party outside of the United States (or the direct exercise of such rights by an Affiliate of such Party outside of the United States); (iii) a redomiciliation of such Party, an assignee or a successor to a jurisdiction outside the United States; and (iv) any action by such Party that causes this Agreement or any payment to become subject to tax in a jurisdiction outside of the United States or subject any payments to Withholding in any jurisdiction that would not have been required absent such Withholding Action.
7.7    Resolution of Payment Disputes. In the event there is a dispute relating to any payment obligations or reports hereunder, the Party with the dispute shall have its representative on the JFC provide the other Party’s representative on the JFC with written notice setting forth in reasonable detail the nature and factual basis for such good faith dispute and the Parties, through the JFC, will seek to resolve the dispute as promptly as possible, but no later than ten (10) days after such written notice is received. If the JFC is unable to resolve such payment dispute within such period then the matter shall be referred to the JSC. The Parties agree that if there is a dispute regarding any payment amount, only the disputed amount shall be withheld from the payment, and the undisputed amount shall be paid within the applicable timeframes.
7.8    Late Fee. A late fee [***] as reported on Thomson Reuters Eikon (or any successor thereto) (or another source agreed to by the Parties) on the date that the applicable payment was due may be charged by the Party to whom payment is due with respect to any payment amount from the date such payment amount was originally due under the terms of this Agreement until such payment amount is actually paid by one Party to another Party unless such payment amount is disputed pursuant to Section 7.7, in which case the foregoing late fee shall commence on the date such dispute is resolved.
7.9    Books and Records. Each Party shall (a) keep proper books of record and account in which full, true and correct entries (in conformity with Accounting Standards) shall be made for the purpose of determining the amounts payable or owed pursuant to this Agreement; (b) keep such books of record and account for at least [***] Calendar Years following the Calendar Year to which they pertain (or such longer period to the extent required by Applicable Law) and (c) keep such books of record and account to the extent related to this Agreement in a readily available and organized form to allow an independent auditor to verify the accuracy of all financial, accounting and numerical information provided in an efficient manner. To the extent a Party is not in compliance with clause (c) of this Section 7.9, such Party shall be responsible for any additional fees charged by the independent auditor to the other Party as a result of additional time spent by the independent auditor assembling or organizing such information.

7.10    Audits and Adjustments.
7.10.1    Audit. Each Party shall have the right, upon no less than [***] advance written notice and at such reasonable places, times and intervals and to such reasonable extent as such Party shall request, not more than once during any Calendar Year, to have the books of record and account of the other Party to the extent relating to this Agreement for the preceding [***] Calendar Years audited by an independent and nationally recognized accounting firm of its choosing and reasonably acceptable to the other Party, for the sole purpose of verifying the accuracy of all financial, accounting and numerical information and calculations provided, and payments made, under this Agreement; provided, that absent evidence of fraud, gross negligence or willful misconduct no period may be subjected to audit more than [***].
7.10.2    Results; Costs; Confidentiality. The results of any such audit shall be delivered in writing to each Party and shall be final and binding upon the Parties, unless disputed by a Party by notice to the other Party within [***] days after delivery. [***] Such accountants shall not reveal to the Party requesting the audit the details of its review, except for the results of such review and such information as is required to be disclosed under this Agreement, and shall be subject to the confidentiality provisions contained in ARTICLE 9. At the request of the Party being audited prior to the audit, the auditing Party shall cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such accounting firm to retain all such information in confidence pursuant to such confidentiality agreement.
7.10.3    Reconciliation. If any examination or audit of the records described above discloses an overbilling or underpayment of amounts due hereunder, then unless the result of the audit is contested pursuant to Section 7.10.2, the Party that over-billed or underpaid shall pay the same to the Party entitled thereto within thirty (30) days after receipt of the written results of such audit pursuant to Section 7.10.1.
7.10.4    Binding and Conclusive. Upon the expiration of the three (3) year period following the end of any Calendar Year, the calculation of the amounts payable with respect to such Calendar Year shall be binding and conclusive upon the Parties.
7.11    Accounting Standards. Except as otherwise provided herein, all costs and expenses and other financial determinations with respect to this Agreement shall be determined in accordance with Accounting Standards, as generally and consistently applied.
ARTICLE 8
INTELLECTUAL PROPERTY
8.1    Ownership of Intellectual Property.

8.1.1    Ownership of Technology. Subject to Section 3.6.1(b) and Section 8.1.2, as between the Parties: (a) Regeneron shall own and retain all right, title and interest in and to any and all (i) Regeneron Collaboration IP and (ii) other Information, inventions, Patent Rights, and other intellectual property rights that are owned or otherwise Controlled by Regeneron, its Affiliates or its or their Sublicensees, including the Regeneron Technology, and (b) Alnylam shall own and retain all right, title and interest in and to any and all (i) Alnylam Collaboration IP and (ii) other Information, inventions, Patent Rights, and other intellectual property rights that are owned or otherwise Controlled by Alnylam, its Affiliates or its or their Sublicensees, including the Alnylam Technology. Regeneron shall own and retain all right, title and interest in and to any and all Regeneron Background Technology. Alnylam shall, and hereby does, assign, transfer and otherwise convey, and shall cause its Affiliates and its and their Sublicensees to so assign, transfer and otherwise convey, to Regeneron, without additional compensation, all right, title and interest in and to any Regeneron Background Technology Improvements as is necessary to fully effect the ownership thereof as provided for in this Section 8.1.1. Alnylam shall own and retain all right, title and interest in and to any and all Alnylam Background Technology. Regeneron shall, and hereby does, assign, transfer and otherwise convey, and shall cause its Affiliates and its and their Sublicensees to so assign, transfer and otherwise convey, to Alnylam, without additional compensation, all right, title and interest in and to any Alnylam Background Technology Improvements as is necessary to fully effect the ownership thereof as provided for in this Section 8.1.1.
8.1.2    Ownership of Joint Collaboration IP. Subject to Section 3.6.1(b), as between the Parties, the Parties shall each own an equal, undivided interest in and to any and all Joint Collaboration IP. Each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates and Sublicensees to so disclose, the development, making, conception or reduction to practice of any Joint Collaboration IP. Subject to the licenses and rights of reference granted under Section 6.1 and Section 6.2 and the Parties’ respective exclusivity obligations under Section 6.7, (a) each Party shall have the right to Exploit the Joint Collaboration IP without a duty of seeking consent or accounting to the other Party and (b) each Party hereby grants to the other Party a non-exclusive license to such Party’s interest in the Joint Collaboration IP for all purposes. Each Party shall, and hereby does, assign, transfer and otherwise convey, and shall cause its Affiliates and its and their Sublicensees to so assign, transfer and otherwise convey, to the other Party, without additional compensation, all such right, title and interest in and to any Joint Collaboration IP as is necessary to fully effect the joint ownership thereof as provided for in this Section 8.1.2.
8.1.3    United States Law. The determination of whether Information and inventions are conceived, discovered, developed, or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent Rights, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States irrespective of where such conception, discovery, development or making occurs. To the extent that the Applicable Law in any jurisdiction other than the United States affects the ownership of intellectual property, as a matter of law, in a manner that is inconsistent with the application of Applicable Law in the United States, the Parties shall assign, transfer and otherwise convey, to the other Party, without additional compensation, all such right, title and interest in and to any applicable intellectual property as is necessary to fully effect the ownership thereof as provided for in this Section 8.1.3.
8.1.4    Assignment Obligation. Each Party shall cause all Persons who perform Development activities, Non-Approval Trials, Manufacturing activities or regulatory activities for such Party under this Agreement to be under an obligation to assign their rights in any Information and inventions resulting therefrom to such Party, except (a) if Applicable Law requires otherwise, (b) subject to Section 3.1.9, in the case of governmental, not-for-profit and public institutions which have standard policies against such an assignment, or (c) in the case of any Third Party services provider (such as a contract manufacturer or contract research organization), with respect to any Information or inventions that constitute improvements to the background intellectual property of such Third Party, in which case ((a) through (c)), such Party shall use commercially reasonable efforts to obtain a suitable license, or right to obtain such a license, with respect to such Information and inventions, it being understood and agreed that in the case of Third Party contract manufacturers and other service providers it may be commercially reasonable not to obtain a license, [***] Third Party contract manufacturers are set forth in ARTICLE 5.
8.1.5    Control of Product-Specific Know-How and Product-Specific Patents.
(a)    Alnylam shall ensure that it sufficiently Controls (a) any and all Information first owned or otherwise controlled (through license or otherwise) by Alnylam or any of its Affiliates after the Effective Date that would otherwise be Alnylam Product-Specific Know-How if Controlled by Alnylam and (b) any and all Patent Rights first owned or otherwise controlled (through license or otherwise) by Alnylam or any of its Affiliates after the Effective Date that would otherwise be Alnylam Product-Specific Patents if Controlled by Alnylam, in each case (a) and (b), such that Alnylam can grant all rights and licenses to Regeneron hereunder with respect to such Information and Patent Rights as Alnylam Product-Specific Know-How or Alnylam Product-Specific Patents, respectively. Notwithstanding the foregoing, this Section 8.1.5(a) shall not apply to any Information or Patent Rights owned or controlled by an Acquiror or its Affiliates prior to the closing of a Change of Control of Alnylam, or to any commitments made by an Acquiror or its Affiliates prior to such closing with respect to later-developed or later-acquired Information or Patent Rights.
(b)    Regeneron shall ensure that it sufficiently Controls (a) any and all Information first owned or otherwise controlled (through license or otherwise) by Regeneron or any of its Affiliates after the Effective Date that would otherwise be Regeneron Product-Specific Know-How if Controlled by Regeneron and (b) any and all Patent Rights first owned or otherwise controlled (through license or otherwise) by Regeneron or any of its Affiliates after the Effective Date that would otherwise be Regeneron Product-Specific Patents if Controlled by Regeneron, in each case (a) and (b), such that Regeneron can grant all rights and licenses to Alnylam hereunder with respect to such Information and Patent Rights as Regeneron Product-Specific Know-How or Regeneron Product-Specific Patents, respectively. Notwithstanding the foregoing, this Section 8.1.5(b) shall not apply to any Information or Patent Rights owned or controlled by an Acquiror or its Affiliates prior to the closing of a Change of Control of Regeneron, or to any commitments made by such Acquiror or its Affiliates prior to such closing with respect to later-developed or later-acquired Information or Patent Rights.
8.2    Prosecution and Maintenance of Patents.
8.2.1    Prosecution and Maintenance of Product-Related Patents.
(a)    Prosecution and Maintenance.
(i)    Subject to Section 8.2.1(b), [***].
(ii)    In the event that [***] is the Lead Party:
[***]
(iii)    In all cases, in the event that [***] is the Lead Patent Party,
(A)    [***] shall prepare, file, prosecute, and maintain the Product-Related Patents in a manner that is in the best interests of the Collaboration Products hereunder (including to reasonably maximize the scope of any Patent Rights that could fall within the Product-Related Patents), and without taking into account any other products other than Collaboration Products [(provided that, [***]
(B)    [***]
(C)    [***]
(b)    Filing Countries. [***]
(c)    [***]
8.2.2    Prosecution and Maintenance of Alnylam Core Technology Patents that are not also Joint Collaboration Patents[ or Alnylam Delivery Patents]31. [***]
31 Note to Draft: Include this bracketed language only if the Target is a CNS Target.

8.2.3    [***]
8.2.4    Prosecution and Maintenance of Regeneron Core Technology Patents that are not also Joint Collaboration Patents. [***]
8.2.5    Cooperation. [***]
8.2.6    Patent Term Extension and Supplementary Protection Certificate. [***]
8.2.7    Common Ownership Under Joint Research Agreements. Notwithstanding anything to the contrary in this ARTICLE 8, neither Party shall have the right to make an election under 35 U.S.C. § 102(c) when exercising its rights under this ARTICLE 8 without the prior written consent of the other Party. With respect to any such permitted election, the Parties shall coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. § 100(h).
8.2.8    Patent Listings.
[***]
8.3    Enforcement of Patents and Information.
8.3.1    Notices. Each Party shall promptly notify the other Party in writing of any (a) known or suspected infringement of any Alnylam Technology or Regeneron Technology or (b) unauthorized use or misappropriation of any Confidential Information or Information of a Party by a Third Party of which such Party becomes aware, in each case, to the extent such alleged infringing, unauthorized or misappropriating activities involve, as to any Collaboration Product, a Competing Product with respect thereto in the Field (the “Competitive Infringement”).
8.3.2    Product-Related IP.
[***]
8.3.3    Alnylam Core Technology Patents and Alnylam Core Technology Know-How that are not also Joint Collaboration IP[ or Alnylam Delivery Patents]32. [***]

32 Note to Draft: Include this bracketed language only if the Target is a CNS Target.

8.3.4    Regeneron Core Technology Patents and Regeneron Core Technology Know-How that are not also Joint Collaboration IP. [***]
8.3.5    Generic Competition. Notwithstanding the foregoing, if either Party (a) reasonably believes that a Third Party may be filing or preparing or seeking to file a generic or abridged Drug Approval Application that refers or relies on Regulatory Documentation submitted by either Party to any Regulatory Authority, whether or not such filing may infringe the Product-Related Patents[ or Alnylam Delivery Patents]33; (b) receives any notice of certification regarding any Product-Related Patent[ or Alnylam Delivery Patent]34 pursuant to the U.S. “Drug Price Competition and Patent Term Restoration Act” of 1984 (21 United States Code §355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV)) (“ANDA Act”) claiming that any such Patent Rights are invalid or unenforceable or claiming that any such Patent Rights will not be infringed by the Manufacture, use, marketing or sale of a product for which an application under the ANDA Act is filed; or (c) receives any equivalent or similar certification or notice in any other jurisdiction, in each case ((a) through (c)), it shall (i) notify the other Party in writing identifying the alleged applicant or potential applicant and furnishing the information upon which determination is based and (ii) provide such other Party with a copy of any such notice of certification within ten (10) days of the date of receipt, and the Parties’ rights and obligations with respect to any legal action as a result of such certification shall be as set forth in Section 8.3.2 and Section 8.3.6.
8.3.6    Cooperation and Settlement. The Parties agree to cooperate fully in any Infringement Action pursuant to this Section 8.3. If a Party brings such an Infringement Action, the other Party shall, where necessary, furnish a power of attorney solely for such purpose or shall join in, or be named as a necessary party to, such action. Unless otherwise set forth herein, the Party entitled to bring any Infringement Action in accordance with this Section 8.3 shall have the right to settle such claim only with the other Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed; except that if such other Party has exercised its Opt-Out Right, the Party entitled to bring such Infringement Action shall have the right to settle such claim without such other Party’s consent; provided, however, that such Party shall not have the right to settle such Infringement Action in a manner that involves an admission of invalidity or unenforceability with respect to Patent Rights Controlled by such other Party (including Joint Collaboration Patents), without the prior consent of the other Party, such consent to be granted or withheld in its sole discretion. The Party commencing the litigation shall provide the other Party with copies of all pleadings and other documents filed with the court.
33 Note to Draft: Include this bracketed language only if the Target is a CNS Target.
34 Note to Draft: Include this bracketed language only if the Target is a CNS Target.

8.3.7    Recovery. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of an Infringement Action described in Section 8.3.2, Section 8.3.3, Section 8.3.4 and Section 8.3.5 (whether by way of settlement or otherwise) with respect to a Competitive Infringement shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall be:
(a)    if neither Party has exercised its Opt-Out Right, shared [***] by the Parties;
(b)    if a Party has exercised its Opt-Out Right, and the Lead Patent Party controlled such Infringement Action, retained by such Lead Patent Party; provided, however, that to the extent that any award or settlement (whether by judgment or otherwise) is attributable to loss of sales or profit with respect to a Collaboration Product, then the Opt-Out Party shall receive either (i) if the Opt-Out Party exercised its Opt-Out Right prior to the Phase 2 Completion Date, [***] of such attributable amount of such award or settlement or (ii) if the Opt-Out Party exercised its Opt-Out Right on or after the Phase 2 Completion Date, [***] of such attributable amount of such award or settlement; or
(c)    if a Party has exercised its Opt-Out Right, and the non-Lead Patent Party controlled such Infringement Action, [***] to such non-Lead Patent Party and [***] to the Lead Patent Party.

8.4    Administrative Proceedings.
8.4.1    Each Party shall promptly notify the other Party in writing upon receipt by such Party of information concerning the request for, or filing or declaration of, any reissue, post-grant review, inter partes review, derivation proceeding, supplemental examination, interference, opposition, reexamination or other administrative proceeding relating to any of the Product-Related Patents[ or Alnylam Delivery Patents]35. The Parties shall thereafter consult and reasonably cooperate to determine a course of action with respect to any such proceeding and shall reasonably consult with one another in an effort to agree with respect to decisions on whether to initiate or how to respond to such a proceeding, as applicable, and the course of action in such proceeding, including settlement negotiations and terms; provided, however, that, except as otherwise agreed by the Parties, and except as set forth below in Section 8.4.2, the Party that has the right to prosecute such Product-Related Patent[ or Alnylam Delivery Patent, as applicable]36, shall control and have final decision-making authority with respect to any such proceeding relating to such Product-Related Patent[ or Alnylam Delivery Patent, as applicable]37.
8.4.2    If any proceeding under Section 8.4.1 involves Patent Rights involved in an Infringement Action under Section 8.3.2, Section 8.3.3, Section 8.3.4 or Section 8.3.5, or an invalidity or unenforceability action under Section 8.5, any decisions on whether to initiate or how to respond to such a proceeding, as applicable, and the course of action in such proceeding, shall be made by the Party controlling such Infringement Action or such invalidity or unenforceability action.
8.4.3    All costs and expenses incurred in connection with any proceeding under this Section 8.4 will be borne in the same manner as costs and expenses incurred with respect to prosecution and maintenance of such Patent Rights pursuant to Section 8.2.
8.5    Invalidity or Unenforceability Defenses or Actions.
8.5.1    Notices. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability (except as made in an administrative proceeding under Section 8.4) of any of the Product-Related Patents[ or Alnylam Delivery Patents]38 by a Third Party, including in a declaratory judgment action or similar action or claim filed by a Third Party or as a defense or as a counterclaim in any Infringement Action with respect to a Competitive Infringement initiated pursuant to Section 8.3.2, Section 8.3.3, Section 8.3.4 or Section 8.3.5, in each case, of which such Party becomes aware.
35 Note to Draft: Include this bracketed language only if the Target is a CNS Target.
36 Note to Draft: Include this bracketed language only if the Target is a CNS Target.
37 Note to Draft: Include this bracketed language only if the Target is a CNS Target.
38 Note to Draft: Include this bracketed language only if the Target is a CNS Target.

8.5.2    Product-Related Patents[ and Alnylam Delivery Patents]39. [***]
8.5.3    Alnylam Core Technology Patents that are not also Joint Collaboration Patents[ or Alnylam Delivery Patents]40. Alnylam shall have the sole right, but not the obligation, to defend and control the defense of the validity and enforceability of the Alnylam Core Technology Patents that are not also Joint Collaboration Patents[ or Alnylam Delivery Patents]41 at its own cost and expense.
8.5.4    Regeneron Core Technology Patents that are not also Joint Collaboration Patents. Regeneron shall have the sole right, but not the obligation, to defend and control the defense of the validity and enforceability of the Regeneron Core Technology Patents that are not also Joint Collaboration Patents at its own cost and expense.
8.5.5    Cooperation. With respect to Product-Related Patents[ and Alnylam Delivery Patents]42, each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in this Section 8.5, including by being joined as a party plaintiff in such action or proceeding, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours. In connection with any such defense or claim or counterclaim, the controlling Party shall keep the other Party reasonably informed of any steps taken, and shall provide copies of all documents filed, in connection with such defense, claim, or counterclaim; provided, however, that if a Party has exercised its Opt-Out Right, the foregoing consultation obligation will be limited to only those Product-Related Patents[ and Alnylam Delivery Patents]43 Controlled by such Party. In connection with the activities set forth in this Section 8.5, the controlling Party shall consider in good faith any comments from the other Party, and each Party shall consult with the other as to the strategy for the defense of the Product-Related Patents[ and Alnylam Delivery Patents]44; provided, however, that if a Party has exercised its Opt-Out Right, the foregoing consultation obligation will be limited to only those Patent Rights Controlled by such Party.
39 Note to Draft: Include this bracketed language only if the Target is a CNS Target.
40 Note to Draft: Include this bracketed language only if the Target is a CNS Target.
41 Note to Draft: Include this bracketed language only if the Target is a CNS Target.
42 Note to Draft: Include this bracketed language only if the Target is a CNS Target.
43 Note to Draft: Include this bracketed language only if the Target is a CNS Target.
44 Note to Draft: Include this bracketed language only if the Target is a CNS Target.

8.5.6    Costs and Expenses. Unless a Party has exercised its Opt-Out Right, the Parties shall share [***] the Out-of-Pocket Costs (other than the costs and expenses of the non-controlling Party’s participation in any claim, suit or proceeding in the Territory with independent counsel of such Party’s choice as provided in Section 8.5.2) incurred in defending a claim, suit or proceeding under Section 8.5.2 with respect to Product-Related Patents as Other Shared Expenses. If a Party has exercised its Opt-Out Right, then (a) the defending Party shall bear all costs and expenses (other than the costs and expenses of the non-controlling Party’s participation in any claim, suit or proceeding in the Territory with independent counsel of such Party’s choice as provided in Section 8.5.2) incurred in defending a claim, suit or proceeding under Section 8.5.2 with respect to Product-Related Patents after the Opt-Out Date, and (b) if the defending Party is the Lead Party, the Lead Party may offset up to [***] of such costs and expenses in a given Calendar Quarter incurred in defending a claim, suit or proceeding under Section 8.5.2 with respect to Product-Related Patents after the Opt-Out Date against any amounts otherwise owed to the Participating Party under this Agreement for such Calendar Quarter subject to Section 7.2.7(c).
8.6    Infringement Claims by Third Parties.
8.6.1    Notices. If the Development, Manufacture or Commercialization of a Collaboration Product in the Field pursuant to this Agreement results in, or may result in, an infringement action by a Third Party alleging infringement of such Third Party’s intellectual property (a “Third Party Infringement Action”), the Party first receiving notice thereof shall promptly notify the other Party thereof in writing.
8.6.2    Defense. [***]
8.6.3    Settlement. [***]
8.6.4    Costs and Expenses; Recovery. [***]
8.7    Product Trademarks and Domain Names.
8.7.1    Ownership and Prosecution of Product Trademarks and Domain Names. The Lead Party shall own all right, title, and interest to the Product Trademarks and Domain Names in the Territory, and shall be responsible for the registration, prosecution, maintenance, enforcement and defense thereof. The Parties shall share equally (50%/50%) the Out-of-Pocket Costs (other than the costs and expenses of the Participating Party’s participation in any claim, suit or proceeding with respect to the Product Trademarks and Domain Names with independent counsel of such Party’s choice) incurred in the with respect to the Product Trademarks and Domain Names as Other Shared Expenses, unless a Party has exercised its Opt-Out Right, in which case the Lead

Party shall bear all such Out-of-Pocket Costs (other than the costs and expenses of the Participating Party’s participation in any claim, suit or proceeding with respect to the Product Trademarks and Domain Names with independent counsel of such Party’s choice) incurred after the Opt-Out Date. The Participating Party shall provide all assistance and documents reasonably requested by the Lead Party in support of its prosecution, registration, maintenance, enforcement and defense of the Product Trademarks and Domain Names.
8.7.2    Ownership of Corporate Names. As between the Parties, each Party shall retain all right, title and interest in and to its respective Corporate Names.
8.8    Discussion of Potential Material Intellectual Property Issues. Each Party’s legal/intellectual property department shall keep the other Party’s legal/intellectual property department reasonably apprised of any potential material Patent Right or other intellectual property-related issue with respect to activities under this Agreement, which may be made pursuant to a mutually acceptable and customary common interest agreement entered into by the Parties; provided that the foregoing shall not impose any duty on either Party to conduct or obtain freedom-to-operate or validity or similar opinions of counsel or Patent Right or other intellectual property clearance searches to the extent not already conducted or obtained by such Party.
8.9    Intellectual Property that Relates to Multiple Programs. [***]
8.10    [Transition of Patent Matters. Upon Regeneron’s request, subject to Section 8.2.1(c), Alnylam shall use commercially reasonable efforts to promptly provide Regeneron with the appropriate documents for the transfer of responsibility and control of preparation, filing, prosecution, and maintenance of the Product-Related Patents in the Territory and reasonably cooperate with Regeneron with respect to such transfer, including executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to (a) enable Regeneron to apply for and to prosecute, maintain, defend and enforce the Product-Related Patents in the Territory, and (b) obtain and maintain any Patent Right extensions, supplementary protection certificates, and the like with respect to the Product-Related Patents, in each case ((a) and (b)), to the extent provided for in this Agreement. Alnylam shall promptly inform Regeneron of any matters coming to Alnylam’s attention that may materially affect the preparation, filing, prosecution, or maintenance of any such Product-Related Patents.]45

45 Note to Draft: Include this bracketed provision only if Regeneron is the initial Lead Party.

ARTICLE 9
CONFIDENTIALITY AND NON-DISCLOSURE
9.1    Confidentiality Obligations. At all times during the Term and for a period of [***] years following termination or expiration hereof in its entirety, each Party shall, and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is necessary or reasonably useful for the performance of, or the exercise of such Party’s rights under, this Agreement. “Confidential Information” means any technical, business, or other information provided by or on behalf of one Party to the other Party in connection with this Agreement, whether prior to, on, or after the Effective Date, including information of Third Parties, information relating to the terms of this Agreement, any Collaboration Product (including the Regulatory Documentation and Development Data), any Development or Commercialization of any Collaboration Product, any know-how with respect thereto developed by or on behalf of the disclosing Party or its Affiliates (including Regeneron Know-How (which shall be the Confidential Information of Regeneron) and Alnylam Know-How (which shall be the Confidential Information of Alnylam), as applicable), or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, during the Term, (a) all Regulatory Documentation owned by the Lead Party pursuant to Section 3.6.1(b) (“Product Regulatory Documentation”) shall be deemed to be the Confidential Information of the Lead Party, and the Lead Party shall be deemed to be the disclosing Party and the Participating Party shall be deemed to be the receiving Party with respect thereto, (b) all Information Controlled by a Party that is specifically and solely related to Product-Specific Factors (“Product-Specific Information”) shall be deemed to be the Confidential Information of both Parties, and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto, [***]. For purposes of this Agreement, all confidential information related to the Target Program or any Collaboration Products disclosed by a Party under the terms of the Master Agreement is hereby deemed to be the Confidential Information of such Party and will be treated as if disclosed hereunder and subject to the terms of this Agreement; provided that Product Regulatory Documentation, Product-Specific Information and Joint Collaboration IP shall be subject to the immediately preceding sentence, even if disclosed under the terms of the Master Agreement. Notwithstanding the foregoing, the confidentiality and non-use obligations under this Section 9.1 with respect to any Confidential Information shall not include any information that:
9.1.1    is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party or any of its Affiliates or any Person to whom the receiving Party provided such information;

9.1.2    can be demonstrated by documentation or other competent proof to have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality to the disclosing Party with respect to such information; provided that the foregoing exception shall not apply with respect to Product Regulatory Documentation, Product-Specific Information or Joint Collaboration IP;
9.1.3    is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality to the disclosing Party with respect to such information; or
9.1.4    can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information; provided that the foregoing exception shall not apply with respect to Product Regulatory Documentation, Product-Specific Information or Joint Collaboration IP.
Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.
9.2    Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:
9.2.1    made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law, including by reason of filing with securities regulators; provided, however, that the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order or required to be disclosed be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued or such disclosure was required by Applicable Law; and provided further that the Confidential Information disclosed in response to such court or governmental order or as required by Applicable Law shall be limited to that information which is legally required to be disclosed in response to such court or governmental order or by such Applicable Law;

9.2.2    made by or on behalf of the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for INDs or Regulatory Approval pursuant to the terms of this Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law;
9.2.3    made by the receiving Party or its Affiliates or Sublicensees to its or their attorneys, auditors, advisors, consultants, contractors, existing or prospective collaboration partners, licensees, sublicensees, or acquirers as may be necessary or reasonably useful in connection with, or to its or their existing or prospective investors, lenders or financing partners as may be necessary in connection with, the Exploitation of any Collaboration Product, or otherwise in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement, or to potential or actual investors, lenders, financing partners, collaboration partners, licensees, sublicensees, or acquirers as may be necessary or reasonably useful in connection with their evaluation of such potential or actual transaction; provided, however, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this ARTICLE 9 (but with respect to disclosing the terms of this Agreement to existing or prospective non-strategic financial investors, lenders or financing partners, then with a duration of confidentiality as appropriate that is no less than [***] from the date of disclosure);
9.2.4    with respect to Joint Collaboration IP made by either Party or its Affiliates as may be necessary or reasonably useful in connection with the Exploitation of any product so long as such Party or its Affiliates is not in violation of this Agreement, including under Section 6.1, Section 6.2 and Section 6.7; or
9.2.5    required under an In-License; provided that the recipient is subject in writing to substantially the same confidentiality obligations as the Parties.
9.3    Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or Trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 9.3 shall not prohibit either Party from making any disclosure identifying the other Party that is required by Applicable Law.
9.4    Public Announcements. Neither Party shall issue any other public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted) and except that a Party may, once a press release or other public written statement is approved in writing by both Parties, make subsequent public disclosure of the information contained in such press release or other public written statement without the further approval of the other Party. In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than [***] Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon. Notwithstanding the foregoing, the Lead Party, its Affiliates and its and their Sublicensees shall have the right to publicly disclose research, development and commercial information (including with respect to regulatory matters) regarding any Collaboration Product; provided (a) such disclosure is subject to the provisions of this ARTICLE 9 with respect to the Participating Party’s Confidential Information and (b) the Lead Party shall not use the name of the Participating Party (or insignia, or any contraction, abbreviation or adaptation thereof) without the Participating Party’s prior written permission. Notwithstanding the foregoing, (x) prior to either Party exercising its Opt-Out Right, to the extent that such disclosure describes the commencement or “top-line” results of Clinical Trials of a Collaboration Product, the achievement of any material Development events with respect to a Collaboration Product or the filing for or receipt of Regulatory Approval with respect to the Collaboration Product in the Territory (each, a “Major Event”), at the Participating Party’s request the Lead Party will make such disclosure or issue such press release jointly with the Participating Party, and (y) after either Party has exercised its Opt-Out Right, the Lead Party will consider in good faith any request by the Participating Party to issue a joint press release or public disclosure with the Participating Party relating to a Major Event. Prior to making any public disclosure, to the extent practicable, the Lead Party shall provide the Participating Party with a draft of such proposed disclosure for the Participating Party’s review and comment, which shall be considered in good faith by the Lead Party. Unless and until a Party has exercised its Opt-Out Right, such draft shall be provided to the Participating Party at least [***] Business Days (or, to the extent faster timely disclosure of a material event is required by Applicable Law or stock exchange or stock market rules, such shorter period of time sufficiently in advance of the disclosure so that the Participating Party will have the opportunity to comment upon the disclosure and the Lead Party will be able to comply with its obligations as required by Applicable Law or stock exchange or stock market rules) prior to making any such disclosure, for the Participating Party’s review and comment, which shall be considered in good faith by the Lead Party. If a Party has exercised its Opt-Out Right, such draft shall be provided to the Participating Party at least [***] (or, to the extent faster timely disclosure of a material event is required by Applicable Law or stock exchange or stock market rules, such shorter period of time sufficiently in advance of the disclosure so that the Participating Party will have the opportunity to comment upon the disclosure and the Lead Party will be able to comply with its obligations as required by Applicable Law or stock exchange or stock market rules) prior to making any such disclosure, for the Participating Party’s review and comment, which shall be considered in good faith by the Lead Party. Without limiting the foregoing, the Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement with the United States Securities and Exchange Commission or its equivalent in the Territory. Each Party shall be entitled to make such filings, except that the Parties shall cooperate with each other and use reasonable efforts to obtain confidential treatment of confidential, including trade secret, information in accordance with Applicable Law. The filing Party shall provide the non-filing Party with an advance copy of this Agreement marked to show provisions for which the filing Party intends to seek confidential treatment and shall reasonably consider the non-filing Party’s timely comments thereon and cooperate with such non-filing Party in seeking such confidential treatment and, upon the written request of the non-filing Party, shall request an appropriate extension of the term of the confidential treatment period. For the avoidance of doubt, each Party shall be responsible for its own legal and other costs in connection with any filing governed by the terms of this Section 9.4.
9.5    Publications. As between the Parties, the Lead Party shall have the sole right, in consultation with the Participating Party, to issue and control all publications in scientific journals and make scientific presentations related to any Collaboration Product. The Lead Party will consider in good faith any request by the Participating Party to publish Development results related to any Collaboration Product; provided that the Participating Party has not exercised its Opt-Out Right. The Lead Party shall provide the Participating Party with an advance copy of the proposed publication, and the Participating Party shall then have [***] days prior to submission for any publication in which to comment and to recommend any changes it reasonably believes are necessary to preserve any Patent Rights or Information belonging in whole or in part to the Participating Party or that is the Confidential Information of the Participating Party. If the Participating Party informs the Lead Party that such publication, in the Participating Party’s reasonable judgment, could be expected to have a material adverse effect on any patentable invention owned by or licensed, in whole or in part, to the Participating Party, or on any Information that is Confidential Information of the Participating Party, the Lead Party shall delay or prevent such publication as follows: (i) with respect to a patentable invention, such publication shall be delayed sufficiently long (not to exceed [***] days) to permit the timely preparation and filing of a patent application; and (ii) with respect to Information that is Confidential Information of such Participating Party (other than the results of a Clinical Trial or any Product Regulatory Information), such Information shall be deleted from the publication. The Lead Party will also consider in good faith any other comments of the Participating Party. Any publication shall include recognition of the contributions of the Participating Party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate.
9.6    Return of Confidential Information. Upon the effective date of the expiration pursuant to Section 12.1(a) or termination of this Agreement for any reason, either Party may request in writing, and the other Party shall either, with respect to Confidential Information to which such other Party does not retain rights under the surviving provisions of this Agreement: (a) promptly destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (b) promptly deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party; provided, however, the other Party shall be permitted to retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder or for archival purposes. Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 9.1.
9.7    Confidential Information that Relates to Multiple Programs. Notwithstanding the foregoing provisions of this ARTICLE 9, if (a) there is Confidential Information of a Party hereunder that is also Confidential Information of such Party under the Master Agreement, a License Agreement or another Co-Co Collaboration Agreement (as “Confidential Information” is defined in such other agreement), and (b) there is a conflict between the provisions of this Agreement, on the one hand, and the Master Agreement, a License Agreement or Co-Co Collaboration Agreement, as applicable, on the other hand, with respect to the disclosure and non-use of such Confidential Information, the provisions of the agreement that provides the most protection of a Party’s Confidential Information (i.e., Regeneron, with respect to Regeneron’s Confidential Information, and Alnylam, with respect to Alnylam’s Confidential Information) shall control.
ARTICLE 10
REPRESENTATIONS AND WARRANTIES
10.1    Mutual Representations and Warranties. Alnylam and Regeneron each represents and warrants to the other, as of the Effective Date, as follows:
10.1.1    Organization. It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.
10.1.2    Authorization. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (a) such Party’s charter documents, bylaws, or other organizational documents, (b) in any material respect, any agreement, instrument, or contractual obligation to which such Party (or any of its Affiliates) is bound, (c) any requirement of any

Applicable Law, or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party (or any of its Affiliates).
10.1.3    Binding Agreement. This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).
10.1.4    No Debarment. Neither it nor any of its Affiliates, nor its or their respective employees, have been debarred or are subject to debarment.
10.1.5    No Inconsistent Obligation. It (and each of its Affiliates) is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.
10.1.6    Governmental Consents. Except as set forth in Section 4.9 of the Master Agreement, no authorization, consent, approval, license, exemption of, or filing or registration with, any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Law currently in effect, is or will be necessary to be obtained by such Party for, or in connection with, the transaction contemplated by this Agreement, or for the performance by it of its obligations under this Agreement, except as set forth in Section 3.6.
10.1.7    Third Party Consents. Except as set forth in Section 4.9 of the Master Agreement, it has obtained all necessary authorizations, consents and approvals of any Third Party that is required to be obtained by it as of the Effective Date for, or in connection with, the transaction contemplated by this Agreement, or for the performance by it of its obligations under this Agreement, except as set forth in Section 3.6.
10.2    Additional Representations, Warranties and Covenants of Alnylam. Except as provided in Schedule 10.2, Alnylam further represents and warrants to Regeneron, as of the Effective Date, and covenants, as follows:
10.2.1    Alnylam is the sole and exclusive owner of, or otherwise Controls pursuant to an Existing Alnylam In-License (or will Control pursuant to an Additional Alnylam In-License at such time that such Additional Alnylam In-License is included as an Existing Alnylam In-License pursuant to Section 6.5.2), the Alnylam Background Technology, and all of the Alnylam Background Technology licensed to Regeneron hereunder that is solely and exclusively owned by Alnylam is free and clear of liens, charges or encumbrances other than licenses and rights granted to Third

Parties that are not inconsistent with the rights and licenses granted to Regeneron under this Agreement.
10.2.2    Alnylam has sufficient legal or beneficial title and ownership of, or sufficient license rights under, the Alnylam Background Technology to grant the licenses to such Alnylam Background Technology granted to Regeneron pursuant to this Agreement.
10.2.3    To Alnylam’s Knowledge, (x) Schedule 1.17 sets forth a complete and accurate list of the Alnylam Core Technology Patents and (y) Schedule 1.28 sets forth a complete and accurate list of the Alnylam Product-Specific Patents. Schedule 1.17 indicates whether each Alnylam Core Technology Patent is (a) owned exclusively by Alnylam or any of its Affiliates, (b) owned jointly by Alnylam or any of its Affiliates, on the one hand, and one or more Third Parties, on the other hand, or (c) licensed to Alnylam or any of its Affiliates. For each Alnylam Core Technology Patent that is owned, but not owned exclusively, by Alnylam or any of its Affiliates, or that is licensed to Alnylam or any of its Affiliates, Schedule 1.17 identifies the Third Party owner(s) and, if applicable, the Existing Alnylam In-License pursuant to which Alnylam Controls such Alnylam Core Technology Patent. For each Alnylam Core Technology Patent that is licensed, but not exclusively licensed, to Alnylam, Schedule 1.17 indicates the non-exclusive nature of the license. Alnylam or one of its Affiliates is the sole and exclusive owner of all Alnylam Core Technology Patents identified on Schedule 1.17 as being owned exclusively by Alnylam or any of its Affiliates and Alnylam Controls, pursuant to an Existing Alnylam In-License, all other Patent Rights identified on such schedules. Alnylam or one of its Affiliates is the sole and exclusive owner of all Alnylam Product-Specific Patents identified on Schedule 1.28.
10.2.4    All Alnylam Patents for which Alnylam or any of its Affiliates controls prosecution and maintenance (the “Alnylam Managed Patents”) are filed and maintained properly and correctly and, to Alnylam’s Knowledge, all applicable fees have been paid on or before any final due date for payment. Alnylam has complied with all Applicable Laws, including any duties of candor to applicable patent offices, in connection with the filing, prosecution and maintenance of the Alnylam Managed Patents.
10.2.5    To Alnylam’s Knowledge, the Alnylam Patents are, or, upon issuance, will be, valid and enforceable Patent Rights.
10.2.6    [***]
10.2.7    [***]
10.2.8    Alnylam has obtained from all inventors of Alnylam Background Technology that is indicated on Schedule 1.17 or Schedule 1.28 as being solely and exclusively owned by Alnylam or any of its Affiliates valid and enforceable agreements that have assigned to Alnylam or its Affiliate each such inventor’s entire right, title and interest in and to all such Alnylam Background Technology.
10.2.9    To Alnylam’s Knowledge, the Exploitation of the Alnylam Background Technology with respect to the Collaboration Products as contemplated under this Agreement, (a) does not and will not infringe any issued Patent Right of any Third Party or misappropriate any Information or other intellectual property of any Third Party and (b) will not infringe the claims of any published Third Party patent application when and if such claims were to issue in their current form.
10.2.10    [***]
10.2.11    Schedule 1.107 sets forth a complete and accurate list of all agreements between Alnylam and a Third Party entered into prior to the Effective Date pursuant to which Alnylam Controls (or will Control pursuant to an Additional Alnylam In-License at such time that such Additional Alnylam In-License is included as an Existing Alnylam In-License pursuant to Section 6.5.2) Information or Patent Rights that are necessary or reasonably useful to the practice of the Alnylam Background Technology as contemplated in this Agreement. Alnylam has provided Regeneron with true and complete copies of all Existing Alnylam In-Licenses and Additional Alnylam In-Licenses. [***]
10.2.12    To Alnylam’s Knowledge, no Existing Alnylam CMO has made or generated any improvement, discovery or Information, patentable or otherwise, in the course of performing services for Alnylam or any of its Affiliates with respect to any siRNA drug product that is (a) necessary to establish and validate a manufacturing process for such siRNA drug product at another Existing Alnylam CMO (or another Third Party contract manufacturer, as the case may be) and (b) not owned or Controlled by Alnylam. [***]
10.2.13    Part 1 of Schedule 10.2.13 sets forth a true, correct and complete list of all [***]. Part 2 of Schedule 10.2.13 sets forth a true, correct and complete description of all terms and conditions [***].
10.3    Additional Representations and Warranties of Regeneron. Except as provided in Schedule 10.3, Regeneron further represents and warrants to Alnylam, as of the Effective Date, as follows:
10.3.1    Neither Regeneron nor any of its Affiliates has granted any Third Party, and neither Regeneron nor any of its Affiliates is under any obligation to grant any Third Party, any right to Exploit any Collaboration Product in the Territory, except as set forth in Section 6.7.3.

10.3.2    To Regeneron’s Knowledge, Schedule 1.258 sets forth a complete and accurate list of the Regeneron Product-Specific Patents. Regeneron or one of its Affiliates is the sole and exclusive owner of all Regeneron Product-Specific Patents identified on Schedule 1.258. Regeneron has sufficient legal or beneficial title and ownership of, or sufficient license rights under, the Regeneron Product-Specific Patents and Regeneron Product-Specific Know-How within the Regeneron Background Technology to grant the licenses to such Regeneron Product-Specific Patents and Regeneron Product-Specific Know-How granted to Alnylam pursuant to this Agreement.
10.3.3    All Regeneron Product-Specific Patents for which Regeneron or any of its Affiliates controls prosecution and maintenance (the “Regeneron Managed Patents”) are filed and maintained properly and correctly and, to Regeneron’s Knowledge, all applicable fees have been paid on or before any final due date for payment. Regeneron has complied with all Applicable Laws, including any duties of candor to applicable patent offices, in connection with the filing, prosecution and maintenance of the Regeneron Managed Patents.
10.3.4    To Regeneron’s Knowledge, the Regeneron Product-Specific Patents are, or, upon issuance, will be, valid and enforceable Patent Rights.
10.3.5    Neither Regeneron nor any of its Affiliates has granted any Third Party, and neither Regeneron nor any of its Affiliates is under any obligation to grant any Third Party any rights under Regeneron Product-Specific Know-How or Regeneron Product-Specific Patents or otherwise assign to any Third Party any Information or Patent Rights that would otherwise constitute Regeneron Product-Specific Know-How or Regeneron Product-Specific Patents.
10.3.6    Regeneron has obtained from all inventors of Regeneron Product-Specific Patents within the Regeneron Background Technology that is indicated on Schedule 1.258 as being solely and exclusively owned by Regeneron or any of its Affiliates valid and enforceable agreements that have assigned to Regeneron or its Affiliate each such inventor’s entire right, title and interest in and to all such Regeneron Product-Specific Patents within the Regeneron Background Technology.
10.3.7     There is no (a) claim, demand, suit, proceeding, arbitration, inquiry, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise, pending or, to Regeneron’s Knowledge, threatened against Regeneron or any of its Affiliates or (b) judgment or settlement against or owed by Regeneron or any of its Affiliates, in each case ((a) and (b)), in connection with the Regeneron Product-Specific Know-How or Regeneron Product-Specific Patents within the Regeneron Background Technology, including any claim alleging that (x) the issued patents in such Regeneron Product-Specific Patents are invalid or unenforceable, or the patent applications in such Regeneron Product-Specific Patents will, upon issuance, be invalid or unenforceable or (y) the conception, development, reduction to practice, disclosing, copying, making, assigning or licensing of such Regeneron Product-Specific Know-How or the practice thereof as contemplated in this Agreement infringes or would infringe any Patent Rights of any Person or misappropriates or would misappropriate any Information or other intellectual property right of any Person.
10.3.8    Regeneron has provided Alnylam with true and complete copies of all Existing Regeneron In-Licenses (subject to any applicable confidentiality restrictions). There are no terms or conditions in any Existing Regeneron In-License or Existing Regeneron Third Party Agreement that (a) would prevent Alnylam from exercising its rights under this Agreement with respect to the prosecution, maintenance, enforcement or defense of any Product-Related IP; (b) would require Regeneron or any of its Affiliates to grant any Third Party rights under Regeneron Product-Specific Know-How or Regeneron Product-Specific Patents or (c) grant to any Third Party contractual exclusivity with respect to the development, manufacture or commercialization of an siRNA Directed to the Target. Neither Regeneron nor its Affiliates are in material breach or default under any Existing Regeneron In-License, nor, to Regeneron’s Knowledge, is any counterparty thereto in material breach of any Existing Regeneron In-License, and neither Regeneron nor its Affiliates have received any written notice of breach or default with respect to any Existing Regeneron In-License. The licenses granted to Regeneron or its Affiliates in the Existing Regeneron In-Licenses are in full force and effect and, subject to their terms, are sublicenseable to Alnylam as contemplated by this Agreement. The execution and performance of this Agreement does not constitute a material breach of any Existing Regeneron In-License.
10.3.9    Schedule 10.3.9 sets forth a true, correct and complete list of all [***] pursuant to this Agreement.
10.4    DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENT RIGHTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. FOR THE AVOIDANCE OF DOUBT, THE FOREGOING IS NOT INTENDED TO LIMIT IN ANY WAY ANY EXPRESS REPRESENTATIONS OR WARRANTIES MADE BY EITHER PARTY UNDER THE MASTER AGREEMENT, ANY LICENSE AGREEMENT OR ANY OTHER CO-CO COLLABORATION AGREEMENT.

10.5    Additional Covenants.
10.5.1    Compliance. Each Party and its Affiliates and Sublicensees shall conduct the Development, Manufacture and Commercialization of the Collaboration Products in material accordance with all Applicable Laws and industry standards, including, to the extent applicable, current governmental regulations concerning good laboratory practices, good clinical practices and good manufacturing practices. Neither Party shall export any technology licensed to it by the other Party under this Agreement except in compliance with U.S. export laws and regulations.
10.5.2    Debarment. Neither Party nor any of its Affiliates will use in any capacity, in connection with the performance of its obligations under this Agreement, any Person that has been debarred. Each Party agrees to inform the other Party in writing promptly if it learns that it or any Person that is performing activities in connection with activities under this Agreement is debarred or is subject to debarment, or, to the notifying Party’s Knowledge, if debarment of the notifying Party or any Person used in any capacity by such Party or any of its Affiliates in connection with the performance of its obligations under this Agreement, is threatened.
ARTICLE 11
INDEMNITY
11.1    Indemnity.
11.1.1    Alnylam’s Indemnification Obligations. Alnylam shall defend, indemnify and hold harmless Regeneron, its Affiliates and its and their respective officers, directors, employees and agents (“Regeneron Indemnitees”) from and against all loss, liabilities, damages, penalties, fines and expenses, including reasonable attorneys’ fees and costs payable to a Third Party (collectively, “Damages”), incurred by any Regeneron Indemnitee as a result of a Third Party’s claim, action, suit, settlement, or proceeding (each, a “Claim”) against a Regeneron Indemnitee to the extent such Claim arises out of or results from:
(a)    the gross negligence, recklessness, willful misconduct, or intentional wrongful acts or omissions of Alnylam or any of its Affiliates (or its or their respective agents, contractors, Sublicensees, partners, representatives or other Persons working on its or their behalf) in its or their respective performance under this Agreement, the Supply Agreement (if any) or the Quality Agreement (if any), including (i) any activities under any Development Plan and Budget or the Manufacture and supply of (A) the Early Stage Supply Requirements and (B) if applicable, Late Stage Supply Requirements, (ii) Alnylam’s performance of Alnylam Specific Activities, and (iii) if Alnylam is the Lead Party, in connection with the Exploitation of any Collaboration Product by or on behalf of Alnylam;

(b)    a breach by Alnylam of this Agreement (including the inaccuracy of any representation or warranty made by Alnylam in this Agreement), the Supply Agreement (if any) or the Quality Agreement (if any);
(c)    if Regeneron exercises its Opt-Out Right, the Exploitation of any Collaboration Product by or on behalf of Alnylam pursuant to this Agreement from and after the Opt-Out Date (excluding any activities with respect to such Exploitation performed by or on behalf of Regeneron);
(d)    any amounts payable to a Third Party under an Alnylam In-License based on a sharing with such Third Party of (i) amounts paid to Alnylam by Regeneron pursuant to this Agreement or (ii) any profits or losses received by Alnylam pursuant to this Agreement or (iii) any Third Party Transaction Proceeds (e.g., any amounts payable to a Third Party that constitute a share of any sublicensing income); or
(e)    the Excluded Agreements or any of the intellectual property licensed thereunder (including infringement or misappropriation thereof) with respect to the activities hereunder;
except, in the case of (a), (b) and (c), for those Damages for which Regeneron has an obligation to indemnify Alnylam pursuant to Section 11.1.2(a) or Section 11.1.2(b), as to which Damages each Party shall indemnify the other Party and the Regeneron Indemnitees or Alnylam Indemnitees, as applicable, to the extent of its respective liability for such Damages.
11.1.2    Regeneron’s Indemnification Obligations. Regeneron shall defend, indemnify and hold harmless Alnylam, its Affiliates and its and their respective officers, directors, employees and agents (“Alnylam Indemnitees”) from and against all Damages incurred by any Alnylam Indemnitee as a result of a Claim against an Alnylam Indemnitee to the extent such Claim arises out of or results from:
(a)    the gross negligence, recklessness, willful misconduct, or intentional wrongful acts or omissions of Regeneron or any of its Affiliates (or its or their respective agents, contractors, Sublicensees, partners, representatives or other Persons working on its or their behalf) in its or their respective performance under this Agreement, including (i) any activities under any Development Plan and Budget and, if applicable, the Manufacture and supply of the Late Stage Supply Requirements, and (ii) if Regeneron is the Lead Party, in connection with the Exploitation of any Collaboration Product by or on behalf of Regeneron;
(b)    a breach by Regeneron of this Agreement (including the inaccuracy of any representation or warranty made by Regeneron in this Agreement);

(c)    if Alnylam exercises its Opt-Out Right, the Exploitation of any Collaboration Product by or on behalf of Regeneron pursuant to this Agreement from and after the Opt-Out Date (excluding any activities with respect to such Exploitation performed by or on behalf of Alnylam); or
(d)    any amounts payable to a Third Party under a Regeneron In-License based on a sharing with such Third Party of (i) amounts paid to Regeneron by Alnylam pursuant to this Agreement or (ii) any profits or losses received by Regeneron pursuant to this Agreement or (iii) any Third Party Transaction Proceeds (e.g., any amounts payable to a Third Party that constitute a share of any sublicensing income);
except, in the case of (a), (b) and (c), for those Damages for which Alnylam has an obligation to indemnify Regeneron pursuant to Section 11.1.1(a) or Section 11.1.1(b), as to which Damages each Party shall indemnify the other Party and the Regeneron Indemnitees or Alnylam Indemnitees, as applicable, to the extent of its respective liability for such Damages.
11.1.3    Shared Damages. With respect to any Damages arising out of any Claim brought against any Alnylam Indemnitee or Regeneron Indemnitee resulting from (a) the Exploitation of any Collaboration Product pursuant to this Agreement prior to the date on which a Party exercises its Opt-Out Right or (b) the conduct of a Clinical Trial of Collaboration Product hereunder that is ongoing as of the date on which a Party exercises its Opt-Out Right and for which the Opt-Out Party is required to continue to co-fund Development Costs in Section 3.5.7 (as such Clinical Trial is set forth in the Development Plan and Budget as of the date of the exercise of such Opt-Out Right), in each case, including personal injury or death resulting from use of any Collaboration Product and any Claim alleging that the Exploitation of a Collaboration Product pursuant to this Agreement infringed a Patent Right of a Third Party, but for which (i) Alnylam is not otherwise obligated to indemnify a Regeneron Indemnitee pursuant to Section 11.1.1(a), 11.1.1(b), or 11.1.1(d), and (ii) Regeneron is not otherwise obligated to indemnify an Alnylam Indemnitee pursuant to Section 11.1.2(a), 11.1.2(b) or 11.1.2(d) (such Claim, a “Shared Claim” and such Damages, “Shared Damages”), each Party shall indemnify the other Party for fifty percent (50%) of the Shared Damages and during the Term the Shared Damages shall be shared by the Parties as Other Shared Expenses.
11.2    Indemnity Procedure.
11.2.1    Notification. The Party entitled to indemnification under Section 11.1.1 or Section 11.1.2 (an “Indemnified Party”) shall notify the Party potentially responsible for such indemnification (the “Indemnifying Party”) within five (5) Business Days of becoming aware of any Claim asserted or threatened in writing against the Indemnified Party that could give rise to a right of indemnification under this Agreement; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure materially prejudices the Indemnifying Party. Each Party shall promptly notify the other Party in writing of any Shared Claim of which such Party becomes aware.
11.2.2    Control of Defense. If the Indemnifying Party elects in writing to the Indemnified Party that it will assume control of the defense of such Claim, the Indemnifying Party shall have the right to defend such Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party; provided, however, that the Indemnifying Party may not enter into any compromise or settlement unless the Indemnified Party consents to such compromise or settlement, which consent shall not be unreasonably withheld, conditioned or delayed, and which consent shall be deemed given with respect to any Damages relating solely to the payment of money damages if such compromise or settlement includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim. If the Indemnifying Party does not elect to assume control of the defense of such Claim within [***] days of its receipt of notice thereof, or if the Indemnifying Party elects in writing to the Indemnified Party to cease maintaining control of the defense of such Claim, the Indemnified Party shall have the right upon at least [***] Business Days’ prior written notice to the Indemnifying Party of its intent to do so, to undertake the defense of such Claim for the account of the Indemnifying Party (with counsel reasonably selected by the Indemnified Party and approved by the Indemnifying Party, such approval not to be unreasonably withheld, conditioned or delayed), provided, that the Indemnified Party shall keep the Indemnifying Party apprised of all material developments with respect to such Claim and promptly provide the Indemnifying Party with copies of all correspondence and documents exchanged by the Indemnified Party and the opposing party(ies) to such Claim. The Indemnified Party may not compromise or settle such Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.
11.2.3    Indemnified Party’s Participation. The Indemnified Party shall cooperate with the Indemnifying Party in, and may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 11.2 and shall bear its own costs and expenses with respect to such participation; provided, however, that, if counsel for the Indemnifying Party shall have reasonably determined that such counsel may not properly represent both the Indemnifying Party, on the one hand, and the Indemnified Party and Alnylam Indemnitees or Regeneron Indemnitees, as applicable, on the other hand, (a) if a Claim is a Shared Claim, such costs and expense shall be Other Shared Expenses and (b) if a Claim is not a Shared Claim, the Indemnifying Party shall bear such costs and expenses.
11.2.4    Defense Procedures For Shared Claims. The indemnification procedures in this Section 11.2 shall apply to Shared Claims pursuant to Section 11.1.3; provided that the Lead

Party shall be deemed to be the Indemnifying Party and the Participating Party shall be deemed to be the Indemnified Party. For clarity, such allocation of roles shall only apply to the procedures described in this Section 11.2, and the cross-indemnity described in Section 11.1.3 shall continue to apply.
11.2.5    Expenses. With respect to Claims under Section 11.1.1 or Section 11.1.2, the costs and expenses, including fees and disbursements of counsel, (a) incurred by the Indemnifying Party, shall be the responsibility of the Indemnifying Party or (b) incurred by the Indemnified Party pursuant to the proviso in Section 11.2.3 shall be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party or the Alnylam Indemnitees or Regeneron Indemnitees, as applicable. With respect to Claims under Section 11.1.3, the costs and expenses, including fees and disbursements of counsel, incurred by either Party, shall be Other Shared Expenses.
11.3    Insurance. During the Term and for a minimum period of five (5) years thereafter and for an otherwise longer period as may be required by Applicable Law, each of Regeneron and Alnylam shall (a) use Commercially Reasonable Efforts to procure and maintain appropriate commercial general liability and product liability insurance in an [***] or (b) procure and maintain adequate insurance by means of self-insurance in such amounts and on such terms as are consistent with normal business practices of large pharmaceutical companies in the life sciences industry. Such insurance shall insure against liability arising from this Agreement on the part of Regeneron or Alnylam, respectively, or any of their respective Affiliates, due to injury, disability or death of any person or persons, or property damage arising from activities performed in connection with this Agreement. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under Section 11.1 or otherwise. Any insurance proceeds received by a Party in connection with any Damages shall be retained by such Party and shall not reduce any obligation of the other Party.
ARTICLE 12
TERM AND TERMINATION
12.1    Term. This Agreement shall be effective as of the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect until (a) if neither Party has exercised its Opt-Out Right, the first date on which neither the Lead Party nor any of its Affiliates or its or their Sublicensees is Developing any Collaboration Products for, or Commercializing such Collaboration Products in, the Territory under this Agreement, with the normal pauses or gaps between or following Clinical Trials or other studies for the analysis of data, preparation of reports and design of future Clinical Trials or preparation of Drug Approval Applications and other customary Development functions not constituting Clinical Trials not constituting cessation of Development; or (b) if a Party has exercised its Opt-Out Right, the date of expiration of the last Royalty Term for the last Collaboration Product (such period, the “Term”).
12.2    Termination for Material Breach. If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) has materially breached this Agreement, the Supply Agreement (if any) or the Quality Agreement (if any) in a manner that fundamentally frustrates the value or essential characteristics of the transactions contemplated by this Agreement, then the Non-Breaching Party may deliver notice of such material breach to the Breaching Party (a “Default Notice”). If the Breaching Party does not dispute that it has committed such a material breach under this Agreement, the Supply Agreement (if any) or the Quality Agreement (if any) that results in the Non-Breaching Party having a right to terminate this Agreement, then if the Breaching Party fails to cure such breach, or fails to take steps as would be considered reasonable to effectively cure such breach, within ninety (90) days after receipt of the Default Notice, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party. If the Breaching Party disputes that it has committed a material breach under this Agreement, the Supply Agreement (if any) or the Quality Agreement (if any) that results in the Non-Breaching Party having a right to terminate this Agreement, the dispute shall be resolved pursuant to Section 13.5. If, as a result of the application of such dispute resolution procedures, the Breaching Party is determined to have materially breached in a manner that fundamentally frustrates the value or essential characteristics of the transactions contemplated by this Agreement (an “Adverse Ruling”), then if the Breaching Party fails to complete the actions specified by the Adverse Ruling to cure such material breach within ninety (90) days after such ruling, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party; provided that if such compliance cannot be fully achieved within such ninety (90)-day cure period, then such cure period will be extended for a period of up to sixty (60) additional days (for a total cure period of one hundred fifty (150) days) if the Breaching Party prepares and provides to the Non-Breaching Party a reasonable written plan for curing such material breach and uses commercially reasonable efforts to cure such material breach in accordance with such written plan, and if such material breach is not cured within such one hundred fifty (150)-day period, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party.
12.3    Termination for Insolvency. In the event that either Party (or its ultimate parent) (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within ninety (90) days after such filing, (d) proposes a written agreement of composition or extension of its debts, (e) proposes or is a party to any dissolution or liquidation, (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within sixty (60) days of the filing thereof, or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other

Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.
12.4    Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Regeneron or Alnylam are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.
12.5    Additional Lead Party Termination Right. If a Party exercises its Opt-Out Right, and thereafter, the Lead Party (which may be the New Lead Party, if applicable), desires to terminate its obligations with respect to Development and Commercialization of the Collaboration Products, it shall so notify the Participating Party and thereafter: (a) the Lead Party’s obligation to use Commercially Reasonable Efforts to Develop and Commercialize Collaboration Products shall terminate, (b) each Party’s obligations under Section 6.7.1 shall terminate, (c) the Parties shall cooperate in good faith to license, sell or otherwise grant or transfer to a Third Party the right to further Develop or Commercialize the Collaboration Products (but excluding any Proprietary Unlicensed Components); provided that the Lead Party shall control the process of licensing, selling or otherwise granting or transferring such right to further Develop or Commercialize the Collaboration Products and shall have final say with respect to entering into a transaction with a Third Party with respect thereto, and (d) the Parties shall share the proceeds of any such transaction as if they were Third Party Transaction Proceeds at the Third Party Transaction Proceeds Percentage and negotiate in good faith the terms of termination of this Agreement to accommodate any such transaction.
12.6    Effects of Termination. In the event of a termination of this Agreement in its entirety by either Party pursuant to Section 12.2 or Section 12.3 (but excluding, for clarity, termination pursuant to Section 12.5), the provisions of Schedule 12.6(B) shall apply, unless (a) the terminating

Party is the Lead Party and the Lead Party notifies the Participating Party in writing prior to the effective date of termination that the Lead Party desires for the provisions of Schedule 12.6(A) to apply or (b) the Participating Party notifies the Lead Party in writing prior to the effective date of termination that the Participating Party desires for the provisions of Schedule 12.6(A) to apply, in which case ((a) or (b)), the provisions of Schedule 12.6(A) shall apply.
12.7    Remedies. Except as otherwise expressly provided herein, expiration or termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.
12.8    Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued (or that may accrue as a result of activities under this Agreement) to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated or by their nature are intended to survive the termination or expiration of this Agreement, including this Section 12.8, 3.4.1 (for the period set forth therein), 3.4.4, 3.6.2 (last sentence only), 4.9.3, 6.1.1 (with respect to any perpetual license following the Royalty Term set forth in Section 6.1.1), 6.1.2 (with respect to any perpetual license following the Royalty Term set forth in Section 6.1.2), 6.1.5 (including the last paragraph of Section 6.1 (i.e., unnumbered paragraph beginning with “Notwithstanding”) as applied to Sections 6.1.1, 6.1.2, and 6.1.5 only), 6.2.1(b), 6.2.2(a) (with respect to any perpetual license following the Royalty Term set forth in Section 6.2.2(a)), 6.2.2(b) (with respect to any perpetual license following the Royalty Term set forth in Section 6.2.2(b)) (including the last paragraph of Section 6.2 (i.e., unnumbered paragraph beginning with “Notwithstanding”) as it applies to Sections 6.2.1(b), 6.2.2(a) and 6.2.2(b) only), 6.4, 6.6, 7.1 through 7.2 (to the extent such payments have accrued but not been paid), 7.5, 7.6, 7.8, 7.9 (for the period set forth therein), 7.10 (for the three (3)-year period following expiration or termination of this Agreement), 7.11, 8.1.1, 8.1.2, 8.1.3, 8.2.7, 8.7.2, 9.1 (for the period set forth therein), 9.2 (for the period set forth in Section 9.1), 9.3, 9.6, 10.4, 12.4, 12.6 (including, for clarity, Schedule 12.6(A) and Schedule 12.6(B), as applicable), 12.7; ARTICLES 1 (to the extent necessary to interpret the remaining surviving provisions, and including, for clarity, the corresponding schedules, as applicable), 11 and 13; and Schedules 1 and 2 of this Agreement shall survive the termination or expiration of this Agreement for any reason.46
46 Note to Draft: Survival sections to be updated based on which provisions are ultimately included in the Agreement.

ARTICLE 13
MISCELLANEOUS
13.1    Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts, or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within seven (7) Business Days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.
13.2    Assignment. Without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, neither Party shall sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that either Party may make such an assignment without the other Party’s consent to its Affiliate or to a successor, whether in a merger, sale of stock, sale of assets or any other transaction, of all or substantially all of such Party’s business, so long as such Affiliate or Third Party agrees in writing to be bound by the terms of this Agreement. With respect to an assignment to an Affiliate, the assigning Party shall remain responsible for the performance by such Affiliate of the rights and obligations hereunder. Any attempted assignment or delegation in violation of this Section 13.2 shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Alnylam or Regeneron, as the case may be. In the event either Party seeks and obtains the other Party’s consent to assign or delegate its rights or obligations to another Party, the assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement.

13.3    Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.
13.4    Governing Law, Jurisdiction and Service.
13.4.1    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Except for (a) JSC Disputes, which are governed by Section 2.6.3, (b) Financial Disputes, which are governed by Section 13.5, (c) Expedited Matters, which are governed by Schedule 1, or (d) Expert Disputes, which are governed by Schedule 2, each Party acknowledges and agrees that it must commence any action, suit or proceeding arising out of or in connection with this Agreement (other than appeals therefrom) in the jurisdiction where the other Party is incorporated or has its principal place of business, and each Party hereby waives any objections to such jurisdiction and venue and agrees not to commence any action, suit or proceeding relating to this Agreement except in courts in such jurisdiction. The Parties shall be free to pursue any rights and remedies available to them at law, in equity or otherwise, with respect to any Legal Dispute, subject, however, to this Section 13.4.1 and Section 13.9.
13.4.2    Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 13.6.2 shall be effective service of process for any action, suit, or proceeding brought against it under this Agreement in any such court.
13.5    Dispute Resolution.
13.5.1    Except as provided in Section 13.9 or the last sentence of this Section 13.5.1, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith, including Financial Disputes, Expedited Matters, Legal Disputes and Expert Disputes, it shall be resolved pursuant to this Section 13.5.

Notwithstanding the foregoing, the Parties shall resolve all JSC Disputes solely pursuant to Section 2.6.3 and this Section 13.5 does not apply to any such JSC Disputes.
13.5.2    Either Party may require that any dispute, other than JSC Disputes (which are governed by Section 2.6.3), Expedited Matters (which are governed by Schedule 1 and are referred to Executive Officers pursuant to the terms thereof) and Expert Disputes (which are governed by Schedule 2), be submitted to the Executive Officers for resolution by providing written notice to the other Party formally requesting that the dispute be resolved by the Executive Officers and specifying the nature of the dispute with sufficient specificity to permit adequate consideration by such Executive Officers. If a dispute is referred to the Executive Officers, then the Executive Officers shall diligently and in good faith attempt to resolve the referred dispute within thirty (30) days after receiving written notification of such dispute or such longer period of time as the Executive Officers may agree in writing. Any final decision mutually agreed to by the Executive Officers with respect to a dispute and set forth in writing shall be conclusive and binding on the Parties. If the Executive Officers cannot resolve such dispute within such thirty (30) days or such other period as agreed by the Executive Officers, such dispute will be resolved as follows:
(a)    with respect to any Financial Dispute, such Financial Dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Financial Expert”). The decision of the Financial Expert shall be final and the costs of the Financial Expert shall be borne by the Parties in accordance with such allocation as the Financial Expert shall determine;
(b)    with respect to any Expedited Matter, such Expedited Matter shall be resolved pursuant to the provisions of Schedule 1;
(c)    with respect to any Expert Dispute, such Expert Dispute shall be resolved pursuant to the provisions of Schedule 2; and
(d)    with respect to all other disputes (but, for clarity, excluding JSC Disputes), including Legal Disputes, the Parties shall be free to pursue any rights and remedies available to them at law, in equity or otherwise subject, however, to Section 13.4.1 and Section 13.9.
13.6    Notices.
13.6.1    Notice Requirements. All notices, instructions and other communications required or permitted hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant Party set forth at its address specified in Section 13.6.2 and shall be (a) delivered personally, or (b) sent via a reputable international overnight courier service. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand or one (1) Business Day after it is sent via a reputable international overnight courier service. Either Party may change its address by giving notice to the other Party in the manner provided above. This Section 13.6.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.
13.6.2    Address for Notice.
If to Regeneron, to:

Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591
Attention: President & CEO
Copy: General Counsel

If to Alnylam, to:

Alnylam Pharmaceuticals, Inc.
300 Third Street
Cambridge, Massachusetts 02142
Attention: Legal Department

13.7    Entire Agreement; Amendments.
13.7.1    This Agreement, the Supply Agreement (if any) and the Quality Agreement (if any), and the Master Agreement, together with the schedules attached hereto and thereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement, the Supply Agreement (if any) and the Quality Agreement (if any), or the Master Agreement. In the event of a conflict between the provisions of this Agreement and the Master Agreement with respect to the Target Program (or the Target or Collaboration Products thereunder), the provisions of this Agreement shall control. For the avoidance of doubt, the Parties agree and acknowledge that from and after the Effective Date, there shall be no additional Development, Manufacturing or Commercialization activities with respect to the Target Program or the Exploitation of Collaboration Products pursuant to the Master Agreement.
13.7.2    No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

13.8    LIMITATION OF DAMAGES. IN NO EVENT SHALL REGENERON OR ALNYLAM BE LIABLE FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, LOSS OF PROFITS) SUFFERED BY THE OTHER PARTY, REGARDLESS OF THE THEORY OF LIABILITY (INCLUDING CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE) AND REGARDLESS OF ANY PRIOR NOTICE OF SUCH DAMAGES. HOWEVER, NOTHING IN THIS SECTION 13.8 IS INTENDED TO LIMIT OR RESTRICT (A) LIABILITY FOR BREACH OF SECTION 6.7.1 OR ARTICLE 9 OR (B) THE INDEMNIFICATION RIGHTS AND OBLIGATIONS OF EITHER PARTY HEREUNDER AS SET FORTH IN SECTION 11.1 WITH RESPECT TO CLAIMS.
13.9    Equitable Relief.
13.9.1    Each Party acknowledges and agrees that the restrictions set forth in Section 6.7 and ARTICLE 9 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of such Section or Article may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Section or Articles, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance, and an equitable accounting of all earnings, profits, and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity.
13.9.2    [***]
13.9.3    Each Party hereby waives any requirement that the other Party, as a condition for obtaining any such relief (a) post a bond or other security or (b) show irreparable harm, balancing of harms, consideration of the public interest, or inadequacy of monetary damages as a remedy. Nothing in this Section 13.9 is intended, or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.
13.10    Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

13.11    No Benefit to Third Parties. The covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.
13.12    Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.
13.13    Relationship of the Parties. It is expressly agreed that Alnylam, on the one hand, and Regeneron, on the other hand, shall be independent contractors and that the relationship between the two (2) Parties shall not constitute a partnership, joint venture, or agency. Neither Alnylam, on the one hand, nor Regeneron, on the other hand, shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.
13.14    Counterparts; Facsimile Execution. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each Party as if they were original signatures.
13.15    References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or schedule shall mean references to such Article, Section or schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section, and (c) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto.
13.16    Schedules. In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.
13.17    Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

[SIGNATURE PAGE FOLLOWS.]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date.

ALNYLAM PHARMACEUTICALS, INC.	REGENERON PHARMACEUTICALS, INC.
By: Name: Title:	By: Name: Title:

[SIGNATURE PAGE TO CO-CO COLLABORATION AGREEMENT]

Schedule 1

Expedited Dispute Resolution

[***]

Schedule 2

Expert Resolution

[***]

Schedule 1.17
Alnylam Core Technology Patents

Schedule 1.28
Alnylam Product-Specific Patents

Schedule 1.103
Excluded Agreements

Schedule 1.106
Existing Alnylam CMOs

Schedule 1.107
Existing Alnylam In-Licenses

1.	Existing Alnylam In-Licenses:

2.	Additional Alnylam In-Licenses:

Schedule 1.108
Existing Alnylam Third Party Agreements

Schedule 1.109
Existing Regeneron In-Licenses

Schedule 1.110
Existing Regeneron Third Party Agreements

Schedule 1.165
Manufacturing Cost
[***]

[***]

[Schedule 1.204]47
[***]

47 [***].

Schedule 1.258
Regeneron Product-Specific Patents

Schedule 1.287
Target

Schedule 3.1.9
Permitted Alnylam Third Party Providers

Schedule 3.5.7(a)
[***]

Schedule 5.2.2
Key Terms for Supply of Early Stage Supply Requirements
[***]

Schedule 5.2.3
Certain Supply Requirements if the Lead Party is Manufacturing
[***]

Schedule 7.1.1
Quarterly True-Up Payments
[***]

Schedule 7.2.6
Example of Adjustments for Recoupment of Excess Development Costs.

[***]

Schedule 8.2.1
Filing Countries
[***]

Schedule 10.2
Alnylam Disclosure Schedule48
[***]

48 [***]

Schedule 10.2.13
Certain Obligations under Existing Alnylam In-Licenses

[***]

[***]

Schedule 10.3
Regeneron Disclosure Schedule49

[***]

49 Note to Draft: Any exceptions to be added shall be limited to the exceptions provided in the Program Data Package delivered by Regeneron under the Master Agreement.

Schedule 10.3.9
Certain Payment Obligations under Existing Regeneron In-Licenses

Schedule 12.6(A)
Effects of Termination

[***]

Schedule 12.6(B)
Effects of Termination
[***]